   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                        DIME COMMUNITY BANCSHARES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                              6035                            11-3297463
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                  C/O THE DIME SAVINGS BANK OF WILLIAMSBURGH
                             209 HAVEMEYER STREET
                           BROOKLYN, NEW YORK 11211
                                (718) 782-6200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                             VINCENT F. PALAGIANO
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                    THE DIME SAVINGS BANK OF WILLIAMSBURGH
                             209 HAVEMEYER STREET
                           BROOKLYN, NEW YORK 11211
                                (718) 782-6200
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

              ROBERT C. AZAROW, ESQ.                           WILLIAM S. RUBENSTEIN, ESQ
             THACHER PROFFITT & WOOD                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
               2 WORLD TRADE CENTER                                 919 THIRD AVENUE
             NEW YORK, NEW YORK 10048                           NEW YORK, NEW YORK 10022
             TELEPHONE (212) 912-7400                           TELEPHONE (212) 735-2000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the Merger described in the Joint Proxy Statement-Prospectus.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                          PROPOSED
                                             PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT         MAXIMUM      AGGREGATE   AMOUNT OF
    SECURITIES TO BE          TO BE       OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED         REGISTERED(1)      PER UNIT     PRICE(2)      FEE(2)
---------------------------------------------------------------------------------
Common Stock, ($.01 par
 value)(3).............  1,967,267 Shares      N/A       $28,918,211      $0

-------------------------------------------------------------------------------
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(1) This Registration Statement covers the maximum number of shares of the
    Registrant's common stock expected to be issued upon consummation of the merger of Financial Bancorp, Inc. ("FIBC") with and into the Registrant (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of July 18, 1998, by and between FIBC and the Registrant (the "Merger Agreement").
(2) The registration fee has been computed in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based on the average of the bid and asked prices for a share of common stock of FIBC, as reported on the National Market System of The Nasdaq Stock Market, Inc. on October 30, 1998, multiplied by 1,762,231, the maximum number of shares of FIBC to be exchanged pursuant to the Merger Agreement, reduced by the amount of cash to be paid by the Registrant for such shares. Pursuant to Rule 457(b), the registration fee of $8,039 has been reduced by the $12,290 paid on September 28, 1998 upon the filing of FIBC's preliminary proxy materials relating to the Merger. Accordingly, the registration fee payable upon the filing of this Registration Statement is $0.
(3) This Registration Statement also covers preferred share purchase rights issued under the Rights Agreement between Dime Community Bancshares, Inc. and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, dated April 9, 1998, which are currently transferable with and only with the shares of Common Stock registered hereby.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            FINANCIAL BANCORP, INC.
                            42-25 QUEENS BOULEVARD
                       LONG ISLAND CITY, NEW YORK 11104
                                (718) 729-5002

                                                               November  , 1998

Dear Stockholder:

  You are cordially invited to attend a special meeting of stockholders of Financial Bancorp, Inc. ("FIBC") which will be held on December 18, 1998, at 9:30 a.m., Eastern Standard Time, at the LaGuardia Marriott, 102-05 Ditmars Boulevard, East Elmhurst, New York 11369 (the "Special Meeting"). At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger, dated as of July 18, 1998, by and between Dime Community Bancshares, Inc. ("DCB") and FIBC (the "Merger Agreement").

  The Merger Agreement provides for the merger of FIBC with and into DCB, with DCB being the surviving corporation (the "Merger"). Pursuant to the Merger Agreement, upon consummation of the Merger, each outstanding share of common stock, par value $0.01 per share, of FIBC ("FIBC Common Stock") will be converted into the right to receive, at the election of the holder thereof, either shares of common stock, par value $0.01 per share, of DCB ("DCB Common Stock") or cash, subject to the election, allocation and proration procedures set forth in the Merger Agreement. If DCB's Average Closing Price (as defined in the Merger Agreement) is between $22.95 and $31.05, then the value of the consideration per share to be received by FIBC stockholders, whether in the form of stock or cash, will be $40.50, and 50% of the total consideration to be paid to FIBC's stockholders will consist of DCB Common Stock and 50% will consist of cash. If DCB's Average Closing Price is less than $22.95 or greater than $31.05, then the value of the consideration per share to be received by FIBC stockholders in the Merger will be adjusted, and the percentage of the total consideration consisting of DCB Common Stock and cash will change, all as set forth in the Merger Agreement and more fully described in the enclosed Proxy Statement-Prospectus. The actual consideration ultimately received by a stockholder of FIBC will depend upon certain election, allocation and proration procedures and the elections of other stockholders as described in the accompanying materials. Accordingly, no guarantee can be given that the election of any given stockholder will be honored. Under the terms of the Merger Agreement, cash will be paid in lieu of fractional shares of DCB Common Stock.

  FIBC will have the right to terminate the Merger Agreement if DCB's Average Closing Price is less than or equal to $20.25 per share, unless DCB elects to increase the consideration to be received by FIBC's stockholders pursuant to the Merger Agreement to provide a minimum value of $38.12 for each share of FIBC Common Stock.

  AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS UNANIMOUSLY CONCLUDED THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF FIBC AND ITS STOCKHOLDERS. ACCORDINGLY, YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Approval and adoption of the Merger Agreement by the stockholders of FIBC is a condition to the consummation of the Merger. Consummation of the Merger is also subject to certain other conditions, including the approval of the Merger by the Office of Thrift Supervision, which is the primary federal bank regulatory agency for DCB and FIBC.

  The enclosed Notice of Special Meeting of Stockholders and Proxy Statement-Prospectus describe the Merger and provide information concerning the Special Meeting. Please read these materials carefully.

  The affirmative vote of a majority of the issued and outstanding shares of FIBC Common Stock is required for approval and adoption of the Merger Agreement. Accordingly, a failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the Merger Agreement. Your vote is very important regardless of the number of shares you own. It is important that your shares be represented at the

Special Meeting whether or not you are present. Please be sure to sign, date and mail the enclosed Proxy Card in the enclosed postage-paid envelope, even if you plan to attend in person. If you attend the Special Meeting, you may vote in person even if you have already mailed your Proxy Card.

  On behalf of the Board of Directors, I urge you to vote FOR the approval and adoption of the Merger Agreement and I thank you for your continued support.

  If you have any questions, please call (718) 729-5002.

                                          Sincerely,


                                          /s/ Frank S. Latawiec
                                          Frank S. Latawiec
                                          President and Chief Executive
                                           Officer

                            FINANCIAL BANCORP, INC.
                            42-25 QUEENS BOULEVARD
                       LONG ISLAND CITY, NEW YORK 11104
                                (718) 729-5002

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 18, 1998

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Financial Bancorp, Inc. ("FIBC") will be held on December 18, 1998, at 9:30 a.m., Eastern Standard Time, at the LaGuardia Marriott, 102-05 Ditmars Boulevard, East Elmhurst, New York 11369 (the "Special Meeting"). A Proxy Statement-Prospectus and Proxy Card for the Special Meeting are enclosed.

  The Special Meeting will be held for the purpose of considering and voting upon the following matters:

    1. The approval and adoption of the Agreement and Plan of Merger, dated as of July 18, 1998, by and between Dime Community Bancshares, Inc. ("DCB") and FIBC (the "Merger Agreement"); and

    2. Such other business incident to the conduct of the Special Meeting as may properly come before the Special Meeting and any adjournment or postponement thereof, including, without limitation, a motion to adjourn the Special Meeting to another time or place for the purpose of soliciting additional proxies in order to approve and adopt the Merger Agreement.

  The Board of Directors of FIBC has established October 30, 1998 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. Only record holders of FIBC Common Stock as of the close of business on that date will be entitled to vote at the Special Meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Special Meeting will be open for examination by any stockholder for any purpose germane to the Special Meeting during ordinary business hours at FIBC's principal office located at 42-25 Queens Boulevard, Long Island City, New York 11104 for a period of ten days prior to the Special Meeting and will also be available at the Special Meeting.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                          By Order of the Board of Directors,


                                          /s/ Robert E. Adamec
                                          Robert E. Adamec
                                          Senior Vice President and Corporate
                                           Secretary

Long Island City, New York
November  , 1998

                            FINANCIAL BANCORP, INC.

                                PROXY STATEMENT

                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 18, 1998

                               ----------------

                        DIME COMMUNITY BANCSHARES, INC.

                                  PROSPECTUS

              FOR COMMON STOCK OF DIME COMMUNITY BANCSHARES, INC.

                               ----------------

  This Proxy Statement-Prospectus is being furnished to the holders of Financial Bancorp, Inc. ("FIBC") common stock, par value $0.01 per share ("FIBC Common Stock"), in connection with the solicitation of proxies by FIBC's Board of Directors (the "FIBC Board") for use at a special meeting of FIBC's stockholders to be held on December 18, 1998, at 9:30 a.m., Eastern Standard Time, at the LaGuardia Marriott, 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, and at any adjournment or postponement thereof (the "Special Meeting").

  At the Special Meeting, holders of FIBC Common Stock will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 18, 1998, by and between Dime Community Bancshares, Inc. ("DCB") and FIBC (the "Merger Agreement"), pursuant to which FIBC will merge with and into DCB (the "Merger"), with DCB surviving the Merger. Holders of FIBC Common Stock who deliver a written objection to the Corporate Secretary of FIBC before the vote on the approval and adoption of the Merger Agreement is taken at the Special Meeting and who otherwise comply with the additional requirements of Section 262 of the Delaware General Corporation Law ("DGCL") will be entitled to appraisal rights in connection with the Merger. See "THE MERGER -- Appraisal Rights."

  For a description of the Merger Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "THE MERGER."

  This Proxy Statement-Prospectus also constitutes a prospectus of DCB with respect to up to 1,967,267 shares of DCB Common Stock (the "Merger Shares") to be issued in exchange for shares of FIBC Common Stock upon consummation of the Merger pursuant to the Merger Agreement, subject to adjustment in the event the Merger Consideration is increased as described in "THE MERGER --
 Termination." This Proxy Statement-Prospectus and the accompanying Proxy Card are first being mailed to stockholders of FIBC on or about November , 1998.
                                                       (continued on next page)

                               ----------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE SHARES OF DCB COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. INVESTMENT IN DCB COMMON STOCK IS SUBJECT TO INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF INVESTMENT.

  STOCKHOLDERS OF FIBC WHO ARE NOT AFFILIATED WITH FIBC AND WHO RECEIVE SHARES OF DCB COMMON STOCK IN CONNECTION WITH THE MERGER WILL BE ABLE TO SELL SUCH SHARES WITHOUT THE USE OF A RESALE PROSPECTUS.

                               ----------------

       THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS NOVEMBER  , 1998.

  Upon consummation of the Merger, each outstanding share of FIBC Common Stock (other than Dissenters' Shares, as defined herein) will be converted into the right to receive, at the election of the holder thereof and subject to the election, allocation and proration procedures set forth in the Merger Agreement, either shares of DCB common stock, par value $0.01 per share ("DCB Common Stock"), or cash, in each case as determined pursuant to the Merger Agreement. See "THE MERGER -- Merger Consideration and Election, Allocation and Proration Procedures." The number of shares of DCB Common Stock to be received by FIBC stockholders per share of FIBC Common Stock in the Merger is sometimes referred to herein as the "Stock Consideration," and the amount of cash to be received by FIBC stockholders per share of FIBC Common Stock in the Merger is sometimes referred to herein as the "Cash Consideration." The Stock Consideration and the Cash Consideration are sometimes referred to herein generally as the "Merger Consideration." Under the terms of the Merger Agreement, cash will be paid in lieu of the issuance of fractional shares of DCB Common Stock. In addition, for each share of DCB Common Stock issued in the Merger, the FIBC stockholder receiving such share also will receive the related preferred share purchase right (a "DCB Right") issued pursuant to the Rights Agreement, dated as of April 9, 1998 (the "DCB Rights Agreement"), between DCB and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

  The number of shares of DCB Common Stock constituting the Stock Consideration and the amount of cash constituting the Cash Consideration will be determined pursuant to a formula set forth in the Merger Agreement, which provides that so long as the Average Closing Price (as defined below) is between $22.95 and $31.05, the Merger Consideration, whether in the form of stock or cash, will have a value of $40.50 (with the Stock Consideration valued at the Average Closing Price for such purpose), and 50% of the total consideration to be paid to FIBC stockholders will consist of DCB Common Stock and 50% will consist of cash. If the Average Closing Price is less than $22.95 or greater than $31.05, then the value of the Merger Consideration will be adjusted, and the percentages of the total consideration consisting of DCB Common Stock and cash will change, all as set forth in the Merger Agreement and more fully described below under "THE MERGER -- Merger Consideration and Election, Allocation and Proration Procedures." The "Average Closing Price" means the average of the closing sale prices per share for DCB Common Stock as reported on the National Market System of the Nasdaq Stock Market (the "Nasdaq National Market") during the ten consecutive trading-day period during which the shares of DCB Common Stock are traded on the Nasdaq National Market ending on the tenth business day immediately prior to the anticipated effective date of the Merger (the "Pricing Period").

  THE FORM OF THE CONSIDERATION ULTIMATELY RECEIVED BY A STOCKHOLDER OF FIBC WILL DEPEND UPON CERTAIN ELECTION, ALLOCATION AND PRORATION PROCEDURES AND THE ELECTIONS OF OTHER STOCKHOLDERS AS DESCRIBED IN THE ACCOMPANYING MATERIALS. ACCORDINGLY, NO GUARANTEE CAN BE GIVEN THAT THE ELECTION OF ANY GIVEN STOCKHOLDER WILL BE HONORED.

  Assuming the Pricing Period ended on July 17, 1998 (the last trading day prior to announcement of the Merger), the Average Closing Price would be $26.66, the Stock Consideration would be equal to 1.5194 shares of DCB Common Stock and the Cash Consideration would be $40.50. Assuming the Pricing Period ended on October 30, 1998 (the latest practicable trading date prior to the mailing of this Proxy Statement-Prospectus), the Average Closing Price would be $23.14, the Stock Consideration would be equal to 1.7502 shares of DCB Common Stock and the Cash Consideration would be $40.50. DCB Common Stock and FIBC Common Stock are currently, and the shares of DCB Common Stock to be issued in the Merger will be, traded in the over-the-counter market and included for quotation on the Nasdaq National Market. The last reported sale prices per share of DCB Common Stock and FIBC Common Stock, as reported on the Nasdaq National Market on July 17, 1998, the last business day preceding public announcement of the signing of the Merger Agreement, were $26 1/8 and $32, respectively, and on October 30, 1998, the latest practicable date prior to the mailing of this Proxy Statement-Prospectus, were $23 15/16 and $36 1/2, respectively. It is expected that the market price of DCB Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the date on which the Merger is consummated and thereafter. Holders of FIBC Common Stock are urged to obtain current market prices for DCB Common Stock in connection with voting their shares at the Special Meeting and making their elections. See "COMPARATIVE COMMON STOCK PRICE AND DIVIDEND INFORMATION."

  FIBC will have the right to terminate the Merger Agreement if DCB's Average Closing Price is less than or equal to $20.25 per share, unless DCB elects to increase the Merger Consideration pursuant to the Merger Agreement to provide a minimum value of $38.12 for each share of FIBC Common Stock. See "THE MERGER -- Termination."

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   6
FORWARD-LOOKING STATEMENTS.................................................   7
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   8
SUMMARY....................................................................   9
  Parties to the Merger....................................................   9
  The Special Meeting......................................................   9
  Effects of the Merger....................................................  10
  Effective Time...........................................................  10
  Merger Consideration and Election, Allocation and Proration Procedures...  10
  Special Dividend.........................................................  13
  Reasons for the Merger; Recommendation of the FIBC Board.................  13
  Opinion of FIBC's Financial Advisor......................................  14
  Conditions; Regulatory Approvals.........................................  14
  Material Federal Income Tax Consequences.................................  14
  Accounting Treatment.....................................................  14
  Nasdaq Listing...........................................................  14
  Appraisal Rights.........................................................  14
  Termination..............................................................  15
  Termination Fee..........................................................  15
  Interests of Certain Persons in the Merger...............................  15
  Management of DCB after the Merger.......................................  16
  Stock Option Agreement...................................................  16
  Certain Differences in Stockholders' Rights..............................  17
COMPARATIVE COMMON STOCK PRICE AND DIVIDEND INFORMATION....................  18
SELECTED PRO FORMA CONSOLIDATED COMPARATIVE PER SHARE DATA.................  20
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA............................  22
  DCB -- Historical........................................................  22
  FIBC -- Historical.......................................................  26
SELECTED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA....................  29
RECENT DEVELOPMENTS........................................................  32
  DCB......................................................................  32
  FIBC.....................................................................  33
THE SPECIAL MEETING........................................................  34
THE MERGER.................................................................  36
  Parties to the Merger....................................................  36
  Effects of the Merger....................................................  36
  Effective Time...........................................................  37
  Merger Consideration and Election, Allocation and Proration Procedures...  37
  Special Dividend.........................................................  41
  Background of the Merger.................................................  42
  Reasons for the Merger; Recommendation of the FIBC Board.................  43
  Opinion of FIBC's Financial Advisor......................................  44
  Procedures for Exchange of FIBC Certificates.............................  48
  Regulatory Approvals.....................................................  50
  Conditions to the Consummation of the Merger.............................  51
  Representations and Warranties...........................................  52
  FIBC Stock Option Plans..................................................  52
  Conduct of Business Pending the Merger...................................  53

                                                                          PAGE
                                                                          ----
  No Solicitation........................................................  56
  Amendment and Waiver...................................................  57
  Termination............................................................  57
  Termination Fee........................................................  58
  Expenses...............................................................  59
  Material Federal Income Tax Consequences...............................  59
  Accounting Treatment...................................................  62
  Appraisal Rights.......................................................  62
  Interests of Certain Persons in the Merger.............................  63
  Effect on FIBC Employee Benefit Plans..................................  65
  Operations after the Merger............................................  66
  Management of DCB after the Merger.....................................  66
CERTAIN RELATED TRANSACTIONS.............................................  67
  Stock Option Agreement.................................................  67
  Resales of DCB Common Stock............................................  69
OTHER MATTERS............................................................  69
BENEFICIAL OWNERSHIP OF FIBC COMMON STOCK................................  70
  Principal Security Ownership...........................................  70
  Directors and Executive Officers.......................................  71
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL
 INFORMATION.............................................................  72
DESCRIPTION OF DCB CAPITAL STOCK.........................................  79
  General................................................................  79
  DCB Common Stock.......................................................  79
  DCB Preferred Stock....................................................  80
COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS.............................  81
  General................................................................  81
  Amendment of the Certificate of Incorporation..........................  81
  Special Meetings of Stockholders.......................................  82
  Indemnification of Directors and Officers..............................  82
  Other Constituencies...................................................  82
  Stockholder Rights Plans...............................................  83
LEGAL MATTERS............................................................  84
EXPERTS..................................................................  84
STOCKHOLDER PROPOSALS....................................................  84
APPENDIX A Agreement and Plan of Merger
APPENDIX B Stock Option Agreement
APPENDIX C Opinion of FIBC's Financial Advisor
APPENDIX D Section 262 of the Delaware General Corporation Law

                             AVAILABLE INFORMATION

  DCB and FIBC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").

  Copies of both DCB's and FIBC's reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the Commission's facilities referred to above and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. If available, such information may also be accessed through the Commission's Electronic Data Gathering, Analysis and Retrieval System via electronic means, including the Commission's website on the Internet (http://www.sec.gov).

  DCB Common Stock and FIBC Common Stock are currently included for quotation on the Nasdaq National Market and such reports, proxy statements and other information concerning DCB and FIBC are available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  DCB has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "DCB Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Merger Shares. This Proxy Statement-Prospectus does not contain all of the information set forth in the DCB Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the DCB Registration Statement or such other document, each such statement being qualified in all respects by such reference.

  All information contained in this Proxy Statement-Prospectus relating to DCB and its subsidiaries has been supplied by DCB, and all information relating to FIBC and its subsidiaries has been supplied by FIBC.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DCB OR FIBC. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DCB OR FIBC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          FORWARD-LOOKING STATEMENTS

  THIS JOINT PROXY STATEMENT-PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF DCB FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER. SEE "SUMMARY," "THE MERGER -- BACKGROUND OF THE MERGER," "-- REASONS FOR THE MERGER; RECOMMENDATION OF BOARDS OF DIRECTORS --
 DCB" AND "PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION." FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS OR REVENUE ENHANCEMENTS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING AND FINANCIAL SERVICES INDUSTRY INCREASES SIGNIFICANTLY; (4) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS;
(5) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATE OF NEW YORK, ARE LESS FAVORABLE THAN EXPECTED; (6) CHANGES IN REAL ESTATE VALUES; (7) CHANGES IN ACCOUNTING PRINCIPLES; (8) CHANGES IN LEGISLATION AND (9) CHANGES IN OTHER ECONOMIC, COMPETITIVE, GOVERNMENT, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING DCB'S OPERATIONS, PRICING, PRODUCTS AND SERVICES.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (EXCLUDING CERTAIN EXHIBITS THERETO) WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT-PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, DIRECTED, IN THE CASE OF DOCUMENTS RELATING TO DCB, TO INVESTOR RELATIONS, DIME COMMUNITY BANCSHARES, INC., 209 HAVEMEYER STREET, BROOKLYN, NEW YORK 11211, TELEPHONE NUMBER (718) 782-6200, AND, IN THE CASE OF DOCUMENTS RELATING TO FIBC, TO INVESTOR RELATIONS, FINANCIAL BANCORP, INC., 42-25 QUEENS BOULEVARD, LONG ISLAND CITY, NEW YORK 11104, TELEPHONE NUMBER
(718) 729-5002. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 11, 1998.

  The following documents filed with the Commission by DCB (File No. 0-27782) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement-Prospectus:

    1. DCB's Annual Report on Form 10-K for the fiscal year ended June 30,
  1998;

    2. DCB's Current Report on Form 8-K, dated July 20, 1998, as amended by a Form 8-K/A, dated July 27, 1998;

    3. DCB's Current Report on Form 8-K, dated October 21, 1998;

    4. The description of DCB Common Stock and Preferred Stock Purchase Rights set forth in DCB's Registration Statements on Form 8-A, dated February 15, 1996 and April 15, 1998, respectively, and any amendment or report filed for the purpose of updating any such descriptions; and

    5. The portions of DCB's Proxy Statement for the Annual Meeting of Stockholders held on November 12, 1998 that have been incorporated by reference in DCB's Annual Report on Form 10-K for the fiscal year ended June 30, 1998.

  The following documents filed with the Commission by FIBC (File No. 0-18126) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement-Prospectus:

    1. FIBC's Annual Report on Form 10-K for the fiscal year ended September 30, 1997;

    2. The description of FIBC Common Stock set forth in FIBC's Registration Statement on Form 8-A, dated April 1, 1994, and any amendment or report filed for the purpose of updating any such descriptions;

    3. FIBC's Current Report on Form 8-K, dated July 23, 1998;

    4. FIBC's Quarterly Report on Form 10-Q for the periods ended December 31, 1997, March 31, 1998 and June 30, 1998;

    5. FIBC's Current Report on Form 8-K, dated October 28, 1998; and

    6. The portions of FIBC's Proxy Statement for the Annual Meeting of Stockholders held on January 22, 1998 that have been incorporated by reference in FIBC's Annual Report on Form 10-K for the fiscal year ended September 30, 1997.

  All documents filed by DCB or FIBC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement-Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

                                    SUMMARY

  The following summary is not intended to be a complete description of all material facts regarding DCB, FIBC and the matters to be considered at the Special Meeting and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Proxy Statement-Prospectus, the Appendices hereto and the documents referred to herein.

PARTIES TO THE MERGER

  DCB. DCB is a Delaware corporation incorporated in December 1995 and is the holding company for The Dime Savings Bank of Williamsburgh, a federally chartered stock savings bank ("Dime of Williamsburgh"). The principal business of DCB is the operation of its wholly owned subsidiary, Dime of Williamsburgh. Dime of Williamsburgh's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, principal repayments and borrowings, primarily in multi-family mortgage loans, one- to four-family residential mortgage loans, mortgage-backed securities and, to a lesser extent, commercial real estate loans and consumer loans, as well as securities issued by the U.S. Government and federal agencies and other securities. At June 30, 1998, DCB had total consolidated assets of $1.62 billion, deposits of $1.04 billion and stockholders' equity of $186.3 million. As of June 30, 1998, Dime of Williamsburgh had 14 retail banking office locations located in the boroughs of Brooklyn, Queens and The Bronx and in Nassau County on Long Island. The principal executive offices of DCB are located at 209 Havemeyer Street, Brooklyn, New York 11211 and its telephone number is (718) 782-6200. Dime of Williamsburgh's deposits are insured by the Bank Insurance Fund ("BIF") or the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

  FIBC. FIBC is a Delaware corporation incorporated in February 1994 and is the holding company for Financial Federal Savings Bank, a federally chartered stock savings bank ("Financial Federal"). The principal business of FIBC is the operation of its wholly owned subsidiary, Financial Federal. Financial Federal's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, principal repayments and borrowings, primarily in one- to four-family residential mortgage loans and mortgage-backed and mortgage-related securities and, to a lesser extent, commercial real estate loans, multi-family mortgage loans and consumer loans. In addition, Financial Federal invests its funds in other securities, including U.S. Government and Federal agency securities, investment grade preferred stock and federal funds. At June 30, 1998, FIBC had total consolidated assets of $341.0 million, deposits of $229.0 million and stockholders' equity of $28.7 million. As of June 30, 1998, Financial Federal had 5 full service banking facilities, four of which are located in Queens and one located in Brooklyn. The principal executive offices of FIBC are located at 42-25 Queens Boulevard, Long Island City, New York 11104 and its telephone number is (718) 729-5002. Financial Federal's deposits are insured by the SAIF or the BIF of the FDIC.

  See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "THE MERGER -- Parties to the Merger," "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA" and "PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION."

THE SPECIAL MEETING

  The Special Meeting will be held on December 18, 1998, at 9:30 a.m., Eastern Standard Time, at the LaGuardia Marriott, 102-05 Ditmars Boulevard, East Elmhurst, New York 11369. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and to transact such other business incident to the conduct of the Special Meeting as may properly come before the Special Meeting and any adjournment or postponement thereof, including, without limitation, a motion to adjourn the Special Meeting to another time or place for the purpose of soliciting additional proxies in order to approve and adopt the Merger Agreement.

  Only holders of record of FIBC Common Stock at the close of business on October 30, 1998 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. Approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of a majority of the outstanding shares of FIBC Common Stock entitled to vote at the Special Meeting. As of the Record Date, there were 1,708,632 shares of FIBC Common Stock outstanding and entitled to be voted at the Special Meeting.

  At the Record Date, the directors and executive officers of FIBC and their affiliates (nine persons) had voting power with respect to an aggregate of 180,632 shares, or approximately 10.57% of the outstanding shares, of FIBC Common Stock (exclusive of 69,562 shares which may be acquired through exercise of stock options which are currently exercisable), and all such persons have agreed to vote their shares in favor of the Merger Agreement. See "THE SPECIAL MEETING" and "BENEFICIAL OWNERSHIP OF FIBC COMMON STOCK."

EFFECTS OF THE MERGER

  Upon consummation of the Merger, FIBC will be merged with and into DCB, and FIBC stockholders will receive the consideration described in "THE MERGER --
 Effects of the Merger" and "-- Merger Consideration and Election, Allocation and Proration Procedures." For information on how FIBC stockholders will be able to exchange certificates representing shares of FIBC Common Stock ("FIBC Certificates") for the certificates representing shares of DCB Common Stock and/or cash, see "THE MERGER -- Procedures for Exchange of FIBC Certificates." Each outstanding share of DCB Common Stock at the Effective Time (as defined below) shall remain outstanding and unchanged as a result of the Merger.

  Pursuant to the Merger Agreement, Dime of Williamsburgh and Financial Federal have entered into the Plan of Bank Merger, dated as of July 27, 1998 (the "Plan of Bank Merger"), pursuant to which Financial Federal will merge with and into Dime of Williamsburgh (the "Bank Merger") immediately following consummation of the Merger, with Dime of Williamsburgh surviving the Bank Merger.

EFFECTIVE TIME

  The Merger will become effective at the date and time set forth in the certificate of merger (the "Certificate of Merger") that will be filed with the Secretary of State of the State of Delaware in accordance with applicable law (the "Effective Date" and the "Effective Time," respectively). The Certificate of Merger will be filed no earlier than two and not more five business days following the satisfaction or waiver of the latest to occur of the conditions specified in the Merger Agreement, unless another date is agreed to by DCB and FIBC; provided, that in no event will the Effective Date be earlier than January 5, 1999. The date of such filing is referred to herein as the "Closing Date." See "THE MERGER -- Effective Time" and "-- Conditions to Consummation of the Merger."

MERGER CONSIDERATION AND ELECTION, ALLOCATION AND PRORATION PROCEDURES

  General. Upon consummation of the Merger, each outstanding share of FIBC Common Stock (other than Dissenters' Shares, as defined herein) will be converted into the right to receive, at the election of the holder thereof and subject to the election, allocation and proration procedures set forth in the Merger Agreement, either the Stock Consideration or the Cash Consideration, in each case as determined pursuant to the Merger Agreement. See "THE MERGER --
 Merger Consideration and Election, Allocation and Proration Procedures." Under the terms of the Merger Agreement, cash will be paid in lieu of the issuance of fractional shares of DCB Common Stock. In addition, for each share of DCB Common Stock issued in the Merger, the FIBC stockholder receiving such share also will receive the related DCB Right issued pursuant to the DCB Rights Agreement.

  The number of shares of DCB Common Stock constituting the Stock Consideration and the amount of cash constituting the Cash Consideration will be determined pursuant to a formula set forth in the Merger Agreement, which provides that so long as the Average Closing Price is between $22.95 and $31.05, the Merger

Consideration, whether in the form of stock or cash, will have a value of $40.50 (with the Stock Consideration valued at the Average Closing Price for such purpose), and 50% of the total consideration to be paid to FIBC stockholders will consist of DCB Common Stock and 50% will consist of cash. If the Average Closing Price is less than $22.95 or greater than $31.05, then the value of the Merger Consideration will be adjusted, and the percentages of the total consideration consisting of DCB Common Stock and cash will change, all as set forth in the Merger Agreement and more fully described below under "THE MERGER -- Merger Consideration and Election, Allocation and Proration Procedures."

  The following table sets forth the value of the Merger Consideration to be received by the holders of FIBC Common Stock, including the percentage of the total consideration that will consist of DCB Common Stock and the percentage that will consist of cash, at the Average Closing Price of DCB Common Stock specified. For purposes of the following table, Per Share Consideration refers to the cash consideration per share of FIBC Common Stock and the Final Exchange Ratio refers to the stock consideration per share of FIBC Common Stock.

         AVERAGE          PER SHARE           FINAL
      CLOSING PRICE     CONSIDERATION     EXCHANGE RATIO     % STOCK     % CASH
      -------------     -------------     --------------     -------     ------
       $32.00              $41.12             1.2850          50.75%     49.25%
       $31.05              $40.50             1.3043          50.00%     50.00%
       $30.00              $40.50             1.3500          50.00%     50.00%
       $28.00              $40.50             1.4464          50.00%     50.00%
       $26.00              $40.50             1.5577          50.00%     50.00%
       $24.00              $40.50             1.6875          50.00%     50.00%
       $22.95              $40.50             1.7647          50.00%     50.00%
       $22.00              $39.66             1.8027          48.94%     51.06%
       $21.00              $38.78             1.8467          47.78%     52.22%
       $20.25              $38.12             1.8825          46.88%     53.12%
       $20.00              $37.90             1.8950          46.57%     53.43%
       $19.00              $37.01             1.9479          45.29%     54.71%
       $18.00              $36.13             2.0072          43.95%     56.05%

  Notwithstanding the figures indicated above, if the percentage of the total consideration that will consist of DCB Common Stock is below 50% and either Thacher Proffitt & Wood or Skadden, Arps, Slate, Meagher & Flom LLP is unable to render its tax opinion, as described below under "-- Material Federal Income Tax Consequences," as a result of the Merger potentially failing to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), then DCB will reduce the aggregate Cash Consideration, and correspondingly increase the aggregate Stock Consideration, to the minimum extent necessary to enable Thacher Proffitt & Wood or Skadden, Arps, Slate, Meagher & Flom LLP, as the case may be, to render its tax opinion.

  Assuming the Pricing Period ended on July 17, 1998 (the last trading day prior to announcement of the Merger), the Average Closing Price would be $26.66, the Stock Consideration would be equal to 1.5194 shares of DCB Common Stock and the Cash Consideration would be $40.50. Assuming the Pricing Period ended on October 30, 1998 (the latest practicable trading date prior to the mailing of this Proxy Statement-Prospectus), the Average Closing Price would be $23.14, the Stock Consideration would be equal to 1.7502 shares of DCB Common Stock and the Cash Consideration would be $40.50. It is expected that the market price of DCB Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the date on which the Merger is consummated and thereafter. Holders of FIBC Common Stock are urged to obtain current market prices for DCB Common Stock in connection with voting their shares at the Special Meeting and making their elections. See "COMPARATIVE COMMON STOCK PRICE AND DIVIDEND INFORMATION."

  THE FORM OF THE CONSIDERATION ULTIMATELY RECEIVED BY A STOCKHOLDER OF FIBC WILL DEPEND UPON THE ELECTION, ALLOCATION AND PRORATION PROCEDURES DESCRIBED BELOW AND THE ELECTIONS OF OTHER STOCKHOLDERS. ACCORDINGLY, NO GUARANTEE CAN BE GIVEN THAT THE ELECTION OF ANY GIVEN STOCKHOLDER OF FIBC WILL BE HONORED. See "THE MERGER -- Merger Consideration and Election, Allocation and Proration Procedures." In addition, because the tax consequences of receiving the Cash Consideration will differ from the tax consequences of receiving the Stock Consideration, FIBC stockholders are urged to read carefully the information set forth below under "THE MERGER -- Material Federal Income Tax Consequences."

  FIBC will have the right to terminate the Merger Agreement if DCB's Average Closing Price is less than or equal to $20.25 per share, unless DCB elects to increase the Merger Consideration pursuant to the Merger Agreement to provide a minimum value of $38.12 for each share of FIBC Common Stock. See "THE MERGER --
 Termination." During the period following the execution of the Merger Agreement and preceding the mailing of this Proxy Statement-Prospectus, there was substantial volatility in U.S. and foreign stock markets. During this time, the price of a share of DCB Common Stock, as reported on the Nasdaq National Market, has from time-to-time been below $20.25. See "COMPARATIVE COMMON STOCK PRICE AND DIVIDEND INFORMATION." The FIBC Board has not yet determined what action it might take under the Merger Agreement if the Average Closing Price is less than or equal to $20.25. DCB is under no obligation to increase the Merger Consideration, and there can be no assurance that DCB would elect to increase the Merger Consideration if the FIBC Board were to exercise its right to terminate the Merger Agreement. Any such determination by either the FIBC Board or the DCB Board would be made, consistent with its fiduciary duties, taking into account all relevant facts and circumstances that exist at such time, including without limitation, the advice of its financial advisor and its legal counsel. See "THE MERGER -- Merger Consideration and Election, Allocation and Proration Procedures."

  Elections. After the date of the Special Meeting and prior to the Effective Time, each record holder of shares of FIBC Common Stock will be sent an election form ("Election Form") and other customary transmittal materials ("Letter of Transmittal"), which will permit such stockholder to elect (an "Election") to receive either (i) the Stock Consideration in exchange for each share of FIBC Common Stock held (a "Stock Election") or (ii) the Cash Consideration in exchange for each share of FIBC Common Stock held (a "Cash Election"). Notwithstanding the foregoing, no holder of FIBC Common Stock may elect to receive DCB Common Stock with respect to fewer than 50 shares of FIBC Common Stock. If a stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the deadline for the submission of the Election Form, the shares of FIBC Common Stock held by such stockholder will be designated "No Election Shares."

  Election Procedures. All elections will be required to be made on an Election Form. To make an effective election with respect to shares of FIBC Common Stock, the holder thereof must, in accordance with the Election Form, (i) complete properly and return the Letter of Transmittal and Election Form to the Exchange Agent, (ii) either (a) deliver therewith his or her certificates representing shares of FIBC Common Stock (the "FIBC Certificates") with respect to such shares (or an appropriate guarantee of delivery thereof), or (b) complete the procedure for delivery by book-entry transfer of such shares on a timely basis, and (iii) deliver therewith any other required documents, prior to 5:00 p.m. on the 20th day following mailing of the Letter of Transmittal and Election Form (the "Election Deadline"). It is anticipated that the Letter of Transmittal and Election Form will be mailed to FIBC stockholders immediately following the Special Meeting, and in any event at least thirty (30) days prior to the anticipated Effective Time. See "THE MERGER -- Merger Consideration and Election, Allocation and Proration Procedures." For a description of the allocation procedures to be used upon completion of the election procedures, see "THE MERGER -- Merger Consideration and Election, Allocation and Proration Procedures."

  CERTIFICATES REPRESENTING FIBC COMMON STOCK SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO CHASEMELLON SHAREHOLDER SERVICES, L.L.C. (THE "EXCHANGE AGENT") UNTIL AN FIBC STOCKHOLDER HAS RECEIVED THE LETTER OF TRANSMITTAL AND ELECTION FORM. SEE "THE MERGER -- PROCEDURES FOR EXCHANGE OF FIBC CERTIFICATES."

  A HOLDER OF SHARES OF FIBC COMMON STOCK HAVING A PREFERENCE AS TO THE FORM OF CONSIDERATION TO BE RECEIVED FOR HIS OR HER SHARES OF FIBC COMMON STOCK SHOULD MAKE AN ELECTION BECAUSE SHARES AS TO WHICH AN ELECTION HAS BEEN MADE WILL BE GIVEN PRIORITY IN ALLOCATING SUCH CONSIDERATION OVER SHARES AS TO WHICH AN ELECTION HAS NOT BEEN MADE. NEITHER FIBC NOR THE FIBC BOARD MAKES ANY RECOMMENDATION AS TO WHETHER STOCKHOLDERS SHOULD ELECT TO RECEIVE THE CASH CONSIDERATION OR THE STOCK CONSIDERATION IN THE MERGER. EACH HOLDER OF FIBC COMMON STOCK MUST MAKE HIS OR HER OWN DECISION WITH RESPECT TO SUCH ELECTION.

  Dissenting Stockholders. Pursuant to Section 262 of the DGCL, FIBC stockholders will be entitled to dissenters' rights of appraisal with respect to the Merger by following certain procedures. Any shares as to which such appraisal rights have been asserted and not withdrawn ("Dissenters' Shares") shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's appraisal rights. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such rights, each share of such holder's FIBC Common Stock shall be deemed to be a No Election Share and shall be subject to the allocation and proration procedures described herein. See "THE MERGER -- Merger Consideration and Election, Allocation and Proration Procedures" and "-- Appraisal Rights."

SPECIAL DIVIDEND

  The Merger Agreement prohibits FIBC from paying dividends other than normal quarterly dividends not in excess of $0.125 per share of FIBC Common Stock; provided, however, that FIBC may pay a special dividend on FIBC Common Stock (the "Special Dividend") prior to the Effective Time, in an amount not to exceed $1.00 per share, in the event that Financial Federal receives sufficient cash proceeds from the disposition of a specified real estate investment prior to the Effective Time. See "THE MERGER -- Special Dividend." FIBC has entered into an agreement providing for the sale of such real estate investment to a third party. The amount of the Special Dividend, if any, will depend upon the final terms upon which the real estate investment is sold and the expenses incurred by FIBC in connection with such sale. In any event, although FIBC would not be prohibited pursuant to the Merger Agreement from paying the Special Dividend at any time after completion of the proposed sale of the real estate investment, FIBC does not intend to pay the Special Dividend unless FIBC is reasonably certain that all conditions to the consummation of the Merger have been satisfied (or, where permissible, waived). No assurance can be given as to whether or on what terms such real estate investment will be disposed of, and, accordingly, as to the amount, if any, of the Special Dividend.

REASONS FOR THE MERGER; RECOMMENDATION OF THE FIBC BOARD

  FIBC. THE FIBC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS UNANIMOUSLY CONCLUDED THAT THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, FIBC AND ITS STOCKHOLDERS. ACCORDINGLY, THE FIBC BOARD UNANIMOUSLY RECOMMENDS THAT FIBC'S STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "THE MERGER -- Reasons for the Merger; Recommendation of Boards of Directors -- FIBC."

  DCB. THE BOARD OF DIRECTORS OF DCB (THE "DCB BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS UNANIMOUSLY CONCLUDED THAT THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF DCB AND ITS STOCKHOLDERS. The stockholders of DCB are not required to approve the Merger and, therefore, there will be no special meeting of DCB's stockholders for that purpose. See "THE MERGER -- Reasons for the Merger; Recommendation of Boards of Directors -- DCB."

OPINION OF FIBC'S FINANCIAL ADVISOR

  Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") has served as financial advisor to FIBC in connection with the Merger and has rendered a written opinion to the FIBC Board that, as of the date of this Proxy Statement-Prospectus, the consideration to be received by FIBC's stockholders in the Merger is fair to such stockholders from a financial point of view (the "Sandler O'Neill Fairness Opinion"). The Sandler O'Neill Fairness Opinion is attached as Appendix C to this Proxy Statement-Prospectus. Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in connection therewith. See "THE MERGER -- Opinion of FIBC's Financial Advisor."

CONDITIONS; REGULATORY APPROVALS

  Consummation of the Merger is subject to various conditions, including receipt of the approval of FIBC's stockholders, receipt of the necessary regulatory approvals, receipt of the opinion of counsel of each of DCB and FIBC regarding certain tax aspects of the Merger and satisfaction of other customary closing conditions.

  The regulatory approvals and consents necessary to consummate the Merger include the approval of the Office of Thrift Supervision (the "OTS"). An application for approval of the transactions contemplated by the Merger Agreement was filed with the OTS on September 25, 1998. Such application is currently under review. THERE CAN BE NO ASSURANCE THAT THE NECESSARY REGULATORY APPROVALS AND CONSENTS WILL BE OBTAINED, AND, IF THE MERGER IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF ANY SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED UNDER "THE MERGER -- REGULATORY APPROVALS" AND "-- CONDITIONS TO THE CONSUMMATION OF THE MERGER."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Consummation of the Merger is conditioned upon receipt by DCB of an opinion of Thacher Proffitt & Wood and receipt by FIBC of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, each dated as of the Effective Time, substantially to such effect. In general, it is expected that (i) no gain or loss will be recognized by DCB or FIBC as a result of the Merger and (ii) except where any Cash Consideration or cash in lieu of a fractional share interest in DCB Common Stock is received, no gain or loss will be recognized by holders of FIBC Common Stock as a result of the receipt of shares of DCB Common Stock in exchange for their shares of FIBC Common Stock. See "THE MERGER -- Material Federal Income Tax Consequences."

ACCOUNTING TREATMENT

  DCB will treat the Merger as a purchase for accounting purposes. See "THE MERGER -- Accounting Treatment."

NASDAQ LISTING

  DCB Common Stock and FIBC Common Stock are currently included for quotation on the Nasdaq National Market. It is a condition to consummation of the Merger that the DCB Common Stock to be issued to the stockholders of FIBC pursuant to the Merger Agreement will be included for quotation on the Nasdaq National Market.

APPRAISAL RIGHTS

  Pursuant to Section 262 of the DGCL, FIBC stockholders will be entitled to dissenters' rights of appraisal with respect to the Merger by following certain procedures. FIBC stockholders desiring to exercise appraisal rights and to obtain an appraisal of the "fair value" of their shares of FIBC Common Stock must continually hold such shares through the Effective Time and must follow the procedures set forth in Section 262 of the DGCL, which is attached to this Proxy Statement-Prospectus as Appendix D. Failure to comply strictly with the provisions of Section 262 of the DGCL may result in a waiver or forfeiture of such appraisal rights. VOTING IN FAVOR OF THE MERGER AGREEMENT OR RETURNING A SIGNED PROXY CARD WHICH DOES NOT SPECIFY A VOTE AGAINST

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL CONSTITUTE A WAIVER OF SUCH RIGHTS OF APPRAISAL AND WILL NULLIFY ANY PREVIOUSLY FILED WRITTEN DEMAND FOR APPRAISAL. STOCKHOLDERS WISHING TO AVAIL THEMSELVES OF APPRAISAL RIGHTS UNDER THE DGCL ARE URGED TO READ CAREFULLY THE DISCUSSION UNDER "THE MERGER -- APPRAISAL RIGHTS" AND APPENDIX D TO THIS PROXY STATEMENT-PROSPECTUS.

TERMINATION

  The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by FIBC's stockholders, under certain specified circumstances, including, without limitation, a termination by FIBC if the Average Closing Price is less than or equal to $20.25, unless DCB elects to increase the Merger Consideration to equal a minimum value of $38.12 per share of FIBC Common Stock exchanged pursuant to the Merger. See "THE MERGER -- Termination."

TERMINATION FEE

  In recognition of the efforts and expenses of DCB in structuring and negotiating the terms of the Merger, the Merger Agreement provides that FIBC shall pay a termination fee of $1.0 million to DCB under certain circumstances. See "THE MERGER -- Termination Fee."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of FIBC's management and the FIBC Board may be deemed to have certain interests in the Merger that are in addition to or potentially different from the interests of the stockholders of FIBC generally. These include, among other things, provisions in the Merger Agreement relating to indemnification, the acceleration and/or payout of benefits under certain agreements and employee benefit plans and the creation of an advisory board.

  Employment/Salary and Benefit Continuation Agreements. FIBC has in effect employment agreements ("Employment Agreements") with Robert E. Adamec and P. James O'Gorman which provide, among other things, for severance and other benefits to be paid in the event of a qualifying termination of the executive's employment with FIBC during the term of the Employment Agreement and following a change in control (as defined in the Employment Agreements). In addition, FIBC has in effect Salary and Benefits Continuation Agreements (the "Salary Continuation Agreements") with Frank S. Latawiec and Valerie M. Swaya which provide for salary continuation and other benefits to be paid in the event of a change in control (as defined in the Salary Continuation Agreements). DCB has entered into a letter agreement with each such executive officer whereby such executive will receive on the Closing Date in full settlement of his or her rights to severance pay under the Employment Agreements and Salary Continuation Agreements a lump sum in cash not to exceed: for Mr. Latawiec, $240,032; for Ms. Swaya, $130,416; for Mr. Adamec, $319,958; and Mr. O'Gorman, $462,747. In
addition, each executive will be entitled to continued welfare-type benefits for the 36-month period (in the case of Mr. Latawiec and Ms. Swaya, 24-month period) following the Closing Date, and, in the case of Messrs. Adamec and O'Gorman, to receive benefits due to him or contributed on his behalf to any retirement, incentive, profit sharing, bonus, performance disability or other employee benefit plan maintained by FIBC or Financial Federal on his behalf. In exchange for the receipt of such payment on the Closing Date, each executive officer of FIBC has agreed to execute a general release of FIBC, Financial Federal and DCB from any claims which the executive has or may have with respect to the Employment Agreement or Salary Continuation Agreement, as applicable (except in each case for claims with respect to continued welfare benefits).

  FIBC Stock Plans. In addition, upon the approval of the Merger by FIBC's stockholders, all then unvested options to purchase FIBC Common Stock held by executive officers and directors of FIBC will become immediately vested and exercisable and restricted shares of FIBC Common Stock held by such officers will become immediately vested and free of restrictions. Amounts also become payable to directors of FIBC or

Financial Federal under the Outside Directors' Consultation and Retirement Plan. See "THE MERGER --Interests of Certain Persons in the Merger" for a more detailed discussion of such agreements and plans and the benefits payable thereunder.

  Advisory Board. In addition, DCB has agreed in the Merger Agreement to cause Messrs. Raymond M. Calamari, Richard J. Hickey, Peter S. Russo and Dominick L. Segrete, if such persons are willing to so serve, to be elected or appointed as members of an advisory board ("Advisory Board") to advise DCB with respect to deposit and lending activities in FIBC's former market area and to maintain and develop customer relationships.

  ESOP. The Merger Agreement further provides that FIBC will terminate, as of the Effective Time, the Financial Federal Savings and Loan Association Employee Stock Ownership Plan (the "FIBC ESOP"), and that the balances in all FIBC ESOP accounts will be fully vested as of such time. In connection with such termination, FIBC will use its best efforts to cause the FIBC ESOP trustee to elect cash under the Merger Agreement sufficient to repay any remaining FIBC ESOP loan balance, and to cause the shares of FIBC Common Stock and any cash remaining in the FIBC ESOP suspense account following such loan repayment to be allocated to the accounts of all FIBC ESOP participants who have account balances as of the Closing Date.

  The FIBC Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. For additional information, including amounts payable under such employee benefit plans and agreements in certain circumstances, see "THE MERGER --Interests of Certain Persons in the Merger."

MANAGEMENT OF DCB AFTER THE MERGER

  The Merger Agreement provides that, at the Effective Time, the directors and officers of DCB will consist of the directors and officers of DCB immediately prior to the Effective Time. The directors and officers of Dime of Williamsburgh following the Bank Merger will consist of the directors and officers of Dime of Williamsburgh immediately prior to the Effective Time. See "THE MERGER -- Management of DCB after the Merger."

STOCK OPTION AGREEMENT

  As a condition to DCB entering into the Merger Agreement, DCB required that FIBC enter into a stock option agreement, dated as of July 18, 1998 (the "Stock Option Agreement"), pursuant to which FIBC granted DCB an option (the "DCB Option"), exercisable upon the occurrence of certain events (none of which has occurred, to the best of DCB's and FIBC's knowledge, as of the date hereof), to purchase up to 339,627 shares of FIBC Common Stock (representing approximately 19.9% of the outstanding shares of FIBC Common Stock on July 18, 1998), at an exercise price of $32.00 per share, subject to adjustment in certain circumstances and subject to termination within certain periods.

  The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in FIBC from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the FIBC Common Stock than the value per share contemplated by the Merger Agreement. The acquisition of FIBC or an interest in FIBC, or an agreement to do either, could cause the DCB Option to become exercisable. The existence of the DCB Option could significantly increase the cost to a potential acquiror of acquiring FIBC compared to its cost had the Stock Option Agreement not been entered into. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire FIBC than it might otherwise have proposed to pay. The management of FIBC believes that the exercise of the DCB

Option is likely to prohibit any acquiror of FIBC from accounting for any acquisition of FIBC using the pooling-of-interests accounting method for a period of two years. The inability to use the pooling-of-interests accounting method could discourage or preclude an acquisition by other organizations during that period.

  The Stock Option Agreement provides that the total profit that DCB may realize pursuant to the Stock Option Agreement is $4.0 million. A copy of the Stock Option Agreement is attached as Appendix B to this Proxy Statement-Prospectus. A more detailed description of the terms of the Stock Option Agreement, including a description of the events which will result in the Option becoming exercisable, is set forth under "CERTAIN RELATED
TRANSACTIONS -- Stock Option Agreement."

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

  At the Effective Time, stockholders of FIBC who receive shares of DCB Common Stock will continue to have their rights governed by the DGCL, but will be governed by the Certificate of Incorporation and Bylaws of DCB, rather than by the Certificate of Incorporation and Bylaws of FIBC. Although the rights of stockholders of each of DCB and FIBC are governed by the DGCL, the rights of stockholders of DCB differ from rights of the stockholders of FIBC with respect to certain matters set forth in their respective certificates of incorporation or bylaws. For a summary of these differences, see "COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS."

            COMPARATIVE COMMON STOCK PRICE AND DIVIDEND INFORMATION

  DCB Common Stock and FIBC Common Stock are included for quotation on the Nasdaq National Market (symbols: "DCOM" and "FIBC," respectively). The following table sets forth the high and low sale prices of shares of DCB Common Stock and FIBC Common Stock as reported in the Nasdaq National Market, and the quarterly cash dividends declared per share, for the periods indicated.

                             DCB COMMON STOCK                FIBC COMMON STOCK
                          -------------------------------- ------------------------------
                          HIGH      LOW       DIVIDENDS(1) HIGH      LOW     DIVIDENDS(2)
                          ----      ----      ------------ ----      ----    ------------
1996
Quarter ended March 31..   N/A       N/A            N/A    $13 3/4   $12 1/2    $0.075
Quarter ended June 30...  $11 3/4   $11 11/16       N/A     13 1/2    12 1/2     0.075
Quarter ended September
 30.....................   14        11 3/4         N/A     16 1/4    12 1/2     0.075
Quarter ended December
 31.....................   15 1/8    13 1/4         N/A     15 1/4    14         0.075
1997
Quarter ended March 31..   19 5/8    14 1/2         N/A     18 1/2    15          0.10
Quarter ended June 30...   20        16 5/8      $0.045     18 1/4    14 7/8      0.10
Quarter ended September
 30.....................   20 3/8    19 9/16        N/A     23 15/16  18 1/8      0.10
Quarter ended December
 31.....................   25 1/2    19 3/16       0.06     25 3/4    22 1/4      0.10
1998
Quarter ended March 31..   25 1/8    19 7/8        0.08     27        22         0.125
Quarter ended June 30...   29 5/16   25            0.09     32 1/4    24 3/4     0.125
Quarter ended September
 30.....................   28        15 1/4        0.10     37 5/8    30 1/4     0.125
Quarter ending December
 31 (through October 30,
 1998)..................   23 15/16  14 3/4        0.12     36 1/2    27 3/4     0.125

--------
(1) Pursuant to the Merger Agreement, DCB may not, without the prior written consent of FIBC, declare or pay any dividend on the DCB Common Stock, except for normal quarterly dividends not in excess of $0.15 per share.
(2) Pursuant to the Merger Agreement, (i) FIBC may not, without the prior written consent of DCB, declare or pay any dividend on the FIBC Common Stock, except for normal quarterly dividends not in excess of $0.125 per share, and except that FIBC may pay a special one-time dividend under certain circumstances, as described below under "THE MERGER -- Conduct of Business Pending the Merger," and (ii) FIBC has agreed to coordinate the declaration of any dividends in respect of the FIBC Common Stock and the record dates and payment dates relating thereto with those of the DCB Common Stock.

  The following table sets forth the last reported sale price per share of DCB Common Stock and FIBC Common Stock, as reported on the Nasdaq National Market, on (i) July 17, 1998, the last business day preceding public announcement of the signing of the Merger Agreement and (ii) October 30, 1998, the latest practicable date prior to the mailing of this Proxy Statement-Prospectus:

                                                                    EQUIVALENT
                                            DCB           FIBC       PRICE PER
                                        COMMON STOCK  COMMON STOCK FIBC SHARE(1)
                                        ------------  ------------ -------------
July 17, 1998(2).......................     $26 1/8       $ 32        $40.50
October 30, 1998(3)....................     $23 15/16     $36 1/2     $40.50

--------
(1) The equivalent prices per share of FIBC Common Stock on July 17, 1998 and on October 30, 1998, respectively (based on the formulas set forth in the Merger Agreement -- see "THE MERGER -- Merger Consideration and Election, Allocation and Proration Procedures"), were determined by multiplying an assumed exchange ratio of 1.7502 by the closing price of DCB Common Stock on the relevant date. See Note (C) in the NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) herein.
                                                  (notes continued on next page)

(2) On July 17, 1998, the high and low sales prices of DCB Common Stock were $26 9/16 and $26 1/8, respectively, and the high and low sales prices of FIBC Common Stock were $33 and $31 3/4, respectively, all as reported on the Nasdaq National Market.
(3) On October 30, 1998, the high and low sales prices of DCB Common Stock were 23 15/16 and 23 1/4, respectively, and the high and low sales prices of FIBC Common Stock were 36 1/2 and 36 1/4, respectively, all as reported on the Nasdaq National Market.

  FIBC STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR DCB COMMON STOCK AND FIBC COMMON STOCK. The market price of DCB Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date and thereafter. No assurance can be given concerning the market price of DCB Common Stock before or after the Effective Date.

                               SELECTED PRO FORMA
                    CONSOLIDATED COMPARATIVE PER SHARE DATA

  The following table sets forth for DCB Common Stock and FIBC Common Stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the Merger as if the Merger had been effective on June 30, 1998, in the case of the book value data presented, and as if the Merger had become effective July 1, 1997, in the case of the net income and dividends declared data presented. The pro forma data in the tables assumes that the Merger is accounted for using the purchase method of accounting. See "THE MERGER --
 Accounting Treatment." The information presented herein is based on, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of DCB and FIBC incorporated by reference herein and the pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus, and should be read in conjunction therewith. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION." The pro forma and pro forma equivalent per share data in the following tables are presented for comparative purposes only and are not necessarily indicative of what the combined financial position or results of operations would have been had the Merger been consummated during the period or as of the date for which such pro forma tables are presented.

                                                            AT OR FOR THE TWELVE
                                                                MONTHS ENDED
                                                               JUNE 30, 1998
                                                            --------------------
COMPARATIVE PER SHARE DATA:
Cash dividend per common share:
  DCB......................................................        $ 0.23
  FIBC.....................................................          0.45
  DCB Pro Forma(1).........................................          0.23
  Per equivalent FIBC share(2).............................          0.40
Book value per common share:
  DCB......................................................        $15.30
  FIBC.....................................................         16.83
  DCB Pro Forma(3).........................................         16.15
  Per equivalent FIBC share(2).............................         28.27
Tangible book value per common share:
  DCB......................................................        $13.10
  FIBC.....................................................         16.77
  DCB Pro Forma(3).........................................         10.89
  Per equivalent FIBC share(2).............................         19.06
Basic earnings per common share:
  DCB......................................................        $ 1.19
  FIBC.....................................................          1.79
  DCB Pro Forma(3).........................................          1.01
  Per equivalent FIBC share(2).............................          1.77
Diluted earnings per common share:
  DCB......................................................        $ 1.09
  FIBC.....................................................          1.71
  DCB Pro Forma(3).........................................          0.93
  Per equivalent FIBC share(2).............................          1.63

                                                    (see notes on the next page)

--------
(1) DCB pro forma cash dividends per share represent historical cash dividends declared by DCB and assumes no changes in cash dividends declared per share.
(2) Assuming the conversion of 50% of the outstanding shares of FIBC Common Stock into shares of DCB Common Stock at an exchange ratio of 1.7502. See Note (C) in the NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) herein.
(3) DCB pro forma book value per common share and tangible book value per common share amounts are based on the historical total stockholders' equity of the combined entity divided by the total pro forma common shares of the combined entity assuming conversion of 50% of the outstanding shares of FIBC Common Stock into shares of DCB Common Stock at an exchange ratio of
    1.7502. See Note (C) in the NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) herein.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

DCB -- HISTORICAL

  The following tables set forth selected historical consolidated financial and other data of DCB for the five years ended June 30, 1998. The financial information for the five years ended June 30, 1998 of DCB is based on, and qualified in its entirety by, the consolidated financial statements of DCB and subsidiary, including the notes thereto, which are incorporated by reference in this Proxy Statement-Prospectus and should be read in conjunction therewith.

                 DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

                                                AT JUNE 30
                            ---------------------------------------------------
                               1998       1997     1996(1)      1995     1994
                            ---------- ---------- ----------  -------- --------
                                              (IN THOUSANDS)
SELECTED FINANCIAL
 CONDITION DATA:
Total assets(2)...........  $1,623,926 $1,315,026 $1,371,821  $662,739 $646,458
Loans, net(3).............     938,046    739,858    575,874   424,680  427,960
Mortgage-backed
 securities(4)............     410,589    308,525    209,941    91,548   94,356
Investment
 securities(2)(4).........     174,551    168,596    392,450   101,695   86,686
Federal funds sold(2).....       9,329     18,902    115,130    17,809    7,029
Goodwill..................      24,028     26,433     28,438       --       --
Deposits..................   1,038,342    963,395    950,114   554,841  546,761
Borrowings................     360,106    139,543     27,708    17,820   17,871
Stockholders' equity(5)...     186,349    190,889    213,071    77,067   67,919
Tangible stockholders'
 equity(5)................     159,558    162,361    184,188    76,321   67,646
                                       FOR THE YEAR ENDED JUNE 30,
                            ---------------------------------------------------
                               1998       1997     1996(1)      1995     1994
                            ---------- ---------- ----------  -------- --------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Interest income...........  $  106,464 $   89,030 $   52,619  $ 49,223 $ 49,821
Interest expense on
 deposits and borrowings..      56,935     41,564     23,516    18,946   17,594
                            ---------- ---------- ----------  -------- --------
Net interest income.......      49,529     47,466     29,103    30,277   32,227
Provision for losses......       1,635      4,200      2,979     2,950    4,105
                            ---------- ---------- ----------  -------- --------
Net interest income after
 provision for loan
 losses...................      47,894     43,266     26,124    27,327   28,122
Non-interest income.......       7,007      4,133      1,375     1,773    2,267
Non-interest expense(6)...      29,937     27,492     14,021    14,053   12,714
                            ---------- ---------- ----------  -------- --------
Income before income tax
 expense and cumulative
 effect of changes in
 accounting principle.....      24,964     19,907     13,478    15,047   17,675
Income tax expense(7).....      11,866      7,591      6,181     6,621    8,211
                            ---------- ---------- ----------  -------- --------
Income before cumulative
 effect of changes in
 accounting principle.....      13,098     12,316      7,297     8,426    9,464
Cumulative effect on prior
 years of changing to a
 different method of
 accounting for:
  Income taxes(8).........         --         --         --        --      (383)
  Postretirement benefits
   other than
   pensions(9)............         --         --      (1,032)      --       --
                            ---------- ---------- ----------  -------- --------
  Net Income(10)..........  $   13,098 $   12,316 $    6,265  $  8,426 $  9,081
                            ========== ========== ==========  ======== ========

                                                    (see notes on the next page)

                 DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                                       AT OR FOR THE YEAR ENDED JUNE 30,
                                      ----------------------------------------
                                        1998     1997    1996    1995    1994
                                      --------  ------  ------  ------  ------
SELECTED FINANCIAL RATIOS AND OTHER
 DATA(11):
PERFORMANCE RATIOS:
Return on average assets(10)(12)....      0.90%   1.00%   1.07%   1.33%   1.46%
Return on average stockholders' eq-
 uity(10)(12).......................      7.06    5.94    9.07   11.50   14.66
Return on average tangible stock-
 holders' equity(10)(12)............      8.24    6.84   11.84   11.53   14.66
Stockholders' equity to total assets
 at end of period...................     11.48   14.52   15.53   11.63   10.51
Tangible equity to tangible assets
 at end of period...................      9.99   12.62   13.72   11.53   10.47
Loans to deposits at end of period..     91.50   77.91   61.43   77.47   78.94
Average interest rate spread(13)....      2.97    3.38    3.85    4.51    4.80
Net interest margin(14).............      3.56    4.07    4.41    4.91    5.12
Average interest-earning assets to
 average interest-bearing
 liabilities........................    114.38  119.33  115.68  113.15  111.50
Non-interest expense to average as-
 sets(10)...........................      2.05    2.24    2.06    2.21    1.97
Core non-interest expense to average
 assets(16).........................      1.73    1.87    2.06    2.21    1.97
Efficiency ratio(10)(15)............     56.09   54.32   45.98   44.11   37.63
Core efficiency ratio(15)(16).......     47.39   45.55   45.98   44.11   37.63
PER SHARE DATA:
Diluted Earnings per share(10)......  $   1.09  $ 0.95     N/A     N/A     N/A
Cash dividends per share............      0.23   0.045     --      N/A     N/A
Book value per share................     15.30   14.58  $14.65     N/A     N/A
Tangible book value per share.......     13.10   12.40   12.66     N/A     N/A
CASH EARNINGS INFORMATION:
Cash return on average as-
 sets(12)(17).......................      1.31%   1.36%   1.07%   1.33%   1.46%
Cash return on average stockholders'
 equity(12)(17).....................     10.30    8.06    9.07   11.50   14.66
Cash return on average tangible
 stockholders' equity(12)(17).......     12.01    9.27    9.07   11.50   14.66
Cash earnings per share(17).........  $   1.74  $ 1.29     N/A     N/A     N/A
ASSET QUALITY RATIOS AND OTHER DATA:
Total non-performing loans(18)......  $    884  $3,190  $6,551  $5,073  $6,248
Other real estate owned, net........       825   1,697   1,946   4,466   8,200
Non-performing loans to total
 loans..............................      0.09%   0.43%   1.12%   1.18%   1.45%
Non-performing loans and real estate
 owned to total assets..............      0.11    0.37    0.62    1.44    2.23
ALLOWANCE FOR LOAN LOSSES TO:
Non-performing loans................  1,365.95% 336.24% 119.25% 101.99%  58.15%
Total loans(19).....................      1.27    1.43    1.34    1.20    0.84
REGULATORY CAPITAL RATIOS: (DIME OF
 WILLIAMSBURGH ONLY)
Tangible capital....................      8.32%   9.86%   9.49%  11.53%  10.47%
Core capital........................      8.32    9.87    9.50   11.56   10.51
Risk-based capital..................     16.58   19.99   21.24   22.18   19.83
FULL SERVICE BRANCHES...............        14      15      15       7       7

--------
 (1) Since the acquisition of Conestoga was completed at June 26, 1996, it is reflected in the financial condition data at June 30, 1996; however, its contribution to DCB's earnings and the effect upon average balance computations for fiscal year ended June 30, 1996 were not material.
 (2) At June 30, 1996, investment securities and federal funds sold include $125.0 million and $6.1 million respectively, of excess proceeds resulting from the oversubscription to DCB's initial public offering. The excess proceeds were refunded on July 1, 1996.
                                                  (notes continued on next page)

 (3) Loans, net, represents gross loans less net deferred loan fees and allowance for loan losses.
 (4) The company has classified its securities as "held-to-maturity" or "available for sale" since July 1, 1994, when it adopted SFAS No. 115, "Accounting for Investments in Debt and Equity Securities" ("SFAS 115"). Amount includes investment in Federal Home Loan Bank of New York ("FHLBNY") capital stock.
 (5) Stockholders' equity and tangible stockholders' equity increased from June 30, 1995 to June 30, 1996 primarily due to the initial public offering.
 (6) Excluding a non-recurring charge of $2.0 million related to the recapitalization of the SAIF non-interest expense was $25.5 million during the year ended June 30, 1997. See "Impact of Recent Legislation."
 (7) Excluding non-recurring New York State and New York City income tax recoveries of $1.9 million and $1.0 million, respectively, income tax expense was $10.5 million during the fiscal year ended June 30, 1997.
 (8) Pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS 109"), on July 1, 1993, DCB changed prospectively to the deferred method of accounting for income taxes. The effect of the adoption of this standard is reflected in the selected operating data as the cumulative effect of adopting a change in accounting principles.
 (9) DCB adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"), effective July 1, 1995. DCB elected to record the full accumulated postretirement benefit obligation upon adoption. This resulted in a cumulative effect adjustment of $1,032,000 (after reduction for income taxes of $879,000) to apply retroactively to previous years the new method of accounting, which is shown in the consolidated statement of income for the year ended June 30, 1996.
(10) Excluding the effects of the SAIF special assessment and the recovery of New York State and City deferred income taxes previously provided, net income would have been $10.5 million, and the return on average assets, return on average stockholders' equity, return on average tangible stockholders' equity, non-interest expense to average assets, the efficiency ratio, and earnings per share would have been 0.86%, 5.08%, 5.85%, 2.07%, 50.30% and $0.81, respectively, for the year ended June 30, 1997.
(11) With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods. Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios.
(12) Income before cumulative effect of changes in accounting principles is used to calculate return on average assets and return on average equity ratios.
(13) Average interest rate spread represents the difference between the weighted-average yield on interest-earnings assets and the weighted-average cost of interest-bearing liabilities.
(14) The net interest margin represents net interest income as a percentage of average interest-earning assets.
(15) The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income and non-interest income excluding any gains or losses on sales of assets.
(16) In calculating these ratios, amortization expense related to goodwill and the SAIF recapitalization charge are excluded from non-interest expense.
(17) In calculating these ratios, non-interest expense excludes expenses such as goodwill amortization and the after-tax effect of compensation expense related to DCB's stock benefit plans which are accretive to book value. Excluding the effects of the SAIF Special Assessment and the recovery of New York State and City deferred income taxes previously provided cash return on average assets, cash return on average stockholders' equity, cash return on average tangible stockholders' equity, and cash earnings per share would have been 1.21%, 7.19%, 8.28%, and $1.15 for the year ended June 30, 1997.
(18) Non-performing loans consist of non-accrual loans; DCB did not have any loans that were 90 days or more past due and still accruing at any of the dates presented. Non-performing loans do not include troubled-debt restructurings ("TDRs"). See "Asset Quality."
(19) Total loans represents loans, net, plus the allowance for loan losses.

FIBC -- HISTORICAL

  The following tables set forth selected historical consolidated financial and other data of FIBC for the five years ended September 30, 1997 and the nine months ended June 30, 1998 and 1997. Following the Merger, the combined company's fiscal year, like that of DCB, will end on June 30. The financial information for the five years ended September 30, 1997 of FIBC is based on, and qualified in its entirety by, the consolidated financial statements of FIBC and subsidiary, including the notes thereto, which are incorporated by reference in this Proxy Statement-Prospectus and should be read in conjunction therewith. The financial information for the nine-month periods ended June 30, 1998 and 1997 for FIBC reflects, in the opinion of management of FIBC, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Results for this period are not necessarily indicative of the results which may be expected for the full year or any other interim period.

                     FINANCIAL BANCORP, INC. AND SUBSIDIARY

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

                                                   AT SEPTEMBER 30,
                                     --------------------------------------------
                         AT JUNE 30,
                            1998       1997     1996     1995     1994     1993
                         ----------- -------- -------- -------- -------- --------
                                              (IN THOUSANDS)
SELECTED FINANCIAL CON-
 DITION DATA:
Total assets............  $340,999   $296,956 $266,763 $228,823 $171,642 $147,871
Total loans receivable,
 net....................   191,822    153,292  140,314  110,062   83,505   83,425
Investments securi-
 ties(1)................    52,249     71,986   56,406   40,359   17,801    5,435
Mortgage-backed securi-
 ties(2)................    53,897     47,878   54,853   62,008   49,839   49,408
Deposits................   229,027    213,394  202,884  186,492  140,182  136,638
Borrowed funds..........    78,000     53,000   33,652   12,501      --       --
Stockholders' equity....    28,730     26,856   25,787   27,179   29,300    9,374

                              FOR THE
                            NINE MONTHS
                          ENDED JUNE 30,       FOR THE YEAR ENDED SEPTEMBER 30,
                          ----------------  -------------------------------------------
                           1998     1997     1997     1996     1995     1994     1993
                          -------  -------  -------  -------  -------  -------  -------
                                              (IN THOUSANDS)
SELECTED OPERATING DATA:
Interest income.........  $16,281  $14,791  $20,072  $17,823  $14,256  $10,490  $11,305
Interest expense........    8,734    7,315   10,029    8,691    6,286    4,000    4,383
                          -------  -------  -------  -------  -------  -------  -------
Net interest income.....    7,547    7,476   10,043    9,132    7,970    6,490    6,922
Provision for loan loss-
 es.....................      313      307      427      543      342      183      732
                          -------  -------  -------  -------  -------  -------  -------
Non-interest income:
 Fees, service charges,
  gain/(loss) on sales
  and other income......      781      473      656      490      309      355    1,063
 Gain/(loss) from real
  estate operations.....       41       14       28     (313)    (618)    (300)    (380)
                          -------  -------  -------  -------  -------  -------  -------
 Total non-interest
  income (loss).........      822      487      684      177     (309)      55      683
                          -------  -------  -------  -------  -------  -------  -------
Non-interest expense:
 Salaries and employee
  benefits..............    2,194    2,480    3,207    3,048    2,619    2,301    1,967
 Occupancy and
  equipment.............      894      867    1,155    1,064    1,048      826      920
 Advertising............       77       24       62       70      129       41       19
 Loss (income) from real
  estate owned..........       22        8       16       84       77      (12)     183
 Federal insurance
  premiums(3)...........       93      143      173    1,502      390      360      306
 Miscellaneous..........      994      967    1,253    1,170    1,014      668      700
                          -------  -------  -------  -------  -------  -------  -------
 Total non-interest
  expense...............    4,274    4,489    5,866    6,938    5,277    4,184    4,095
                          -------  -------  -------  -------  -------  -------  -------
Income before income
 taxes..................    3,782    3,167    4,434    1,828    2,042    2,178    2,778
Income tax expense(4)...    1,566    1,333    1,929      675      836      921    1,099
                          -------  -------  -------  -------  -------  -------  -------
Net income..............  $ 2,216  $ 1,834  $ 2,505  $ 1,153  $ 1,206  $ 1,257  $ 1,679
                          =======  =======  =======  =======  =======  =======  =======
SELECTED FINANCIAL RA-
 TIOS AND OTHER DATA:
Return on average as-
 sets(5)................     0.96%    0.91%    0.92%    0.47%    0.60%    0.79%    1.09%
Return on average equi-
 ty(5)..................    10.64     9.40     9.57     4.31     4.18     9.76    19.71
Retained earnings to as-
 sets at period end.....     8.43     9.36     9.04     9.67    11.88    17.07     6.34
Net interest rate
 spread.................     2.95     3.44     3.43     3.48     3.70     4.12     4.63
Net interest margin.....     3.46     3.89     3.87     3.91     4.18     4.29     4.74
Operating expenses to
 average assets(6)(7)...     1.86     2.10     2.05     2.20     2.57     2.63     2.55
Efficiency ratio(6)(7)..    51.64    53.20    52.31    56.01    62.81    61.29    53.38
Non-performing assets to
 total assets...........     2.06     2.29     2.17     2.17     2.65     2.95     4.05
Non-performing loans to
 total loans............     1.49     1.94     1.69     1.45     1.72     1.95     2.58
Allowance for loans
 losses to total loans..     0.87     0.88     0.91     1.09     1.10     1.31     1.18
Number of full-service
 facilities.............        5        5        5        5        5        5        5

                                                    (see notes on the next page)

--------
(1) Includes Federal Home Loan Bank of New York ("FHLB") stock and investments available for sale.
(2) Includes mortgage-backed securities available for sale.
(3) Includes non-recurring SAIF assessment of $1,115,000 for the year ended September 30, 1996.
(4) Includes for the year ended September 30, 1993, an income tax benefit of $197,000, which reflects the cumulative effect of a change in accounting for income taxes resulting from the adoption of SFAS 109 as of October 1, 1992.
(5) Return on average assets and return on average equity for the nine-month periods are annualized.
(6) Operating expenses represent total non-interest expenses excluding (income) loss from real estate owned.
(7) Excludes non-recurring SAIF assessment of $1,115,000 and severance payment of $369,000 for the year ending September 30, 1996 and severance payment of $268,000 for the year ending September 30, 1997.

            SELECTED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)

  The following tables set forth certain selected consolidated financial data for DCB and FIBC on an unaudited pro forma combined basis as if the Merger had become effective June 30, 1998, in the case of the selected consolidated statement of financial condition data presented, and as if the Merger had become effective at the beginning of the period indicated, in the case of the consolidated statement of operations data presented. The pro forma information in the tables assumes that the Merger is accounted for using the purchase method of accounting. See "THE MERGER -- Accounting Treatment." Financial information for the year ended June 30, 1998 combine DCB and FIBC with FIBC's results presented to coincide with the reporting period of DCB. Following the Merger, the combined company's fiscal year, like that of DCB, will end on June
30. These tables should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of DCB and FIBC incorporated by reference herein and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. Certain FIBC financial information has been reclassified to conform with DCB's financial presentation. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION."

  The selected pro forma combined consolidated financial data set forth in the following tables does not give effect to anticipated cost savings and revenue enhancement opportunities that could result from the Merger or any other items of income or expense which may result from the Merger. Additionally, the pro forma financial information does not give effect to any anticipated leveraging of DCB's pro forma assets. The unaudited pro forma historical consolidated financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have occurred had the Merger been consummated on June 30, 1998, or at the beginning of the period indicated or which may occur in the future.

                 DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                   AND FINANCIAL BANCORP, INC. AND SUBSIDIARY

            SELECTED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)

                                                                AT JUNE 30, 1998
                                                                ----------------
                                                                 (IN THOUSANDS)
FINANCIAL CONDITION DATA:
Total assets...................................................    $2,012,945
Loans, net.....................................................     1,129,096
Mortgage-backed securities.....................................       464,817
Investment securities..........................................       213,538
Federal funds sold.............................................        38,704
Goodwill.......................................................        66,277
Core deposit premium...........................................         2,905
Deposits.......................................................     1,269,036
Borrowings.....................................................       478,971
Stockholders' equity...........................................       220,567
Tangible stockholders' equity..................................       148,681
                                                                  FOR THE YEAR
                                                                     ENDED
                                                                 JUNE 30, 1998
                                                                ----------------
                                                                 (IN THOUSANDS)
SELECTED OPERATING DATA:
Interest income................................................    $  127,877
Interest expense on deposits and borrowings....................        69,890
                                                                   ----------
Net interest income............................................        57,987
Provision for losses...........................................         2,068
                                                                   ----------
Net interest income after provision for loan losses............        55,919
Non-interest income............................................         8,033
Non-interest expense...........................................        38,343
                                                                   ----------
Income before income tax expense...............................        25,609
Income tax expense.............................................        13,044
                                                                   ----------
Net income.....................................................    $   12,565
                                                                   ==========

                 DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                   AND FINANCIAL BANCORP, INC. AND SUBSIDIARY

           SELECTED PRO FORMA COMBINED CONSOLIDATED FINANCIAL RATIOS
                                  (UNAUDITED)

                                                                   AT OR FOR THE
                                                                    YEAR ENDED
                                                                   JUNE 30, 1998
                                                                   -------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
FINANCIAL AND PERFORMANCE RATIOS:
 Return on assets(1)..............................................      0.62%
 Return on stockholders' equity(1)................................      5.70
 Return on tangible stockholders' equity(1).......................      8.45
 Stockholders' equity to total assets at end of period............     10.96
 Tangible equity to tangible assets at end of period..............      7.66
 Loans to deposits at end of period...............................     90.10
 Efficiency ratio.................................................     61.01
PER SHARE DATA:
 Basic earnings per share.........................................    $ 1.01
 Diluted earnings per share.......................................      0.93
 Book value per share.............................................     16.15
 Tangible book value per share....................................     10.89
CASH EARNINGS INFORMATION:
 Cash return on assets(1).........................................      1.04%
 Cash return on stockholders' equity(1)...........................      9.52
 Cash return on tangible stockholders' equity(1)..................     14.12
 Cash diluted earnings per share..................................    $ 1.55
ASSET QUALITY RATIOS AND OTHER DATA:
 Total non-performing loans (in thousands)........................     3,771
 Other real estate owned, net (in thousands)......................     4,976
 Ratios:
  Non-performing loans to total loans.............................      0.33%
  Non-performing loans and real estate owned to total assets......      0.43
ALLOWANCE FOR LOAN LOSSES TO:
 Non-performing loans.............................................    364.78
 Total loans......................................................      1.20
REGULATORY CAPITAL RATIOS: (DIME OF WILLIAMSBURGH ONLY)
 Tangible capital.................................................      6.26
 Core capital.....................................................      6.40
 Risk-based capital...............................................     13.66
FULL SERVICE BRANCHES.............................................        19

--------
(1) In calculating the return on assets, stockholders' equity and tangible stockholders' equity, and cash return on assets, stockholders' equity and tangible stockholders' equity, pro forma combined assets, stockholders' equity and tangible stockholders' equity of $2,012,945,000, $220,567,000 and $148,681,000 at June 30, 1998, respectively, were utilized instead of average assets, average stockholders' equity and average tangible stockholders' equity.

                              RECENT DEVELOPMENTS

 DCB

  The selected consolidated financial and other data and financial ratios of DCB set forth below at and for the three months ended September 30, 1998 were derived from unaudited financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of the unaudited period presented have been included. The results of operations and ratios and other data presented for the three months ended September 30, 1998 are not necessarily indicative of what the results of operations will be for DCB's fiscal year ending June 30, 1999.

                                                             AT OR FOR THE
                                                          THREE MONTHS ENDED
                                                          SEPTEMBER 30, 1998
                                                       -------------------------
                                                        (DOLLARS IN THOUSANDS,
                                                       EXCEPT PER SHARE AMOUNTS)
SELECTED FINANCIAL CONDITION DATA:
Total assets..........................................        $1,743,657
Loans, net............................................         1,013,658
Mortgage-backed securities............................           460,652
Investment securities.................................           174,780
Deposits..............................................         1,025,137
Borrowings............................................           473,942
Stockholders' equity..................................           180,074
SELECTED OPERATING DATA:
Net interest income...................................        $   12,600
Provision for loan losses.............................                60
Non-interest income...................................             1,254
Non-interest expense..................................             6,692
Income tax expense....................................             3,119
Net income............................................             3,983
PERFORMANCE RATIOS:
Return on average assets..............................              0.96%
Return on average stockholders' equity................              8.74
Average interest rate spread..........................              2.66
Net interest margin...................................              3.15
Non-interest expense to average assets................              1.62
Efficiency ratio......................................             49.23
PER SHARE DATA:
Basic earnings per share..............................        $     0.38
Diluted earnings per share............................              0.35
Cash dividends paid per common share..................              0.10
Book value per share..................................             15.37
Tangible book value per share.........................             13.04

FIBC

  The selected consolidated financial and other data and financial ratios of FIBC set forth below at and for the twelve months ended September 30, 1998 were derived from unaudited financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of the unaudited period presented have been included.

                                                                  AT OR
                                                            FOR THE YEAR ENDED
                                                            SEPTEMBER 30, 1998
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS,
                                                          EXCEPT PER SHARE DATA)
SELECTED FINANCIAL CONDITION DATA:
  Total Assets...........................................        $318,611
  Loans receivable, net..................................         196,027
  Mortgage-backed securities.............................          48,921
  Investment securities..................................          54,599
  Deposits...............................................         228,096
  Borrowings.............................................          55,770
  Total stockholders' equity.............................          29,175
SELECTED OPERATING DATA:
  Net interest income....................................        $ 10,175
  Provision for loan losses..............................             401
  Non-interest income....................................             957
  Non-interest expenses..................................           5,614
  Income taxes...........................................           2,116
  Net income.............................................           3,001
PERFORMANCE RATIOS:
  Return on average assets...............................            0.97%
  Return on average stockholders' equity.................           10.69
  Average interest rate spread...........................            2.95
  Net interest margin....................................            3.45
  Non-interest expense to average assets.................            1.81
  Efficiency ratio.......................................           50.61
PER SHARE DATA:
  Basic earnings per share...............................        $   1.86
  Diluted earnings per share.............................            1.77
  Book value, per common share...........................           17.08
  Tangible book value per share..........................           17.01
  Cash dividends paid per common share...................           0.475

                              THE SPECIAL MEETING

  General. This Proxy Statement-Prospectus and the accompanying Proxy Card are being mailed to holders of FIBC Common Stock in connection with the FIBC Board's solicitation of proxies for use at the Special Meeting. The Special Meeting is scheduled to be held on December 18, 1998, at 9:30 a.m., Eastern Standard Time, at the LaGuardia Marriott, 102-05 Ditmars Boulevard, East Elmhurst, New York 11369. At the Special Meeting, FIBC stockholders will (i) consider and vote upon a proposal to approve and adopt the Merger Agreement and (ii) act upon such other matters incident to the conduct of the Special Meeting as may properly be brought before the Special Meeting.

  HOLDERS OF FIBC COMMON STOCK ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

  FIBC STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

  Recommendation of the FIBC Board. THE FIBC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE TERMS OF THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF FIBC AND ITS STOCKHOLDERS. THE FIBC BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT FIBC'S STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "THE MERGER -- Reasons for the Merger; Recommendation of Boards of Directors --
 FIBC."

  Record Date. The FIBC Board has fixed the close of business on October 30, 1998 as the Record Date for the determination of holders of FIBC Common Stock entitled to receive notice of and to vote at the Special Meeting. Only holders of record of FIBC Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting.

  Voting and Solicitation of Proxies. FIBC stockholders will be entitled to one vote for each share of FIBC Common Stock held of record as of the close of business on the Record Date on each matter to be voted upon at the Special Meeting. The presence in person or by proxy of the holders of at least a majority of the outstanding shares of FIBC Common Stock on the Record Date is necessary to constitute a quorum at the Special Meeting.

  The shares of FIBC Common Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked prior to the vote at the Special Meeting will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. If any other matters incident to the conduct of the Special Meeting are properly brought before the Special Meeting for consideration, including a motion to adjourn the Special Meeting to another time or place for the purpose of soliciting additional proxies or otherwise, shares represented by properly executed proxies will be voted in the discretion of the persons named in the Proxy Card enclosed herewith in accordance with their best judgment; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any adjournment of the Special Meeting for such purpose; provided, further, that such discretionary authority will only be exercised to the extent permitted under applicable federal and state securities and corporation laws. FIBC does not have any knowledge of any matters to be presented at the Special Meeting other than the matters set forth above under "-- General."

  Any holder of FIBC Common Stock who has executed and delivered a proxy may revoke it at any time before it is voted by attending the Special Meeting and voting in person, by giving notice of revocation in writing or by submitting a signed proxy card bearing a later date to the Corporate Secretary of FIBC at 42-25 Queens Boulevard, Long Island City, New York 11104; provided that such notice or proxy card is actually received by FIBC before the vote of FIBC stockholders. A proxy will not be revoked by death or supervening incapacity of the FIBC stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Corporate Secretary of FIBC or other person responsible for tabulating votes on behalf of FIBC.

  The cost of soliciting proxies from holders of FIBC Common Stock in the form enclosed herewith will be borne by FIBC. Such solicitation will be made by mail, but also may be made by telephone or in person by the directors, officers and employees of FIBC (who will receive no additional compensation for doing so). FIBC has retained Kissel-Blake & Co., a proxy solicitation firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $3,500, plus reasonable out-of-pocket costs and expenses authorized by FIBC. In addition, FIBC will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

  A representative of FIBC's independent certified public accountants, Radics & Co., LLC, will be present at the Special Meeting.

  Vote Required. The affirmative vote of a majority of the shares of FIBC Common Stock outstanding and entitled to be voted at the Special Meeting is required in order to approve and adopt the Merger Agreement. A failure to return a properly executed Proxy Card or to vote in person or abstaining from voting will have the same effect as a vote against the Merger Agreement. Broker non-votes will not be counted as having been voted in person or by proxy at the Special Meeting and will have the same effect as a vote against the Merger Agreement. As of the Record Date, there were a total of 1,708,632 shares of FIBC Common Stock outstanding and entitled to be voted at the Special Meeting.

  As of October 30, 1998, FIBC's directors and executive officers and their affiliates (nine persons) had voting power with respect to an aggregate of 180,632 shares, or approximately 10.57% of the outstanding shares, of FIBC Common Stock (exclusive of 69,562 shares which may be acquired through exercise of stock options which are currently exercisable). Such persons have agreed to vote their shares in favor of the approval and adoption of the Merger Agreement. See "BENEFICIAL OWNERSHIP OF FIBC COMMON STOCK."

                                  THE MERGER

  The following information, insofar as it relates to matters contained in the Merger Agreement or the Stock Option Agreement, is qualified in its entirety by reference to the Merger Agreement or the Stock Option Agreement, which are attached hereto as Appendix A and Appendix B, respectively, and are incorporated herein by reference. FIBC stockholders are urged to read the Merger Agreement and the Stock Option Agreement in their entirety.

PARTIES TO THE MERGER

  DCB. DCB is a Delaware corporation incorporated in December 1995 and is the holding company for Dime of Williamsburgh. The principal business of DCB is the operation of its wholly owned subsidiary, Dime of Williamsburgh, a federally-chartered stock savings bank. Dime of Williamsburgh's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, principal repayments and borrowings, primarily in multi-family mortgage loans, one- to four-family residential mortgage loans, mortgage- backed securities and, to a lesser extent, commercial real estate loans and consumer loans. In addition, Dime of Williamsburgh invests in mortgage-backed securities, securities issued by the U.S. Government and Federal agencies and other securities. At June 30, 1998, DCB had total consolidated assets of $1.62 billion, deposits of $1.04 billion and stockholders' equity of $186.3 million. As of June 30, 1998, Dime of Williamsburgh had 14 retail banking office locations located in the boroughs of Brooklyn, Queens and The Bronx and in Nassau County on Long Island. The principal executive offices of DCB are located at 209 Havemeyer Street, Brooklyn, New York 11211 and its telephone number is (718) 782-6200. Dime of Williamsburgh's deposits are insured by the BIF or the SAIF.

  FIBC. FIBC is a Delaware corporation incorporated in February 1994 and is the holding company for Financial Federal. The principal business of FIBC is the operation of its wholly owned subsidiary, Financial Federal, a federally-chartered stock savings bank. Financial Federal's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, principal repayments and borrowings, primarily in one- to four-family residential mortgage loans and mortgage-backed and mortgage-related securities and, to a lesser extent, commercial real estate loans, multi-family mortgage loans and consumer loans. In addition, Financial Federal invests its funds in other securities, including U.S. Government and Federal agency securities, investment grade preferred stock and federal funds. At June 30, 1998, FIBC had total consolidated assets of $341.0 million, deposits of $229.0 million and stockholders' equity of $28.7 million. As of June 30, 1998, Financial Federal had 5 full service banking facilities, four of which are located in Queens and one located in Brooklyn. The principal executive offices of FIBC are located at 42-25 Queens Boulevard, Long Island City, New York 11104 and its telephone number is (718) 729-5002. Financial Federal's deposits are insured by the BIF or the SAIF.

EFFECTS OF THE MERGER

  Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof and the approval of the Merger Agreement by the requisite vote of the stockholders of FIBC, FIBC will be merged with and into DCB. FIBC stockholders will receive the consideration described below in "-- Merger Consideration and Election, Allocation and Proration Procedures." DCB shall be the surviving corporation in the Merger. Upon consummation of the Merger, the separate corporate existence of FIBC shall terminate.

  In connection with the Merger Agreement, Dime of Williamsburgh and Financial Federal have entered into the Plan of Bank Merger, which provides that, immediately following consummation of the Merger, Financial Federal will merge with and into Dime of Williamsburgh, with Dime of Williamsburgh being the surviving bank.

  Each outstanding share of DCB Common Stock at the Effective Time will remain outstanding and unchanged as a result of the Merger.

EFFECTIVE TIME

  The Merger will become effective at the date and time set forth in the Certificate of Merger that will be filed with the Secretary of State of the State of Delaware in accordance with applicable law. The Certificate of Merger will be filed no earlier than two and not more than five business days following the satisfaction or waiver of the latest to occur of the conditions specified in the Merger Agreement, unless another date is agreed to by DCB and FIBC; provided, that in no event will the Effective Date be earlier than January 5, 1999. See "-- Conditions to Consummation of the Merger." It is expected that a period of time will elapse between the Special Meeting and the Effective Time while the parties seek to obtain the regulatory approvals required to consummate the Merger. There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the United States Department of Justice or the New York State Attorney General will not challenge the Merger or, if such a challenge is made, as to the result thereof. See "-- Regulatory Approvals."

MERGER CONSIDERATION AND ELECTION, ALLOCATION AND PRORATION PROCEDURES

  General. Upon consummation of the Merger, each outstanding share of FIBC Common Stock (other than Dissenters' Shares) will be converted into the right to receive, at the election of the holder thereof and subject to the election, allocation and proration procedures set forth in the Merger Agreement, either the Stock Consideration or the Cash Consideration, in each case as determined pursuant to the Merger Agreement. See "Merger Consideration," "Election Procedures" and "Allocation Procedures" below. Under the terms of the Merger Agreement, cash will be paid in lieu of the issuance of fractional shares of DCB Common Stock. In addition, for each share of DCB Common Stock issued in the Merger, the FIBC stockholder receiving such share also will receive the related DCB Right issued pursuant to the DCB Rights Agreement.

  The number of shares of DCB Common Stock constituting the Stock Consideration and the amount of cash constituting the Cash Consideration will be determined pursuant to a formula set forth in the Merger Agreement, which provides that so long as the Average Closing Price is between $22.95 and $31.05, the Merger Consideration, whether in the form of stock or cash, will have a value of $40.50 (with the Stock Consideration valued at the Average Closing Price for such purpose), and 50% of the total consideration to be paid to FIBC stockholders will consist of DCB Common Stock and 50% will consist of cash. If the Average Closing Price is less than $22.95 or greater than $31.05, then the value of the Merger Consideration will be adjusted, and the percentages of the total consideration consisting of DCB Common Stock and cash will change, all as set forth in the Merger Agreement and more fully described below under "-- Merger Consideration."

  THE FORM OF THE CONSIDERATION ULTIMATELY RECEIVED BY A STOCKHOLDER OF FIBC WILL DEPEND UPON THE ELECTION, ALLOCATION AND PRORATION PROCEDURES DESCRIBED BELOW AND THE ELECTIONS OF OTHER STOCKHOLDERS. ACCORDINGLY, NO GUARANTEE CAN BE GIVEN THAT THE ELECTION OF ANY GIVEN STOCKHOLDER OF FIBC WILL BE HONORED. In addition, because the tax consequences of receiving the Cash Consideration will differ from the tax consequences of receiving the Stock Consideration, FIBC stockholders are urged to read carefully the information set forth below under "-- Material Federal Income Tax Consequences."

  Merger Consideration. The Merger Agreement provides that each share of FIBC Common Stock issued and outstanding at the Effective Time will be converted into the right to receive, at the election of the holder thereof, either:

    (i) a number of shares of DCB Common Stock (together with the number of DCB Rights associated therewith) equal to the Final Exchange Ratio (as defined below), or

    (ii) cash in an amount equal to the Per Share Consideration (as defined below).

  For purposes of determining the amount of the Merger Consideration each holder of FIBC Common Stock will be entitled to receive, the following definitions will apply:

    "Aggregate Cash Consideration" means the product obtained by multiplying
  (x) the Outstanding Shares Number by (y) $20.25.

    "Aggregate Merger Consideration" means the sum of (x) the Aggregate Cash Consideration and (y) the Aggregate Stock Consideration.

    "Aggregate Stock Consideration" means (w) 0.5 multiplied by (x) the Outstanding Shares Number multiplied by (y) the Average Closing Price multiplied by (z) the Preliminary Stock Ratio.

    "Average Closing Price" means the average of the closing sale prices per share for DCB Common Stock as reported on the Nasdaq National Market during the ten consecutive trading-day period during which the shares of DCB Common Stock are traded on the Nasdaq National Market ending on the tenth business day immediately prior to the anticipated Effective Time.

    "Final Exchange Ratio" means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration by the Average Closing Price.

    "Outstanding Shares Number" means the number of shares of FIBC Common Stock issued and outstanding immediately prior to the Effective Time.

    "Per Share Consideration" means the quotient obtained by dividing the Aggregate Merger Consideration by the Outstanding Shares Number.

    "Preliminary Stock Ratio" means the quotient, rounded to the nearest ten-thousandth, obtained by dividing $40.50 by the Average Closing Price; provided, that (i) if the Average Closing Price is equal to or greater than $31.05, the Preliminary Stock Ratio shall be 1.3043 (the "Minimum Stock Ratio"), and (ii) if the Average Closing Price is equal to or less than $22.95, the Preliminary Stock Ratio shall be 1.7647 (the "Maximum Stock Ratio").

  The following table sets forth the value of the Merger Consideration to be received by the holders of FIBC Common Stock, including the percentage of the total consideration that will consist of DCB Common Stock and the percentage that will consist of cash, at the Average Closing Price of DCB Common Stock specified.

         AVERAGE           PER SHARE             FINAL
      CLOSING PRICE      CONSIDERATION       EXCHANGE RATIO       % STOCK       % CASH
      -------------      -------------       --------------       -------       ------
       $32.00               $41.12               1.2850           50.75%        49.25%
       $31.05               $40.50               1.3043           50.00%        50.00%
       $30.00               $40.50               1.3500           50.00%        50.00%
       $28.00               $40.50               1.4464           50.00%        50.00%
       $26.00               $40.50               1.5577           50.00%        50.00%
       $24.00               $40.50               1.6875           50.00%        50.00%
       $22.95               $40.50               1.7647           50.00%        50.00%
       $22.00               $39.66               1.8027           48.94%        51.06%
       $21.00               $38.78               1.8467           47.78%        52.22%
       $20.25               $38.12               1.8825           46.88%        53.12%
       $20.00               $37.90               1.8950           46.57%        53.43%
       $19.00               $37.01               1.9479           45.29%        54.71%
       $18.00               $36.13               2.0072           43.95%        56.05%

  Notwithstanding the figures indicated above, if the percentage of the total consideration that will consist of DCB Common Stock is below 50% and either Thacher Proffitt & Wood or Skadden, Arps, Slate, Meagher & Flom LLP is unable to render its tax opinion, as described below under "-- Material Federal Income Tax Consequences," as a result of the Merger potentially failing to qualify as a reorganization under Section 368(a) of the Code, then DCB will reduce the Aggregate Cash Consideration, and correspondingly increase the Aggregate Stock Consideration, to the minimum extent necessary to enable Thacher Proffitt & Wood or Skadden, Arps, Slate, Meagher & Flom LLP, as the case may be, to render its tax opinion.

  Assuming the Pricing Period ended on July 17, 1998 (the last trading day prior to announcement of the Merger), the Average Closing Price would be $26.66, the Stock Consideration would be equal to 1.5194 shares of DCB Common Stock and the Cash Consideration would be $40.50. Assuming the Pricing Period ended on

October 30, 1998 (the latest practicable trading date prior to the mailing of this Proxy Statement-Prospectus), the Average Closing Price would be $23.14, the Stock Consideration would be equal to 1.7502 shares of DCB Common Stock and the Cash Consideration would be $40.50. It is expected that the market price of DCB Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the date on which the Merger is consummated and thereafter. Because the aggregate number of shares of DCB Common Stock to be received by FIBC stockholders in the Merger will be fixed following determination of the Average Closing Price (subject to possible adjustment in the circumstances described herein) and because the market price of DCB Common Stock is subject to fluctuation, the value of the shares of DCB Common Stock that a holder of FIBC Common Stock may receive in the Merger may increase or decrease following determination of the Average Closing Price. For further information concerning the historical prices of DCB Common Stock, see "COMPARATIVE COMMON STOCK PRICE AND DIVIDEND INFORMATION." Holders of FIBC Common Stock are urged to obtain current market prices for DCB Common Stock in connection with voting their shares at the Special Meeting and making their elections.

  If the Average Closing Price is less than or equal to $20.25, then the FIBC Board will have the right to terminate the Merger Agreement unless, following receipt of FIBC's notice of termination, DCB elects to increase the Per Share Consideration to be received by FIBC's stockholders to at least $38.12 for each share of FIBC Common Stock. During the period following the execution of the Merger Agreement and preceeding the mailing of this Proxy Statement-Prospectus, there was substantial volatility in United States and foreign stock markets. During this time, the price of a share of DCB Common Stock, as reported on the Nasdaq Stock Market, was, from time-to-time, below $20.25. Following approval of the Merger Agreement by the FIBC stockholders at the Special Meeting, the FIBC Board may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting the FIBC stockholders if the Average Closing Price is less than or equal to $20.25, even though the Per Share Consideration would be less than $38.12. The FIBC Board has not yet determined what action it might take under the Merger Agreement if the Average Closing Price is less than or equal to $20.25. In such a situation, in considering whether to consummate the Merger without the resolicitation of the FIBC stockholders, the FIBC Board will, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisor and its legal counsel.

  DCB is under no obligation to increase the Per Share Consideration, and there can be no assurance that DCB would elect to increase the Per Share Consideration, if the FIBC Board were to exercise its right to terminate the Merger Agreement. Any such decision would be made by the DCB Board, consistent with its fiduciary duties, taking into account all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisor and its legal counsel. If the DCB Board elects to increase the Per Share Consideration as set forth in the Merger Agreement and as described above, it must give FIBC prompt notice of such election and of its proposed increase in the Per Share Consideration, in which case no termination of the Merger Agreement would occur. See "THE MERGER --
 Termination."

  Elections. Following the date of the Special Meeting and prior to the Effective Time, each record holder of shares of FIBC Common Stock will be sent an Election Form, which shall permit such stockholder to elect to receive either (i) the Stock Consideration in exchange for each share of FIBC Common Stock held or (ii) the Cash Consideration in exchange for each share of FIBC Common Stock held. Notwithstanding the foregoing, no holder of FIBC Common Stock may elect to receive DCB Common Stock with respect to fewer than 50 shares of FIBC Common Stock. If a stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the deadline for the submission of the Election Form, the shares of FIBC Common Stock held by such stockholder shall be designated "No Election Shares."

  Election Procedures. All elections will be required to be made on an Election Form. To make an effective election with respect to shares of FIBC Common Stock, the holder thereof must, in accordance with the Election Form,
(i) complete properly and return the Letter of Transmittal and Election Form to the Exchange Agent, (ii) either (a) deliver therewith his or her FIBC Certificates with respect to such shares (or an appropriate guarantee of delivery thereof), or (b) complete the procedure for delivery by book-entry transfer of such shares on a timely basis, and (iii) deliver therewith any other required documents, prior to the Election Deadline. It is anticipated that the Letter of Transmittal and Election Form will be mailed to FIBC stockholders immediately following the Special Meeting, and in any event at least thirty (30) days prior to the anticipated Effective Time.

  FIBC CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL AN FIBC STOCKHOLDER HAS RECEIVED THE LETTER OF TRANSMITTAL AND ELECTION FORM. SEE "-- PROCEDURES FOR EXCHANGE OF FIBC CERTIFICATES."

  A holder of shares of FIBC Common Stock having a preference as to the form of consideration to be received for his or her shares of FIBC Common Stock should make an Election because shares as to which an Election has been made will be given priority in allocating such consideration over shares as to which an Election is not received. Neither FIBC nor the FIBC Board makes any recommendation as to whether stockholders should elect to receive the Cash Consideration or the Stock Consideration in the Merger. Each holder of FIBC Common Stock must make his or her own decision with respect to such election.

  Allocation Procedures. If the Aggregate Cash Consideration is greater than the Per Share Consideration multiplied by the total number of Cash Election Shares (the "Cash Election Amount"), then:

    (i) all Cash Election Shares will be converted into the right to receive an amount of cash equal to the Per Share Consideration;

    (ii) the Exchange Agent will select, on a pro rata basis, first from among the holders of No Election Shares and then, if necessary, from among the holders of Stock Election Shares, a sufficient number of such shares ("Cash Designee Shares") such that the sum of the Cash Designee Shares and the Cash Election Shares multiplied by the Per Share Consideration equals as closely as practicable the Aggregate Cash Consideration (the Cash Designee Shares will be converted into the right to an amount of cash equal to the Per Share Consideration); and

    (iii) any Stock Election Shares and any No Election Shares, in each case, not so selected as Cash Designee Shares will be converted into the right to receive DCB Common Stock at the Final Exchange Ratio.

If the Aggregate Cash Consideration is less than the Cash Election Amount, then:

    (i) all Stock Election Shares and all No Election Shares will be converted into the right to receive DCB Common Stock at the Final Exchange Ratio;

    (ii) the Exchange Agent will select, on a pro rata basis from among the holders of Cash Election Shares, a sufficient number of such shares ("Stock Designee Shares") such that the number of Stock Designee Shares multiplied by the Per Share Consideration equals as closely as practicable the difference between the Cash Election Amount and the Aggregate Cash Consideration (the Stock Designee Shares shall be converted into the right to receive DCB Common Stock at the Final Exchange Ratio); and

    (iii) any Cash Election Shares not so selected as Stock Designee Shares shall be converted into the right to receive an amount of cash equal to the Per Share Consideration.

  The pro rata selection process to be used by the Exchange Agent will consist of such equitable pro ration processes as shall be mutually determined by DCB and FIBC.

  Dissenting Stockholders. Any shares of FIBC Common Stock as to which appraisal rights have been asserted and not withdrawn will not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder's FIBC Common Stock shall be deemed to be No Election Shares and shall be subject to the allocation and proration procedures described herein. See "-- Appraisal Rights."

  Miscellaneous. If DCB effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction prior to the Effective Time, an appropriate adjustment to the consideration will be made.

  No fractional shares of DCB Common Stock will be issued in connection with the Merger and cash will be paid in lieu thereof.

  Upon consummation of the Merger, any shares of FIBC Common Stock that are owned by FIBC as treasury stock or that are held directly or indirectly by DCB, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect thereto and such shares will not be considered for purposes of the foregoing allocation procedures. For certain information concerning the historical market prices of FIBC Common Stock and DCB Common Stock, see "COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION."

SPECIAL DIVIDEND

  The Merger Agreement prohibits FIBC from paying dividends other than normal quarterly dividends not in excess of $0.125 per share of FIBC Common Stock; provided, however, that FIBC may pay a special one-time dividend on FIBC Common Stock prior to the Effective Time, in an amount not to exceed $1.00 per share, in the event that Financial Federal receives sufficient cash proceeds from the disposition of a specified real estate investment prior to the Effective Time. See "-- Conduct of Business Pending the Merger." The amount of the Special Dividend will be computed as follows: (i) if the cash proceeds (received in the form of a certified check or immediately available funds) of such sale (net of transaction expenses and transfer taxes, if any) are greater than or equal to the book value of such assets on FIBC's books and records, net of any specific reserves established as of March 31, 1998 ("Book Value"), the Special Dividend may be paid in the aggregate amount of the product of the number of shares of FIBC Common Stock outstanding immediately prior to the Effective Time and $1.00, or (ii) if the cash proceeds (received in the form of a certified check or immediately available funds) of such sale are less than the Book Value, then the Special Dividend may be paid in an aggregate amount equal to the amount by which (A) the product of the number of shares of FIBC Common Stock outstanding immediately prior to the Effective Time and $1.00 exceeds (B) the difference between the Book Value and the cash proceeds of such sale; provided, further, that such sale may not occur without the prior written consent of DCB if such sale would result in the amount set forth in (B) exceeding the amount set forth in (A).

  FIBC has entered into an agreement providing for the sale of such real estate investment to a third party. The amount of the Special Dividend will depend upon the final terms upon which the real estate investment is sold and the expenses incurred by FIBC in connection with such sale. In any event, although FIBC would not be prohibited pursuant to the Merger Agreement from paying the Special Dividend at any time after completion of the proposed sale of the real estate investment, FIBC does not intend to pay the Special Dividend unless FIBC is reasonably certain that all conditions to the consummation of the Merger have been satisfied (or, where permissible, waived). No assurance can be given as to whether or on what terms such real estate investment will be disposed of, and, accordingly, as to the amount, if any, of the Special Dividend.

  The federal income tax treatment of the Special Dividend is unclear and depends in part upon whether the Special Dividend and the Merger are treated as a single integrated transaction for federal income tax purposes. If the Special Dividend and the Merger are treated as a single integrated transaction, the cash received by a stockholder of FIBC from the Special Dividend is likely to be treated as cash consideration received by such stockholder for his or her FIBC Common Stock in the Merger (see "-- Material Federal Income Tax Consequences -- Exchange of FIBC Common Stock for DCB Common Stock and Cash"), although other characterizations are possible, including treating the cash received as a dividend to such stockholder to the extent of FIBC's current or accumulated earnings and profits. If, on the other hand, the Special Dividend and the Merger are not treated as a single integrated transaction, the cash received by an FIBC stockholder from the Special Dividend may be treated as either a dividend to the extent of FIBC's current or accumulated earnings and profits, or as a payment in exchange for any portion of the FIBC Common Stock deemed surrendered in exchange for the Special Dividend (generally resulting in capital gain or loss equal to the difference between the amount of cash received in the Special Dividend and the basis in the FIBC Common Stock deemed exchanged therefor). Each FIBC stockholder is urged to consult his or her tax advisor regarding the federal, state, local, foreign and other tax consequences of the Special Dividend and the Merger.

BACKGROUND OF THE MERGER

  Financial Federal, formerly Financial Federal Savings and Loan Association, converted from the mutual to the stock form of organization on August 17, 1994, and in connection therewith was acquired by FIBC in a holding company formation transaction. The period since the Financial Federal conversion has been one of continuous and significant change in the financial services industry, marked by steadily increasing competition and widespread consolidation. Based on the FIBC Board's belief that continued consolidation and competition in the financial services industry would make it increasingly difficult for smaller thrifts or thrift holding companies such as FIBC to maintain their competitive position and market share, the FIBC Board has from time to time considered and analyzed, with the assistance of Sandler O'Neill, FIBC's strategic alternatives, including prospects for FIBC continuing as an independent entity and possible business combination transactions with financial institutions of varying sizes and the effects of such transactions on FIBC and its stockholders, employees and the communities it serves.

  In June 1998, the FIBC Board retained Sandler O'Neill to serve as its financial advisor in connection with FIBC's review of its strategic alternatives and potential merger and acquisition transactions. Sandler O'Neill reviewed with the FIBC Board FIBC's strategic alternatives and the current condition of the financial institution merger and acquisition market. Based on Sandler O'Neill's analysis and recommendations and based on the values that the FIBC Board believed might be obtainable in a business combination transaction, the FIBC Board determined that a business combination between FIBC and another financial institution may be in the best interests of FIBC and its stockholders and authorized Sandler O'Neill to contact representatives of certain selected financial institutions to ascertain their interest in engaging in a business combination transaction with FIBC. These institutions were selected jointly by Sandler O'Neill and the FIBC Board based on their suitability with respect to certain characteristics, including size, location, performance, operating strategy and pro forma impact.

  In mid-June, Sandler O'Neill communicated with 11 financial institutions regarding their interest in engaging in a business combination transaction with FIBC. A number of these institutions expressed interest, and each of such companies was requested to deliver to Sandler O'Neill by July 6, 1998, a written proposal containing the per share price and other proposed terms upon which such party would be willing to enter into a business combination transaction with FIBC. Three companies, including DCB, submittted proposals for a business combination transaction.

  On July 8, 1998, the FIBC Board, together with its legal and financial advisors, met to review the three proposals received. Of the three proposals received, DCB's proposal offered the highest per share consideration to the holders of FIBC Common Stock. DCB proposed a transaction whereby approximately 50% of the merger consideration would be payable in cash and approximately 50% would be payable in DCB Common Stock. Following further discussions regarding the DCB proposal, the FIBC Board authorized FIBC's management, together with Sandler O'Neill and FIBC's legal counsel, to negotiate the terms of a business combination transaction with DCB and to provide DCB an opportunity to conduct a comprehensive due diligence review of FIBC.

  DCB commenced its due diligence review on July 11, 1998. During and following the due diligence period, FIBC's management, together with its legal and financial advisors, held discussions with DCB's management and its legal and financial advisors concerning the terms of a proposed business combination between the parties. On July 16, 1998, the DCB Board met to consider the terms of the proposed definitive agreement and the financial terms of the transaction, receiving presentations from its legal and financial advisors. After further negotiation later that day and the next, on July 17, 1998, the DCB Board approved the execution of the Merger Agreement, subject to such changes as senior management determined to be appropriate. On July 18, 1998, the terms of the Merger Agreement and the Stock Option Agreement to be presented to the FIBC Board were finalized.

  At a meeting held on July 18, 1998, the FIBC Board reviewed the terms of the DCB proposal and compared it to the other two proposals received by Sandler O'Neill. The FIBC Board then reviewed and discussed, with the assistance of its legal counsel and Sandler O'Neill, the Merger Agreement and the Stock Option Agreement. Management and FIBC's financial advisors also reviewed with the FIBC Board their due diligence findings concerning DCB. Representatives of Sandler O'Neill reviewed financial information concerning DCB, FIBC and the proposed transaction and delivered to the FIBC Board Sandler O'Neill's oral opinion (which was subsequently confirmed in writing) that, as of such date, the Merger Consideration was fair, from a financial point of view, to the holders of FIBC Common Stock. See "-- Opinion of FIBC's Financial Advisor." Based upon the FIBC Board's review and discussion of the definitive terms of the transaction, the opinion of Sandler O'Neill and other relevant factors, the FIBC Board, by unanimous vote of all directors, authorized and approved the execution of the Merger Agreement and the Stock Option Agreement.

  Following the FIBC Board meeting, the Merger Agreement and the Stock Option Agreement were executed by the parties, and, on July 20, 1998, a joint press release was issued announcing the proposed Merger.

REASONS FOR THE MERGER; RECOMMENDATION OF THE FIBC BOARD

  FIBC. The FIBC Board believes that the Merger is fair to, and in the best interests of, FIBC and its stockholders. ACCORDINGLY, THE FIBC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE HOLDERS OF FIBC COMMON STOCK VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY. See "--
 Background of the Merger" above and "-- Opinion of FIBC's Financial Advisor" below.

  The terms of the Merger, including the Merger Consideration, are the result of arm's-length negotiations between representatives of FIBC and DCB. In reaching its decision to approve the Merger Agreement and the Stock Option Agreement, the FIBC Board, without assigning any relative or specific weights, considered a number of factors, both from a short-term and long-term perspective, including, without limitation, the following:

    (a) the FIBC Board's familiarity with and review of FIBC's business, financial condition, results of operations and prospects, including, without limitation, its potential growth and profitability and the business risks associated therewith;

    (b) the current and prospective environment in which FIBC operates, including national and local economic conditions, the competitive environment for savings banks and other financial institutions generally, the increasing consolidation in the financial services industry and the competitive effects of such increased consolidation on smaller financial institutions such as FIBC;

    (c) information concerning the business, financial condition, results of operations and prospects of DCB, including the historical performance of DCB Common Stock prior to the execution of the Merger Agreement, the historical financial data of DCB, customary statistical measurements of DCB's financial performance and the future prospects for DCB Common Stock following the Merger;

    (d) the value to be received by holders of FIBC Common Stock pursuant to the Merger Agreement in relation to the historical trading prices of FIBC Common Stock;

    (e) the information presented by Sandler O'Neill to the FIBC Board with respect to the Merger and the opinion of Sandler O'Neill that, as of the date of such opinion, the Merger Consideration was fair to the holders of FIBC Common Stock from a financial point of view (see "-- Opinion of FIBC's Financial Advisor" below);

    (f) the process conducted by FIBC's management and its financial advisor in exploring and determining the potential value which could be realized by FIBC stockholders in a business combination transaction, including the contacts between FIBC's financial advisor and certain financial institutions, the fact that each of such financial institutions which expressed interest in a business combination transaction with FIBC was afforded an opportunity to submit a proposal for such a transaction to FIBC, the terms of the proposals received by FIBC from such financial institutions and the fact that the indicated value of the proposed per share consideration in the DCB proposal was higher than the indicated values of the per share consideration offered in the other proposals submitted to FIBC (see "-- Background of the Merger");

    (g) the financial and other significant terms of the proposed Merger with DCB, and the review by FIBC with its legal and financial advisors of the provisions of the Merger Agreement and the Stock Option Agreement;

    (h) the expected impact of the Merger on FIBC's business, employees, customers and communities, and the expectation that DCB will continue to provide quality service to the customers and the communities served by FIBC;

    (i) the FIBC Board's belief that the receipt of DCB Common Stock in the Merger generally will permit holders of FIBC Common Stock to defer any federal income tax liability associated with the increase in the value of their stock for which DCB Common Stock is received pursuant to the Merger (see "-- Material Federal Income Tax Consequences" below) and to become stockholders of DCB, an institution with strong operations, dividends and share liquidity; and

    (j) the alternative strategic courses available to FIBC, including remaining independent and exploring other potential business combination transactions.

  DCB. The DCB Board has unanimously approved and adopted the Merger Agreement. In negotiating the terms of the Merger and in considering its recommendation for the approval of the Merger Agreement, the DCB Board considered a number of factors including, without limitation, the following:

    (a) the Merger Consideration to be paid to the FIBC stockholders in relation to the market value, book value and earnings per share of FIBC Common Stock;

    (b) the DCB Board's review, based in part on presentations by Merrill Lynch & Co., Inc., its financial advisor, and management, of the business, operations and financial condition of FIBC, the prospects of the combined institution and the increased market presence, economies of scale, cost savings opportunities and enhanced opportunities for growth made possible by the Merger;

    (c) the DCB Board's recognition of the complementary nature of the markets served and products offered by DCB and FIBC and expectation that the Merger would provide it with opportunities for additional growth;

    (d) the expectation of DCB's management that as a result of the combined impact of incremental income arising from the deployment of excess capital and anticipated cost savings, the Merger would be accretive to earnings per share in the fiscal year ending June 30, 2000;

    (e) the positive impact of the Merger on depositors, employees, customers and communities served by DCB and FIBC;

    (f) the expectation that the Merger will generally be a tax-free transaction to DCB and that the Merger will be accounted for under the purchase method of accounting. See "-- Material Federal Income Tax Consequences" and "-- Accounting Treatment;"

    (g) the Merger is consistent with DCB's ongoing strategy of growth through acquisitions; and

    (h) the terms of the Merger Agreement and the Stock Option Agreement and the other documents executed in connection with the Merger.

  The DCB Board did not assign any specific or relative weights to the factors under consideration.

OPINION OF FIBC'S FINANCIAL ADVISOR

  Pursuant to an engagement letter dated as of June 8, 1998 (the "Sandler O'Neill Agreement"), FIBC retained Sandler O'Neill as an independent financial advisor in connection with FIBC's consideration of possible business combinations with a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

  Pursuant to the terms of the Sandler O'Neill Agreement, Sandler O'Neill acted as financial advisor to FIBC in connection with the Merger. In connection therewith, the FIBC Board requested Sandler O'Neill to render its opinion as to the fairness of the Merger Consideration to the stockholders of FIBC Common Stock from a financial point of view. On July 18, 1998, Sandler O'Neill delivered to the FIBC Board its oral opinion, subsequently confirmed in writing, that, as of such date, the Merger Consideration was fair to the holders of shares of FIBC Common Stock from a financial point of view. Sandler O'Neill has also delivered to the FIBC Board a written opinion, dated the date of this Proxy Statement-Prospectus, which is substantially identical to the July 18, 1998 opinion. THE FULL TEXT OF THE SANDLER O'NEILL FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C. HOLDERS OF SHARES OF FIBC COMMON STOCK ARE URGED TO READ THE SANDLER O'NEILL FAIRNESS OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

  THE SANDLER O'NEILL FAIRNESS OPINION WAS PROVIDED TO THE FIBC BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO HOLDERS OF SHARES OF FIBC COMMON STOCK. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF FIBC TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES OF FIBC COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

  In connection with rendering its July 18, 1998 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but does not purport to be a complete description of all the analyses underlying the Sandler O'Neill Fairness Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of FIBC, DCB and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither FIBC, DCB nor Sandler O'Neill assumes responsibility for their accuracy.

  Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon an implied transaction value of $40.50 and FIBC's March 31, 1998 financial information, Sandler O'Neill calculated the price to tangible book value and price to last twelve months' normalized earnings. This analysis yielded a price to tangible book value multiple of 2.48x and a price to last twelve months' earnings multiple of 24.4x.

  Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of FIBC Common Stock and DCB Common Stock, and the relationship between the movements in the prices of FIBC Common Stock and DCB Common Stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index (the "S&P Index"), the NASDAQ Bank Index (the "Bank Index") and selected composite groups of publicly traded savings institutions (in the case of FIBC) and larger publicly traded savings institutions (in the case of DCB), identified below. During the one-year period ended July 17, 1998, FIBC Common Stock outperformed each of the indices to which it was compared and DCB Common Stock outperformed each of the indices to which it was compared.

  Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples, for FIBC and two different groups of savings institutions. The first group consisted of FIBC and the following 14 publicly traded regional savings institutions (the "Regional Group"): 1st Bergen Bancorp, Catskill Financial Corp., Chester Valley Bancorp Inc., Elmira Savings Bank, Equitable Federal Savings Bank, Harbor Federal Bancorp Inc., Harleysville Savings Bank, Independence Federal Savings Bank, Little Falls Bancorp Inc., Pittsburgh Home Financial Corp, Skaneateles Bancorp Inc., Washington Savings Bank FSB, WVS Financial Corp., and Yonkers Financial Corp. Sandler O'Neill also compared FIBC to a group of 11 publicly traded savings institutions which had a return on average equity (based on last twelve months' earnings) of greater than 14% and a price to tangible book value of greater than 210% (the "Highly Valued Group"). The Highly Valued Group included the following institutions:
Equitable Federal Savings Bank, First Citizens Corp., First Mutual Savings Bank, Harleysville Savings Bank, Home Port Bancorp Inc., Ipswich Savings Bank, KSB Bancorp Inc., Progress Financial Corp., PVF Capital Corp., Warren Bancorp Inc., and Winton Financial Corp. The analysis compared publicly available financial information for FIBC and the median data for each of the Regional Group and the Highly Valued Group as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the twelve months ended March 31, 1998.

  Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for DCB and two different groups of savings institutions. The first group consisted of Dime and the following 14 publicly traded savings institutions (the "Peer Group"): Commonwealth Bancorp Inc., First Source Bancorp Corp., Flushing Financial Corp., Haven Bancorp Inc., JSB Financial Inc., Ocean Financial Corp., PennFed Financial Services Inc., Queens County Bancorp Inc., Reliance Bancorp Inc., Richmond County Financial Corp., Roslyn Bancorp Inc., Staten Island Bancorp Inc., WSFS Financial Corp., and York Financial Corp. Sandler O'Neill also compared DCB to a group of 12 publicly traded savings institutions which had a return on average equity (based on last twelve months' earnings) of greater than 14.6% and a price to tangible book value of greater than 206% (the "Larger Highly Valued Group"). The Larger Highly Valued Group included: Anchor BanCorp Wisconsin, BankAtlantic Bancorp Inc., CFSB Bancorp Inc., D&N Financial Corp., First Federal Capital Corp., Flagstar Bancorp Inc., InterWest Bancorp Inc., Metropolitan Financial Corp., Ocwen Financial Corp., Parkvale Financial Corp., People's Bancshares Inc., and WSFS Financial Corp. The analysis compared publicly available financial information for DCB and the median data for each of the Peer Group and the Larger Highly Valued Group as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the twelve months ended March 31, 1998.

  Analysis of Selected Merger Transactions. Sandler O'Neill reviewed 65 transactions announced from January 1, 1998 to July 17, 1998 involving publicly traded savings institutions nationwide as acquired institutions with transaction values greater than $15 million ("Nationwide Transactions") and 11 transactions announced from January 1, 1998 through July 17, 1998 involving public savings institutions in the Mid-Atlantic Region (New Jersey, New York, Maryland and Pennsylvania) as acquired institutions with transaction values greater than $15 million ("Regional Transactions"). Sandler O'Neill reviewed the ratios of transaction value to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, transaction value to total deposits and transaction value to total assets and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. These multiples were applied to FIBC's financial information as of and for the twelve months ended March 31, 1998. Based upon the median multiples for Nationwide Transactions, Sandler O'Neill derived an imputed range of values per share of FIBC Common Stock of $37.32 to $46.30. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of FIBC Common Stock of $33.50 to $49.58.

  No company involved in the transactions included in the above analysis is identical to FIBC or DCB and no transaction included in the above analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of FIBC and DCB and the companies to which they are being compared.

  Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of FIBC through the fiscal year ending September 30, 2003 under various circumstances, assuming FIBC performed in accordance with earnings forecasts of its management and certain variations thereof. To approximate the terminal value of FIBC Common Stock at September 30, 2003, Sandler O'Neill applied price to earnings multiples ranging from 12x to 27x and applied multiples of tangible book value ranging from 100% to 350%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9% to 15%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FIBC Common Stock. This analysis, assuming the current dividend payout ratio and management's earning forecasts, indicated an imputed range of values per share of FIBC Common Stock of between $12.30 and $34.54 when applying the price to earnings multiples, and an imputed range of values per share of FIBC Common Stock of between $10.82 and $46.26 when applying multiples of tangible book value. In connection with its analysis, Sandler O'Neill used sensitivity analyses to consider the effects changes in the underlying assumptions (including variations with respect to the growth rate of assets, net interest rate spread, non-interest income, non-interest expense and dividend payout ratio) would have on the resulting present value and discussed these effects with the FIBC Board. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or actual future results.

  Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the Merger through December 31, 2005, based upon a transaction value of $40.50 per share with the Merger Consideration being 50% cash and 50% DCB Common Stock and assuming the Average Closing Price of DCB Common Stock was $26.38 per share, FIBC's and DCB's current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the Merger, charges associated with the Merger, operating efficiencies and other adjustments discussed with senior managements of FIBC and DCB. This analysis indicated that in the first full fiscal year following consummation of the Merger, the Merger would be dilutive to DCB's earnings per share (determined under GAAP), accretive to DCB's cash earnings per share and dilutive to tangible book value per share of DCB's Common Stock.

  In connection with rendering its July 18, 1998 opinion, Sandler O'Neill reviewed, among other things: (i) the Merger Agreement and exhibits thereto;
(ii) the Stock Option Agreement; (iii) certain publicly available financial statements of FIBC and other historical financial information provided by FIBC that Sandler O'Neill deemed relevant; (iv) certain publicly available financial statements of DCB and other historical financial information provided by DCB that Sandler O'Neill deemed relevant; (v) certain financial analyses and forecasts of FIBC prepared by and reviewed with management of FIBC and the views of senior management of FIBC regarding FIBC's past and current business, operations, results thereof, financial condition and future prospects; (vi) certain financial analyses and forecasts of DCB prepared by and reviewed with management of DCB and the views of senior management of DCB regarding DCB's past and current business, operations, results thereof, financial condition and future prospects; (vii) the pro forma impact of the Merger on DCB; (viii) the publicly reported historical price and trading activity for FIBC's and DCB's Common Stock, including a comparison of certain financial and stock market information for FIBC and DCB with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

  In connection with rendering the Sandler O'Neill Fairness Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its July 18, 1998 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

  In performing its reviews and analyses, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill does not assume any responsibility or liability therefor. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FIBC or DCB or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of FIBC or DCB, nor has it reviewed any individual credit files relating to FIBC or DCB. With FIBC's consent, Sandler O'Neill has assumed that the respective aggregate allowances for loan losses for both FIBC and DCB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of FIBC or DCB. With respect to all financial information and projections reviewed with each company's management, Sandler O'Neill assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of FIBC and DCB and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

  Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived. Sandler O'Neill also assumed, with FIBC's consent, that there has been no material change in FIBC's or DCB's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to them, that FIBC and DCB will remain as going concerns for all periods relevant to its analyses, and that the Merger will be accounted for as a purchase and will qualify as a tax-free reorganization for federal income tax purposes.

  Under the Sandler O'Neill Agreement, FIBC will pay Sandler O'Neill a transaction fee in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. Under the terms of the Sandler O'Neill Agreement, FIBC will pay Sandler O'Neill a transaction fee equal to 2% of the aggregate purchase price up to $5.0 million, plus 1.5% of the aggregate purchase in excess of $5.0 million but less than $15 million, plus 1.0% of the aggregate purchase price in excess of $15 million. Based on the closing price of DCB Common Stock on October 30, 1998 (the latest practicable date prior to the date of this Proxy Statement- Prospectus), FIBC would pay Sandler O'Neill a transaction fee of approximately $836,188, of which approximately $203,981 has been paid and the balance of which will be paid when the Merger is consummated. Sandler O'Neill has also received a fee of $75,000 for rendering its fairness opinion. FIBC has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

  Sandler O'Neill has in the past provided certain other investment banking services to FIBC and has received compensation for such services. Sandler O'Neill has also in the past provided certain financial advisory services to DCB and has received compensation for such services. In the ordinary course of its business as a broker dealer, Sandler O'Neill may purchase securities from and sell securities to FIBC and DCB and may actively trade the equity securities of FIBC and DCB for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

PROCEDURES FOR EXCHANGE OF FIBC CERTIFICATES

  At or prior to the Effective Time, DCB shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of FIBC Certificates, certificates representing the shares of DCB Common

Stock, the cash in lieu of fractional shares and an amount of cash sufficient to pay the Aggregate Cash Consideration (such cash and certificates for shares of DCB Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued or paid pursuant to the Merger Agreement in exchange for shares of FIBC Common Stock.

  As soon as practicable after the Effective Time, and in no event more than five business days thereafter, the Exchange Agent shall mail, to each holder of record of an FIBC Certificate who has not previously surrendered such FIBC Certificate with an Election Form, a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the FIBC Certificates shall pass, only upon delivery of the FIBC Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the FIBC Certificates in exchange for the Merger Consideration into which the shares of FIBC Common Stock represented by such FIBC Certificate shall have been converted pursuant to the Merger Agreement. Upon surrender of an FIBC Certificate for exchange and cancellation to the Exchange Agent, together with a duly executed Letter of Transmittal, the holder of such FIBC Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of FIBC Common Stock shall have become entitled pursuant to the Merger, and the FIBC Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash constituting Merger Consideration (including the cash in lieu of fractional shares) and any unpaid dividends and distributions, if any, payable to holders of FIBC Certificates.

  No dividends or other distributions declared after the Effective Time with respect to DCB Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered FIBC Certificate with respect to the shares of DCB Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder, until the holder shall surrender such FIBC Certificate. After the surrender of any such FIBC Certificate, the holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of DCB Common Stock, if any, represented by such FIBC Certificate.

  After the Effective Time, there shall be no transfers on the stock transfer books of FIBC of the shares of FIBC Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, FIBC Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as provided herein and pursuant to the Merger Agreement.

  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of DCB Common Stock shall be issued upon the surrender for exchange of FIBC Certificates, no dividend or distribution with respect to DCB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of DCB. In lieu of the issuance of any such fractional share, DCB shall pay to each former stockholder of FIBC who otherwise would be entitled to receive a fractional share of DCB Common Stock an amount in cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of DCB Common Stock which such holder would otherwise be entitled to receive pursuant to the Merger Agreement.

  Any portion of the Exchange Fund that remains unclaimed by the stockholders of FIBC for 12 months after the Effective Time shall be paid to DCB. Any stockholders of FIBC who have not theretofore exchanged their FIBC Certificates shall thereafter look only to DCB for payment of the cash, shares of DCB Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the DCB Common Stock deliverable in respect of each share of FIBC Common Stock such stockholder holds as determined pursuant to the Merger Agreement, in each case, without any interest thereon. If outstanding FIBC Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of DCB (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of DCB, FIBC, the Exchange Agent or any other person shall be liable to any former holder of shares of FIBC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  In the event any FIBC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such FIBC Certificate to be lost, stolen or destroyed and, if required by DCB, the posting by such person of a bond in such amount as DCB may direct as indemnity against any claim that may be made against it with respect to such FIBC Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed FIBC Certificate the cash and/or shares of DCB Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to the Merger Agreement.

REGULATORY APPROVALS

  The Merger and Bank Merger are subject to the approval of the OTS pursuant to the Home Owners' Loan Act, Section 1467a(s) of Title 12 of the United States Code, and the Bank Merger Act, Section 1828(c) of Title 12 of the United States Code, respectively, and Sections 552.13 and 563.22 of Title 12 of the Code of Federal Regulations promulgated thereunder. DCB and FIBC filed an application for approval of the Merger and the Bank Merger with the OTS on September 25, 1998. This application is currently under review by the OTS. The OTS is required under these statutes to evaluate the applications by taking into consideration, among other things, the capital level of the resulting institution, the financial and managerial resources and future prospects of the institutions involved, the convenience and needs of the communities to be served and the conformity of the transaction to applicable law, regulation and supervisory policies. In addition, the OTS may not approve any proposed acquisition (i) which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States, or
(ii) which in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or which in any other manner would be in restraint of trade, unless the OTS finds that the anti-competitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the acquisition in meeting the convenience and needs of the community to be served. The OTS also considers, among other things, the fairness and disclosure of the Merger Agreement and the Plan of Bank Merger (including compensation to officers, directors and controlling persons of the disappearing association by the surviving association), the justification, need for and compensation to be paid to any advisory board, fees paid to each person or firm rendering legal or other professional services in connection with a merger, and the accounting and tax treatment of the merger. The OTS will also consider an assessment of each party's Year 2000 compliance efforts and the impact of the Merger on such efforts.

  Under the Community Reinvestment Act of 1977 ("CRA"), the OTS must take into account Dime of Williamsburgh's and Financial Federal's respective records of performance in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by Dime of Williamsburgh and Financial Federal, respectively. The regulations of the OTS also require the publication of notice and the opportunity for public comments relating to the application for approval, and the OTS may hold formal or informal meetings, if deemed appropriate to consider these comments. Any such comments or meetings could prolong the period during which the applications are subject to review by the OTS.

  In addition, under federal law, a period of 30 days must expire following approval by the OTS within which period the Department of Justice may file objections to the Merger under the federal antitrust laws. The post- approval waiting period may be reduced by the OTS to 15 days, with the concurrence of the Department of Justice. The Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger and Bank Merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser could be made. While DCB believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such proceeding, or that the Attorney General of the State of New York will not challenge the Merger, or if such proceeding is instituted or challenge is made, as to the result thereof.

  The Merger cannot proceed in the absence of the requisite regulatory approvals. See "-- Conditions to the Consummation of the Merger" and "--
 Termination." There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under "-- Conditions to the Consummation of the Merger."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  Consummation of the Merger is subject to various conditions. While it is anticipated that all such conditions will be satisfied, there can be no assurance that all of such conditions will be satisfied or waived.

  The respective obligations of DCB and FIBC to cause the Merger to be consummated are subject to certain conditions, including the following:

    (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of FIBC Common Stock under applicable law;

    (ii) the shares of DCB Common Stock which shall be issued to the stockholders of FIBC upon consummation of the Merger shall have been authorized for listing for quotation on the Nasdaq National Market;

    (iii) all necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated by the Merger Agreement shall have been obtained or made, except for those which the failure to obtain would not have a Material Adverse Effect (as defined herein) on FIBC or DCB, and none of such approvals or waivers shall contain any term or condition which would have a Material Adverse Effect on DCB and its subsidiaries, taken as a whole, after giving effect to the Merger;

    (iv) the DCB Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the DCB Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission;

    (v) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger;

    (vi) the representations and warranties of the other party in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date, except for certain representations and warranties the failure of which to be true and correct would not have a Material Adverse Effect (as defined below) with respect to the party making such representation or warranty, and the performance by the other party in all material respects of all obligations required by the Merger Agreement to be performed by it at or prior to the Closing Date;

    (vii) the receipt by DCB of the opinion of Thacher Proffitt & Wood, and the receipt by FIBC of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, each dated as of the Effective Time and each substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes: (i) no gain or loss will be recognized by DCB or FIBC as a result of the Merger; (ii) no gain or loss will be recognized by the stockholders of FIBC who exchange all of their FIBC Common Stock solely for DCB Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in DCB Common Stock); and (iii) the aggregate tax basis of the DCB Common Stock received by stockholders who exchange all of their FIBC Common Stock solely for DCB Common

  Stock pursuant to the Merger will be the same as the aggregate tax basis of the FIBC Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received);

    (viii) FIBC and DCB shall have caused to be delivered to the other "cold comfort" letters or letters of procedures from their respective independent certified public accountants, dated (i) the date of the mailing of this Proxy Statement-Prospectus to FIBC's stockholders and (ii) a date not earlier than five business days preceding the Closing Date concerning such matters as are customarily covered in transactions of the type contemplated by the Merger Agreement; and

    (ix) the delivery to each of DCB and FIBC of various letters, certificates and other documents.

REPRESENTATIONS AND WARRANTIES

  Each of FIBC and DCB have made certain representations and warranties to the other in the Merger Agreement as to, among other things, the authorization, validity, binding effect and enforceability of the Merger Agreement, various corporate matters, capital structure, consents and approvals, regulatory reports, financial statements, certain fees payable in connection with the Merger, the absence of material adverse changes, the absence of certain legal proceedings, taxes, employee benefit plans, compliance with applicable law, agreements with regulatory agencies, environmental matters, loan portfolio and property. FIBC has also made certain representations and warranties to DCB with respect to among other things, its material contracts, the inapplicability of antitakeover provisions, its insurance, its investment securities and borrowings, and certain other matters. DCB has also made representations and warranties to FIBC with respect to the shares of DCB Common Stock to be issued in connection with the Merger.

  None of the representations and warranties of the parties, with the exception of those relating to such party's corporate organization, insurance of deposit accounts, capitalization, absence of certain changes or events, taxes and financial advisor opinion, will be deemed to be untrue or incorrect for any purpose under the Merger Agreement, and neither DCB nor FIBC will be deemed to have breached a representation or warranty for any purpose under the Merger Agreement, in any case as a result of the existence or absence or any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representations or warranties of such party contained in the Merger Agreement, has had a Material Adverse Effect with respect to such party. The term "Material Adverse Effect" means, with respect to either party, any material adverse effect on (i) the business, results of operations or financial condition of such party and its subsidiaries taken as a whole, other than any such effect attributable to or resulting from (a) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (b) any change in GAAP or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, or (c) any action or omission of FIBC or DCB or any subsidiary of either of them taken with the prior written consent of the other party hereto or (ii) the ability of such party and its subsidiaries to consummate the transactions contemplated by the Merger Agreement.

FIBC STOCK OPTION PLANS

  DCB has agreed in the Merger Agreement that, at the Effective Time, each option to purchase shares of FIBC Common Stock that has been issued by FIBC and is outstanding immediately prior to the Effective Time (each, an "FIBC Option"), pursuant to the FIBC 1995 Incentive Stock Option Plan or the 1995 Stock Option Plan for Outside Directors (the "FIBC Option Plans"), whether or not then vested or exercisable, will be canceled and all rights thereunder will be extinguished. As consideration for such cancellation, FIBC will make payment, immediately prior to the Effective Time, to each holder of an FIBC Option of an amount determined by multiplying (a) the number of shares of FIBC Common Stock underlying each FIBC Option by (b) an amount equal to the excess (if any) of (i) the Per Share Consideration over (ii) the exercise price per share of such FIBC Option, provided, that no payment will be made to an FIBC Option holder unless and until the holder has executed and delivered to FIBC an instrument accepting such payment in full settlement of his or her rights under the outstanding FIBC Option. Notwithstanding the foregoing, the Merger Agreement provides that at the

Effective Time, FIBC Options held by Messrs. Latawiec, O'Gorman, Calamari, Hickey, Russo and Segrete and Ms. Swaya ("Continuing Option Holders") which are outstanding and unexercised immediately prior thereto may, at the election of the holder thereof, be converted automatically into an option to purchase shares of DCB Common Stock (a "Converted Option") in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the applicable FIBC Option Plan, the agreements evidencing grants thereunder and any other agreements between FIBC and the relevant optionee regarding FIBC Options, other than stock appreciation rights or limited stock appreciation rights or other rights to receive cash payments under the FIBC Option Plans):

    (1) the number of shares to be subject to the new option shall be equal to the product of the number of shares of FIBC Common Stock subject to the original option and the Final Exchange Ratio, provided that any fractional shares of DCB Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

    (2) the exercise price per share of DCB Common Stock under the new option shall be equal to the exercise price per share of FIBC Common Stock under the original option divided by the Final Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

  Unless otherwise agreed to between DCB and a Continuing Option Holder, all Converted Options will be exercisable for the same period and have the same terms and conditions applicable to the FIBC Option which they replace. DCB has agreed in the Merger Agreement to reserve for future issuance a sufficient number of additional shares of DCB Common Stock to provide for the satisfaction of its obligation with respect to the Converted Options.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, each of FIBC and DCB has agreed to, during the period from the date of the Merger Agreement to the Effective Time (except as expressly provided in the Merger Agreement or the Stock Option Agreement), use commercially reasonable efforts to, and shall cause each of its respective subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of FIBC, Financial Federal, DCB or Dime of Williamsburgh to perform its covenants and agreements on a timely basis under the Merger Agreement and (iv) take no action which would adversely affect or delay the ability of FIBC, Financial Federal, DCB or Dime of Williamsburgh to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the Merger Agreement or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction.

  In addition, pursuant to the Merger Agreement, except as otherwise specifically provided by the Merger Agreement, the Stock Option Agreement or consented to in writing by DCB, FIBC has agreed that it will not, and it will not permit any of its subsidiaries to, take certain actions, including the following:

    (i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends not in excess of $0.125 per share of FIBC Common Stock; provided, however, that, prior to the closing of the Merger, FIBC may pay the Special Dividend (see "-- Special Dividend");

    (ii) (a) repurchase, redeem or otherwise acquire any shares of the capital stock of FIBC or any subsidiary of FIBC, or any securities convertible into or exercisable for any shares of the capital stock of FIBC or any subsidiary of FIBC, (b) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (b) and
  (c), for the issuance of FIBC Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to the Option Agreement, FIBC Option Plans or any employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of the Merger Agreement;

    (iii) amend its Certificate of Incorporation, Bylaws or other similar governing documents;

    (iv) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $50,000 in the aggregate;

    (v) enter into any new line of business;

    (vi) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to FIBC, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

    (vii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger not being satisfied;

    (viii) change its methods of accounting in effect at March 31, 1998, except as required by changes in GAAP or regulatory accounting principles as concurred in writing by its independent auditors;

    (ix) (a) except as otherwise provided in the Merger Agreement, as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between FIBC or any subsidiary of FIBC and one or more of its current or former directors, officers, employees or independent contractors except as required pursuant to irrevocable commitments existing on the date of the Merger Agreement, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, except that FIBC may adopt the severance policy and pay retention bonuses as provided in the Merger Agreement, (b) except for normal salary increases in the ordinary course of business consistent with past practice, which increases do not exceed 5% of annual rate of base salary in effect on the date of the Merger Agreement in any individual case or except as required by applicable law, increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any employee benefit plan or agreement as in effect as of the date hereof; provided, however, that nothing contained herein shall prohibit FIBC from (x) committing to pay certain specified retention bonuses, or (y) paying, on or immediately prior to the Closing Date, discretionary bonuses in respect of fiscal 1998 such that the aggregate amount of all such bonuses in respect of fiscal 1998 does not exceed $291,000 and in individual amounts to be mutually agreed upon by DCB and the FIBC Board, provided, however, that DCB's agreement shall not be unreasonably withheld or (c) grant or award any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares;

    (x) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements except as otherwise specifically contemplated by the Merger Agreement;

    (xi) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

    (xii) file any application to relocate or terminate the operations of any banking office of it or any of its subsidiaries;

    (xiii) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which FIBC or any of its subsidiaries is a party or by which FIBC or any of its subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

    (xiv) other than in the ordinary course of business consistent with past practice, in individual amounts not to exceed $25,000, make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity;

    (xv) make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered "high risk" securities pursuant to Thrift Bulletin Number 52 issued by the OTS, that are purchased in the ordinary course of business with past practice;

    (xvi) enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum;

    (xvii) settle any claim, action or proceeding involving any liability of FIBC or any of its subsidiaries for money damages in excess of $50,000 or involving any material restrictions upon the operations of FIBC or any of its subsidiaries;

    (xviii) except in the ordinary course of business and in amounts less than $100,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

    (xix) make, renegotiate, renew, increase, extend, modify or purchase any
  (i) loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in accordance with the guidelines specified in the Merger Agreement, (ii) unsecured commercial loans or (iii) loans, advances or commitments to employees, directors, officer or other affiliated parties of FIBC or any of its subsidiaries;

    (xx) incur any additional borrowings other than short-term (with a final maturity of two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of FIBC or any subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder;

    (xxi) except for advances in the ordinary course to fund the carrying costs of certain specified properties up to $50,000 in the aggregate, make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the FIBC Board prior to the date of the Merger Agreement and disclosed in writing to DCB;

    (xxii) except pursuant to commitments existing at the date of the Merger Agreement which have previously been disclosed in writing to DCB, make any real estate loans secured by undeveloped land or real estate located outside the State of New York or make any construction loan;

    (xxiii) establish or make any commitment relating to the establishment of any new branch or other office facilities other than those for which all regulatory approvals have been obtained; with respect to any such new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $50,000;

    (xxiv) except for advances in the ordinary course to fund the carrying costs of certain specified properties up to $50,000 in the aggregate, organize, capitalize, lend to or otherwise invest in any subsidiary, or invest in or acquire a 10% or greater equity or voting interest in any firm, corporation or business enterprise; or

    (xxv) elect to the FIBC Board any person who was not a member of the FIBC Board as of the date of the Merger Agreement.

  In addition, pursuant to the Merger Agreement, except as otherwise specifically provided by the Merger Agreement or consented to in writing by FIBC, DCB has agreed that it will not, and it will not permit any of its subsidiaries to, take certain actions, including the following:

    (i) declare or pay any dividends on or make any other distributions in respect of any of its capital stock other than its current quarterly dividends; provided, however, that DCB may increase the quarterly cash dividend on DCB Common Stock up to $0.15 per share;

    (ii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger not being satisfied; or

    (iii) change its methods of accounting in effect at March 31, 1998, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by its independent auditors.

  At or before the Effective Time, upon the request of DCB, FIBC shall, consistent with GAAP, cause Financial Federal to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of Dime of Williamsburgh and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by FIBC; provided, however, that FIBC is not required to take such action (x) more than five days prior to the Effective Time or (y) unless DCB agrees in writing that all conditions to closing set forth in the Merger Agreement have been satisfied or waived (other than those conditions relating to the delivery of documents on the Closing Date).

NO SOLICITATION

  FIBC has agreed not to (i) solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to FIBC's stockholders) with respect to a merger, consolidation or similar transaction involving, or any purchase of, all or more than 10% of the assets or any equity securities of FIBC or any of its material subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent FIBC or the FIBC Board from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii)(A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the FIBC Board receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between DCB and FIBC; or (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, (i) the FIBC Board, after consultation with outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law and (ii) the FIBC Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by the Merger Agreement; provided further, however, that FIBC may communicate information about any such Acquisition Proposal to its stockholders if, in the judgment of the FIBC Board, based upon the advice of outside counsel, such communication is required under applicable law. FIBC must notify DCB immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with FIBC and the identity of the person making such inquiry, proposal or offer and the substance thereof and must keep DCB informed of any developments with respect thereto immediately upon occurrence thereof. FIBC has agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

AMENDMENT AND WAIVER

  Subject to compliance with applicable law, the Merger Agreement may be amended by DCB and FIBC at any time before or after approval of the Merger Agreement by FIBC's stockholders except that, after such approval, no amendment may be made which reduces the amount or changes the form of the consideration to be delivered to FIBC's stockholders other than as contemplated by the Merger Agreement. Subject to applicable law, the parties may extend the time for the performance of any of the obligations or other acts of the other party to the Merger Agreement, may waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant thereto and may waive compliance with any of the agreements or conditions of the other party contained in the Merger Agreement.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after its approval by the stockholders of FIBC, as follows:

    (i) by the mutual consent of DCB and FIBC, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

    (ii) by either DCB or FIBC upon written notice to the other party (a) 60 days after the date on which any request or application for the approval, consent or waiver of a governmental agency required to permit consummation of the transactions contemplated by the Merger shall have been denied or withdrawn at the request or recommendation of the governmental entity which must grant such approval, consent or waiver, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable governmental entity, unless such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein or (b) if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

    (iii) by either DCB or FIBC, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, if the Merger shall not have been consummated on or before March 31, 1999, unless the failure of the closing to occur by such date shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein;

    (iv) by either DCB or FIBC, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, if any approval of FIBC's stockholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof (provided that if FIBC is the terminating party, it shall not be in material breach of any of its obligations under the Merger Agreement to take all necessary steps to give notice of, convene and hold the Special Meeting and to recommend to the approval of the Merger Agreement and the transactions contemplated thereby to its stockholders);

    (v) by either DCB or FIBC, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if there shall have been a material breach of any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the closing of the Merger, and if such breach, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by the Merger Agreement;

    (vi) by either DCB or FIBC, if its Board of Directors so determines by a vote of a majority of the members of its entire Board (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the closing of the Merger; or

    (vii) by FIBC, if the FIBC Board so determines by a vote of a majority of the members of the entire FIBC Board, if the Average Closing Price is less than or equal to $20.25, subject, however, to the following three sentences. If FIBC makes such an election to terminate the Merger Agreement, it shall give 10 days prior written notice thereof to DCB (provided that such notice of election may be withdrawn at any time within the aforementioned 10-day period). During the seven-day period commencing with its receipt of such notice, DCB shall have the option to increase the value of the cash, the DCB Common Stock or a combination thereof being offered to FIBC's stockholders (through an increase in the Aggregate Cash Consideration and/or Preliminary Stock Ratio) such that the Per Share Consideration is at least $38.12 per share (provided that DCB shall be limited in its ability to elect to increase the Aggregate Cash Consideration to the extent necessary to allow the Merger to qualify as a reorganization within the meaning of Section 368 of the Code). If DCB so elects within such seven-day period, it shall give prompt written notice to FIBC of such election and the increase in the Merger Consideration whereupon no termination shall have occurred and the Merger Agreement shall remain in effect in accordance with its terms (except as the Aggregate Cash Consideration and/or the Preliminary Stock Ratio, and all amounts derived therefrom, shall have been so modified). See "-- Merger Consideration and Election, Allocation and Proration Procedures."

  In the event of termination of the Merger Agreement by either DCB or FIBC as set forth above, the Merger Agreement shall become void and have no effect, except that the provisions of the Merger Agreement relating to confidentiality of information, expenses and the payment of a termination fee in certain circumstances (see "-- Termination Fee" below) shall survive any such termination. Notwithstanding the foregoing, neither DCB nor FIBC shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of the Merger Agreement.

TERMINATION FEE

  In recognition of the efforts and expense of DCB in structuring and negotiating the terms of the Merger, the Merger Agreement provides that FIBC shall pay to DCB a termination fee of $1.0 million in cash upon the occurrence of any of the following:

    (i) any person other than DCB or any subsidiary of DCB shall have acquired beneficial ownership of 10% or more of the outstanding shares of FIBC Common Stock, provided that such acquisition shall have required prior regulatory approval (including waiver of such approval);

    (ii) (A) the holders of FIBC Common Stock shall not have approved the Merger Agreement and the transactions contemplated thereby at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, (B) such meeting shall not have been held or shall have been canceled, (C) the FIBC Board shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to DCB, its recommendation that its stockholders approve the transactions contemplated by the Merger Agreement, or (D) FIBC shall have breached any covenant or obligation contained in the Merger Agreement and such breach would entitle DCB to terminate the Merger Agreement, in each case after it shall have been publicly announced that any person other than DCB or any subsidiary of DCB shall have made a bona fide proposal by public announcement or written communication that becomes the subject of public disclosure to engage in a merger, consolidation or similar transaction with, or a purchase or other acquisition of all or substantially all of the assets of FIBC or 10% or more of the outstanding shares of FIBC Common Stock; or

    (iii) an FIBC Purchase Event (as defined below under "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement") shall have occurred prior to the occurrence of an Exercise Termination Event (as defined in the Stock Option Agreement).


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

EXPENSES

  All costs and expenses incurred in connection with the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following summary sets forth the anticipated material federal income tax consequences of the Merger to FIBC stockholders who hold shares of FIBC Common Stock as a capital asset at the Effective Time. The tax treatment of each FIBC stockholder will depend in part upon such stockholder's particular situation and the consideration received by such stockholder pursuant to the Merger. This summary is based on the provisions of the Code, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof. Such laws, regulations and interpretations are subject to change (possibly with retroactive effect). The federal income tax discussion set forth below may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, financial institutions, tax exempt organizations or trusts, foreign persons, persons who hold shares of FIBC Common Stock as part of a hedge, straddle or conversion transaction and persons who acquired shares of FIBC Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Merger, whether or not such transactions are in connection with the Merger, including, without limitation, the receipt of the Special Dividend, if any, and the exercise of options or rights to purchase shares of FIBC stock in anticipation of the Merger. FIBC stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state, local and other tax laws.

  Tax Opinions. It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Consummation of the Merger is conditioned upon receipt by DCB of an opinion of Thacher Proffitt & Wood, and receipt by FIBC of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (the "Tax Opinions"), each dated as of the Effective Time and each substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

    (i) no gain or loss will be recognized by DCB or FIBC as a result of the Merger;

    (ii) no gain or loss will be recognized by the stockholders of FIBC who exchange all of their FIBC Common Stock solely for DCB Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in DCB Common Stock); and

    (iii) the aggregate tax basis of the DCB Common Stock received by stockholders who exchange all of their FIBC Common Stock solely for DCB Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the FIBC Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

  The Tax Opinions will not be binding on the Internal Revenue Service (the "IRS"), and there can be no assurance that the IRS will not contest the conclusions expressed therein. The Tax Opinions will be based in part upon certain factual assumptions and upon certain representations and covenants, including those contained in certificates of officers of DCB, Dime of Williamsburgh, FIBC, Financial Federal and others, which representations and covenants Thacher Proffitt & Wood and Skadden, Arps, Slate, Meagher & Flom LLP will assume to be true, correct and complete. If such assumptions, representations or covenants are inaccurate, the Tax Opinions could be adversely affected. In the event the parties waive receipt of the Tax Opinions and the material federal income tax consequences are materially different for stockholders than as described herein, FIBC will resolicit its voting stockholders prior to completing the Merger.

  Tax Consequences; General. As discussed below, the federal income tax consequences of the Merger to a stockholder of FIBC Common Stock generally will depend on whether the stockholder receives cash, DBC

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

Common Stock or a combination thereof in exchange for such stockholder's FIBC Common Stock. In addition, the discussion below assumes the correctness of the Tax Opinions and does not consider the receipt of the Special Dividend, if any. See "-- Special Dividend."

  Exchange of FIBC Common Stock Solely for DCB Common Stock. No gain or loss will be recognized by an FIBC stockholder who receives solely DCB Common Stock in exchange for all of such stockholder's shares of FIBC Common Stock pursuant to the Merger (except to the extent such a stockholder receives cash in lieu of a fractional share interest in DCB Common Stock). Such stockholder's aggregate tax basis in the DCB Common Stock received pursuant to the Merger will equal such stockholder's aggregate tax basis in the shares of FIBC Common Stock exchanged therefor, reduced by any amount allocable to a fractional share interest of DCB Common Stock for which cash is received. The holding period of DCB Common Stock received will include the holding period of the shares of FIBC Common Stock exchanged therefor.

  Exchange of FIBC Common Stock for DCB Common Stock and Cash. An FIBC stockholder who receives both DCB Common Stock and Cash Consideration in exchange for all of the shares of FIBC Common Stock actually owned by such stockholder pursuant to the Merger will generally recognize gain, but not loss, to the extent of the lesser of:

    (i) the excess of (A) the sum of the aggregate fair market value of the DCB Common Stock received and the amount of cash received over (B) the stockholder's aggregate tax basis for the shares of FIBC Common Stock exchanged; and

    (ii) the amount of cash received by such stockholder.

  For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of FIBC Common Stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code, in which case such gain will be treated as a dividend to the extent of such stockholder's ratable share of the undistributed accumulated earnings and profits of FIBC. The following is a brief discussion of such potential tax treatment; however, FIBC stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their FIBC Common Stock will be treated as a dividend.

  The stock redemption provisions of Section 302 of the Code apply in determining whether cash received by an FIBC stockholder pursuant to the Merger has the effect of a distribution of a dividend under Section 356(a)(2) of the Code (the "Hypothetical Redemption Analysis"). Under the Hypothetical Redemption Analysis, an FIBC stockholder will be treated as if the portion of the shares of FIBC Common Stock exchanged for cash in the Merger had been instead exchanged for shares of DCB Common Stock (the "Hypothetical Shares"), followed immediately by a redemption of the Hypothetical Shares by DCB for cash. Under the principles of Section 302 of the Code, an FIBC stockholder will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to such FIBC stockholder. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Code will apply in comparing an FIBC stockholder's ownership interest in DCB both immediately before the hypothetical redemption and after the hypothetical redemption. In applying the constructive ownership rules of Section 318, a stockholder is deemed to own stock owned and, in some cases, constructively owned by certain family members, by certain estates and trusts of which the stockholder is a beneficiary, and by certain affiliated entities, as well as stock subject to an option actually or constructively owned by the stockholder or such other persons. As these rules are complex, stockholders of FIBC Common Stock should consult their tax advisors regarding the applicability of these rules to them.

  Whether the hypothetical redemption by DCB of the Hypothetical Shares for cash is "not essentially equivalent to a dividend" with respect to an FIBC stockholder will depend upon such stockholder's particular circumstances. However, the hypothetical redemption must, in any event, result in a "meaningful reduction" in such FIBC stockholder's percentage ownership of DCB stock. In determining whether the hypothetical redemption by DCB results in a meaningful reduction in an FIBC stockholder's percentage ownership of DCB stock, and therefore, does not have the effect of a distribution of a dividend, an FIBC stockholder should compare his or her share interest in DCB (including interests owned actually, hypothetically and constructively) immediately before the hypothetical redemption to his or her share interest after the hypothetical redemption. The IRS has indicated that a stockholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the stockholder's actual and constructive ownership before and after the redemption.

  The hypothetical redemption transaction would be "substantially disproportionate," and therefore, would not have the effect of a distribution of a dividend with respect to an FIBC stockholder who owns less than 50% of the voting power of the outstanding DCB Common Stock if the percentage of DCB Common Stock actually and constructively owned by such stockholder immediately after the hypothetical redemption is less than 80% of the percentage of DCB Common Stock actually, hypothetically and constructively owned by the FIBC stockholder immediately before the hypothetical redemption.

  Such stockholder's aggregate tax basis in the DCB Common Stock received pursuant to the Merger will equal such stockholder's aggregate tax basis in the shares of FIBC Common Stock exchanged therefor, reduced by any amount allocable to a fractional share interest of DCB Common Stock for which cash is received and by the amount of any Cash Consideration received, and increased by the amount of gain, if any, recognized by such stockholder in the Merger (including any portion of such gain that is treated as a dividend). The holding period of DCB Common Stock received will include the holding period of the shares of FIBC Common Stock exchanged therefor.

  Exchange of FIBC Common Stock Solely for Cash. An FIBC stockholder who receives solely cash in exchange for all of such stockholder's shares of FIBC Common Stock pursuant to the Merger will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's aggregate tax basis for such shares of FIBC Common Stock, which gain or loss will be long-term capital gain or loss if such shares of FIBC Common Stock were held for more than one year. If, however, any such FIBC stockholder constructively owns shares of FIBC Common Stock that are exchanged for shares of DBC Common Stock in the Merger or owns shares of DBC Common Stock actually or constructively after the Merger, the consequences to such stockholder may be similar to the consequences described above under the heading "Exchange of FIBC Common Stock for DBC Common Stock and Cash," except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such stockholder's gain. FIBC stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of FIBC Common Stock will be treated as a dividend.

  Fractional Shares of DCB Common Stock. No fractional shares of DCB Common Stock will be issued in the Merger. Based upon the current ruling position of the IRS, an FIBC stockholder who receives cash in lieu of such a fractional share will be treated as having received such fractional share pursuant to the Merger and then as having exchanged such fractional share for cash in a redemption by DCB subject to Section 302 of the Code. Such a deemed redemption will be treated as a sale of the fractional share, provided that it is not "essentially equivalent to a dividend." See "-- Exchange of FIBC Common Stock for DCB Common Stock and Cash." An FIBC stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received therefor and the stockholder's tax basis in the fractional share. Any such capital gain or loss will be long-term capital gain or loss if the FIBC Common Stock exchanged was held for more than one year.


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

ACCOUNTING TREATMENT

  DCB will record the Merger using the purchase method of accounting. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their fair value.

APPRAISAL RIGHTS

  Any holder of record of FIBC Common Stock who follows the procedures specified in Section 262 of the DGCL is entitled to have such stockholder's shares of FIBC Common Stock appraised by the Delaware Court of Chancery (the "Court") and to receive the "fair value" of such shares as of the Effective Time as determined by the Court in lieu of the Merger Consideration. The following is a summary of Section 262 of the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL, a copy of which is attached hereto as Appendix D. Stockholders should carefully review Section 262 of the DGCL as well as information discussed below to determine their rights to appraisal.

  If a stockholder of FIBC elects to exercise the right to an appraisal under
Section 262 of the DGCL, such stockholder must do ALL of the following:

    (1) the stockholder must file with FIBC at its main office in Long Island City, New York, a written demand for appraisal of the FIBC Common Stock held (which demand must identify the stockholder and expressly request an appraisal) before the vote is taken on the Merger Agreement at the Special Meeting (this written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Agreement; neither voting against, abstaining from voting nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of
  Section 262 of the DGCL);

    (2) the stockholder must not vote in favor of the Merger Agreement (a failure to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the Merger Agreement, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval and adoption of the Merger Agreement, will constitute a waiver of such stockholder's right of appraisal and will nullify any previously filed written demand for appraisal); and

    (3) the stockholder must continuously hold such shares of FIBC Common Stock through the Effective Time.

  All written demands for appraisal should be addressed to: Robert E. Adamec, Senior Vice President and Corporate Secretary, Financial Bancorp, Inc., 42-25 Queens Boulevard, Long Island City, New York 11104, before the vote is taken on the Merger Agreement at the Special Meeting, and should be executed by, or on behalf of, the holder of record. Such demand must reasonably inform FIBC of the identity of the stockholder and that such stockholder is thereby demanding appraisal of his or her shares.

  Within 10 days after the Effective Time, DCB will give written notice of the Effective Time to each stockholder of FIBC who has satisfied the requirements of Section 262 of the DGCL and has not voted for, or consented to, the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby (a "Dissenting Stockholder"). Within 120 days after the Effective Time, DCB or any Dissenting Stockholder may file a petition in the Court demanding a determination of the fair value of the shares of FIBC Common Stock of all Dissenting Stockholders. Any Dissenting Stockholder desiring the filing of such petition is advised to file such petition on a timely basis unless such Dissenting Stockholder receives notice that such a petition has been filed by DCB or another Dissenting Stockholder.

  If a petition for appraisal is timely filed, the Court will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of FIBC Common Stock held by Dissenting Stockholders, exclusive of any element of value arising from the accomplishment or expectations of the Merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining such fair value, the Court shall take into account all relevant factors. Such fair value may be determined by the Court to be more than, less than or equal to the consideration that such Dissenting Stockholder would otherwise be entitled to receive pursuant to the Merger Agreement. If a petition for appraisal is not timely filed, then the right to an appraisal shall cease. The costs of the appraisal proceeding shall be determined by the Court and taxed against the parties as the Court determines to be equitable under the circumstances. Upon the application of any stockholder, the court may determine the amount of interest, if any, to be paid upon the value of the stock of stockholders entitled thereto. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

  From and after the Effective Time, no Dissenting Stockholder shall have any rights of an FIBC stockholder with respect to such holder's FIBC Common Stock for any purpose, except to receive payment of its fair value and to receive payment of dividends or other distributions on such holder's FIBC Common Stock, if any, payable to FIBC stockholders of record as of a date prior to the Effective Time. If a Dissenting Stockholder delivers to DCB a written withdrawal of the demand for an appraisal within 60 days after the Effective Time or thereafter with the written approval of DCB, or if no petition for appraisal is filed within 120 days after the Effective Time, then the right of such Dissenting Stockholder to an appraisal will cease and such Dissenting Stockholder will be entitled to receive only the Merger Consideration.

  A STOCKHOLDER OF FIBC WHO FAILS TO COMPLY WITH SECTION 262 OF THE DGCL IS BOUND BY THE TERMS OF THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of FIBC's management and the FIBC Board may be deemed to have certain interests in the Merger that are in addition to or potentially different from the interests of the stockholders of FIBC generally. The FIBC Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that DCB will, for the six-year period following the Effective Time, indemnify and hold harmless, to the fullest extent that FIBC is permitted to indemnify (including advancement of expenses) its directors and officers under the corporate governance documents of FIBC and applicable law, each present and former director, officer and employee of FIBC or any of its subsidiaries (the "Indemnified Parties") against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party) judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with DCB, subject to certain exceptions as provided in the Merger Agreement.

  Pursuant to the Merger Agreement, DCB will cause the persons serving as officers and directors of FIBC immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by FIBC (provided that, subject to certain limitations in the Merger Agreement, DCB may substitute policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy or single premium tail coverage with policy limits equal to FIBC's existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such, subject to certain exceptions as provided in the Merger Agreement.

  Employment/Salary and Benefit Continuation Agreements. FIBC has in effect Employment Agreements with each of Messrs. Adamec and O'Gorman which provide, among other things, for severance and other benefits to be paid in the event of a qualifying termination of the executive's employment with FIBC during the term of the Employment Agreement and following a change in control (as defined in the Employment Agreements). In addition to cash severance payments, the executive is entitled under his Employment Agreement to continued welfare-type benefits for the 36-month period following the date of such termination of employment, and to receive benefits due to him or contributed on his behalf to any retirement, incentive, profit sharing, bonus, performance disability or other employee benefit plan maintained by FIBC or Financial Federal on the executive's behalf. In connection with the Merger, DCB has entered into a letter agreement with each of Messrs. Adamec and O'Gorman whereby such executives will receive on the Closing Date in full settlement of their rights to severance pay under the Employment Agreement a lump sum in cash equal to, for Mr. Adamec, $319,958; and Mr. O'Gorman, $462,747 (each executive will still be entitled to continued welfare-type benefits as described above). Consummation of the Merger will constitute a change in control for purposes of the Employment Agreements.

  FIBC has in effect Salary Continuation Agreements with each of Mr. Latawiec and Ms. Swaya which provide for salary continuation and other benefits to be paid in the event of a change in control (as defined in the Salary Continuation Agreements). In addition to salary continuation payments, the executive is entitled under his or her Salary Continuation Agreement to continued welfare-type benefits for the two-year period following the date of such change in control. Each Salary Continuation Agreement provides that the aggregate benefits to be received by the executive under such agreement will be reduced in order to avoid any portion of such benefits being treated as an "excess parachute payment" (within the meaning of Section 280G of the Code). In connection with the Merger, DCB and each of Mr. Latawiec and Ms. Swaya have entered into a letter agreement whereby such executives will receive in full settlement of their rights to salary continuation payments under the Employment Agreement the lesser of (i) the maximum amount which may be paid without any portion of such amount being treated as an excess parachute payment and (ii) a lump sum in cash equal to, for Mr. Latawiec, $240,032; and for Ms. Swaya, $130,416 (each executive will still be entitled to continued welfare-type benefits as described above). The Merger will constitute a change in control for purposes of the Salary Continuation Agreements.

  In exchange for the receipt of severance or salary continuation payments, as applicable, on the Closing Date, each executive has agreed to execute a general release of FIBC, Financial Federal, DCB and Dime of Williamsburgh from any claims which the executive has or may have with respect to the Employment Agreement or Salary Continuation Agreement, as applicable (except for claims with respect to continued welfare benefits).

  Equity-Based Incentive Awards. Pursuant to the terms of the FIBC Option Plans and the Financial Federal Savings Bank Recognition and Retention Plan (together, the "FIBC Stock Plans"), upon consummation of the Merger, each FIBC Option will become fully vested and exercisable and each award of restricted shares of FIBC Common Stock will immediately vest. As of October 30, 1998, the executive officers of FIBC held FIBC Options at the indicated weighted average exercise price: Mr. Latawiec, 38,000 shares at $17.17 (29,400 of which are currently unvested); Mr. Adamec, 7,244 shares at $11.53 (3,697 of which are currently unvested); Mr. O'Gorman, 29,648 shares at $15.59 (20,658 of which are currently unvested); and Ms. Swaya, 4,000 shares at $17.00 (3,200 of which are currently unvested). As of such date, such executive officers held shares of restricted stock, as follows: Mr. Latawiec, 9,003 shares; Mr. Adamec, 2,671 shares; Mr. O'Gorman, 7,531 shares; and Ms. Swaya, 4,361 shares. As of October 30, 1998, the directors of FIBC held FIBC Options at the indicated weighted average exercise price: Mr. Calamari, 5,000 shares at $14.25; Mr. Hickey, 16,850 shares at $12.10; Mr. Russo, 16,850 shares at $12.10; and Mr. Segrete, 10,925 shares at $9.44.

  ESOP. The Merger Agreement provides that FIBC will take any actions necessary to cause the FIBC ESOP to be terminated as of the Effective Time and for the balances in all FIBC ESOP accounts to be fully vested as of such time. In connection with such termination, FIBC will use its best efforts to cause the FIBC ESOP trustee to elect cash under the Merger Agreement sufficient to repay any remaining FIBC ESOP loan balance, and to cause the shares of FIBC Common Stock and any cash remaining in the FIBC ESOP suspense account following such loan repayment to be allocated to the accounts of all FIBC ESOP participants who have account balances as of the Closing Date. Amounts will be distributed as soon as possible after receipt of a favorable determination letter from the Internal Revenue Service. As of September 30, 1998, the executive officers of FIBC held the following amount of shares of FIBC Common Stock within their ESOP Account: Mr. O'Gorman, 4,424 shares (fully vested); Mr. Adamec, 3,322 shares (fully vested); Ms. Swaya, 1,844 shares (1,475 of which are currently unvested) and Mr. Latawiec, 0 shares. As of October 30, 1998, 54,626 shares were allocated under the FIBC ESOP and the percentage of the total number of allocated shares for each of the executive officers (based on their account balances at October 30, 1998) was approximately 8.10% for Mr. O'Gorman, 6.08% for Mr. Adamec and 3.38% for Ms. Swaya. At December 31, 1998, an additional 17,143 shares will be allocated, leaving 71,993 unallocated shares in the FIBC ESOP, and the sale of approximately 22,171 shares would be necessary to repay the remaining balance of the FIBC ESOP loan of $809,259 (as of December 31, 1998) assuming a price per share for FIBC Common Stock of $36.50 (the closing price per share on October 30, 1998, the latest practicable trading date prior to the mailing of this Proxy Statement-Prospectus.) The remaining 49,822 shares of FIBC Common Stock which would not have been allocated under the FIBC ESOP as of December 31, 1998 under the foregoing assumptions will be allocated among the participants in accordance with each of their respective ownership percentage of the total allocated shares, and, based on the assumptions described above, it is estimated that the executive officers would receive allocations of additional shares as follows: Mr. O'Gorman, 4,036; Mr. Adamec, 3,029; and Ms Swaya, 1,684 shares. The estimated value of the allocation of additional shares, based on a $36.50 per share value, would be as follows: Mr. O'Gorman, $147,299; Mr. Adamec, $110,565; and Ms. Swaya, $61,465. Mr. Latawiec did not have an account balance as of October 30, 1998 but is expected to have an account balance as of December 31, 1998 and is expected to participate in the allocation of additional shares to a lesser extent than the other executive officers.

  Outside Directors' Consultation and Retirement Plan. Financial Federal maintains the Outside Directors' Consultation and Retirement Plan ("Financial Federal Directors' Retirement Plan") under which a non-employee director of FIBC and Financial Federal with at least seven years of service may retire from the Financial Federal Board and, if he agrees to perform consulting services and observe certain restrictions on competition, receive annual compensation equal to the compensation actually paid to him for attendance at twelve regular directors' meetings, determined as of the date such director's service is terminated. The period during which such consulting and compensation arrangements are in effect may not exceed the lesser of 10 years or one-half the number of years that such director served as an outside director. The Financial Federal Directors' Retirement Plan provides that, in the event of a change of control of either FIBC or Financial Federal, any requirement for the performance of consulting services is waived, and the compensation that would have been payable to each currently serving, eligible outside director in the event of his retirement will be paid in a single lump sum without discount for early payment. Consummation of the Merger will result in a change of control of FIBC and Financial Federal for purposes of the Financial Federal Directors' Retirement Plan. Assuming a closing date of February 1, 1999, the following lump sum amounts would be payable as of the Effective Time to the following current directors: Mr. Russo, $195,417; Mr. Segrete, $250,000; and Mr. Hickey, $129,167.

  Advisory Board. DCB has agreed in the Merger Agreement to cause Messrs. Calamari, Hickey, Russo and Segrete, if such persons are willing to so serve, to be elected or appointed as members of the Advisory Board to advise DCB with respect to deposit and lending activities in FIBC's former market area and to maintain and develop customer relationships. The members of the Advisory Board may serve for up to three successive one-year terms and will be compensated for such service through a retainer at an annual rate of $25,000.

EFFECT ON FIBC EMPLOYEE BENEFIT PLANS

  The Merger Agreement provides that, as of or as soon as practicable following the Effective Time, employees of FIBC and its subsidiaries ("FIBC Employees") will be eligible to participate in the employee benefit plans of DCB or Dime of Williamsburgh in which, and to the same extent that, similarly situated employees of DCB and Dime of Williamsburgh participate. The inclusion of FIBC Employees in such employee benefit plans may occur at different times with respect to different plans, and the participation of FIBC Employees shall continue in the plans of FIBC or its subsidiaries until such time. Under the Merger Agreement, FIBC will take any necessary actions to cease benefit accruals under any plan that is a tax-qualified defined benefit plan as of the Effective Date.

  With respect to each DCB employee benefit plan, for purposes of determining eligibility to participate, vesting and entitlement to benefits, including severance benefits and vacation entitlement (but not for accrual of pension benefits), service with FIBC (or predecessor employers to the extent FIBC provides past service credit) shall be treated as service with DCB, except that such service will not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also will apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations. Each DCB employee benefit plan will waive pre-existing condition limitations to the same extent waived under the applicable plan. FIBC Employees will be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the DCB plan.

  In the Merger Agreement, DCB has agreed to cause Dime of Williamsburgh to amend its Severance Pay Plan to designate Financial Federal and FIBC as "acquired companies." Under Dime of Williamsburgh's Severance Pay Plan, this amendment would provide severance payments to employees of FIBC and Financial Federal who have at least one year of service and whose employment is terminated in an "involuntary termination." The severance benefits are (i) for officers of Financial Federal or FIBC, two weeks' salary for each whole year of service, up to 39 weeks of severance pay, and (ii) for other full-time salaried employees, one week's salary for each whole year of service, up to 26 weeks of severance pay. The employees will also be entitled to certain benefits and outplacement services under Dime of Williamsburgh's Severance Pay Plan. Individuals covered by Employment Agreements are not eligible for benefits under Dime of Williamsburgh's Severance Pay Plan.

OPERATIONS AFTER THE MERGER

  At the Effective Time, FIBC will merge with and into DCB, with DCB being the surviving entity. DCB, as the resulting entity, will operate under the policies, practices and procedures currently in place. All assets and property (real, personal and mixed, tangible and intangible, choices in actions, rights and credits) owned by FIBC shall immediately become the property of DCB. Pursuant to the Plan of Bank Merger, immediately following consummation of the Merger, Financial Federal will merge with and into Dime of Williamsburgh, with Dime of Williamsburgh surviving the Bank Merger. DCB and Dime of Williamsburgh do not currently anticipate closing or consolidating any of Dime of Williamsburgh's or Financial Federal's branches. The Merger will result in a greater number of branches and the addition of new market areas for DCB. DCB will also recognize cost savings through consolidation of back office functions. See "-- Management of DCB after the Merger."

MANAGEMENT OF DCB AFTER THE MERGER

  The Merger Agreement provides that, at the Effective Time, the directors and officers of DCB will consist of the directors and officers of DCB immediately prior to the Effective Time. The directors and officers of Dime of Williamsburgh following the Bank Merger will consist of the directors and officers of Dime of Williamsburgh immediately prior to the Effective Time.

                         CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENT

  General. As a condition to entering into the Merger Agreement, DCB required that FIBC enter into the Stock Option Agreement, which allows DCB to purchase FIBC Common Stock under certain circumstances. Pursuant to the Stock Option Agreement, FIBC granted to DCB an option (the "DCB Option") to purchase 339,627 shares of FIBC Common Stock (representing approximately 19.9% of the issued and outstanding shares of the FIBC Common Stock on July 18, 1998) (subject to adjustment such that in no event may DCB acquire shares of FIBC Common Stock representing more than 19.9% of the issued and outstanding shares of such stock) at an exercise price of $32.00 per share (subject to adjustment). The DCB Option may only be exercised upon the occurrence of certain "FIBC Purchase Events" which are described herein (none of which has occurred to the best of DCB's or FIBC's knowledge as of the date of this Proxy Statement-Prospectus).

  Effect of Stock Option Agreement. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in FIBC from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the FIBC Common Stock than the value per share contemplated by the Merger Agreement. The acquisition of FIBC, a significant portion of its consolidated assets or an interest in FIBC, or an agreement to do so, could cause the DCB Option to become exercisable. The existence of such DCB Option could significantly increase the cost to a potential acquiror of acquiring FIBC compared to its cost had the Stock Option Agreement not been executed. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire FIBC than it might otherwise have proposed to pay. The management of FIBC believes that the exercise of the DCB Option is likely to prohibit any acquiror of FIBC from accounting for any acquisition of FIBC using the pooling-of-interests accounting method for a period of two years. This could discourage or preclude an acquisition by other banking organizations.

  Terms of Stock Option Agreement. The following is a brief summary of certain provisions of the Stock Option Agreement, which is attached hereto as Appendix
B. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

  If DCB is not in material breach of the Stock Option Agreement or the Merger Agreement and if no injunction or other court order against delivery of the shares covered by the DCB Option is in effect, DCB may exercise the DCB Option, in whole or in part, at any time and from time to time upon the occurrence of the following (each an "FIBC Purchase Event"):

    (i) Without DCB's prior written consent, FIBC shall have recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or FIBC shall have entered into an agreement with any person (other than DCB or any subsidiary of DCB) to effect (A) a merger, consolidation or similar transaction involving FIBC or any of its significant subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of FIBC or any of its significant subsidiaries representing in either case all or substantially all of the consolidated assets or deposits of FIBC and its subsidiaries or (C) the issuance, sale or other disposition by FIBC of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of FIBC or any of its significant subsidiaries (each of (A), (B) or (C), an "Acquisition Transaction"); provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only FIBC and one or more of the subsidiaries of FIBC or involving only any two or more of such subsidiaries be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement; or

    (ii) Any person (other than DCB or any subsidiary of DCB) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which DCB or any subsidiary of DCB is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the voting power of FIBC or any of its significant subsidiaries.

provided, that the DCB Option will terminate upon the earliest to occur of the following (each an "Exercise Termination Event"): (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of an FIBC Purchase Event or an FIBC Preliminary Purchase Event (as defined herein) other than a termination thereof by DCB as a result of a material breach by FIBC of any of its covenants or agreements set forth in the Merger Agreement (a "Default Termination"); (iii) 12 months after a Default Termination; or (iv) 12 months after termination of the Merger Agreement (other than a Default Termination) following the occurrence of an FIBC Purchase Event or an FIBC Preliminary Purchase Event.

  The term "FIBC Preliminary Purchase Event" means any of the following events:

    (i) Any person (other than DCB or any subsidiary of DCB) shall have commenced (as such term is defined in Rule 14d-2 promulgated under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to a tender offer or exchange offer to purchase any shares of FIBC Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of FIBC Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

    (ii) The stockholders of FIBC shall not have approved the Merger Agreement by the requisite vote at the Special Meeting, the Special Meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement or the FIBC Board shall have publicly withdrawn or modified in a manner adverse to DCB the recommendation of the FIBC Board with respect to the Merger Agreement, in each case after it shall have been publicly announced that any person (other than DCB or any subsidiary of DCB) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction (which shall have the same meaning as set forth above, except that when used with respect to a Preliminary Purchase Event the 20% shall be changed to 10%) or (B) filed an application (or given a notice), whether in draft or final form, under the Home Owners' Loan Act of 1933, as amended, the Bank Holding Company Act, as amended, the Bank Merger Act, as amended or the Change in Bank Control Act of 1978, as amended, for approval to engage in an Acquisition Transaction; or

    (iii) Any person (other than DCB or any subsidiary of DCB) shall have made a bona fide proposal to FIBC or its stockholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

    (iv) After a proposal is made by a third party to FIBC or its stockholders to engage in an Acquisition Transaction, or such third party states its intention to FIBC to make such a proposal if the Merger Agreement terminates, FIBC shall have breached any covenant or agreement contained in the Merger Agreement and such breach would entitle DCB to terminate the Merger Agreement.

  In the event that FIBC shall enter into an agreement (i) to consolidate with or merge into any person, other than DCB or one of its subsidiaries, and FIBC shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than DCB or one of its subsidiaries, to merge into FIBC and FIBC shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of FIBC Common Stock shall be changed into or exchanged for stock or other securities of FIBC or any other person or cash or any other property, or the outstanding shares of FIBC Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than DCB or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the DCB Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in the Stock Option Agreement, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of DCB, of either (A) the Acquiring Corporation (as defined in the Stock Option Agreement), (B) any person that controls the Acquiring Corporation or (C) in the case of a merger described in clause (ii), FIBC.

  The Stock Option Agreement contains a provision that limits the aggregate realizable profit to DCB from the DCB Option to $4 million.

RESALES OF DCB COMMON STOCK

  The shares of DCB Common Stock issued pursuant to the Merger Agreement will be freely transferable under the Securities Act except for shares issued to any stockholder who may be deemed to be an "affiliate" of FIBC for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Affiliates may not sell their shares of DCB Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of FIBC generally include individuals or entities that control, are controlled by or are under common control with FIBC and may include certain officers and directors of FIBC as well as principal stockholders of FIBC.

  FIBC agreed in the Merger Agreement to cause each affiliate of FIBC to enter into an agreement with DCB providing that such persons will not sell, transfer or otherwise dispose of shares of FIBC Common Stock owned by such person or DCB Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. FIBC has delivered these agreements to DCB.

                                 OTHER MATTERS

  The Bylaws of FIBC require that no business be transacted and no corporate action be taken at a special meeting of FIBC's stockholders other than that stated in the Notice of Meeting. The FIBC Board is not aware of any other business that may properly come before the Special Meeting. In the event matters incident to the conduct of the Special Meeting properly come before such meeting, including, without limitation, a motion to adjourn the Special Meeting to another time or place for the purpose of soliciting additional proxies in order to approve and adopt the Merger Agreement, the persons named in the Proxy Card enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment; and provided further, that such discretionary authority will only be exercised to the extent permitted under applicable federal and state securities and corporation laws.

                   BENEFICIAL OWNERSHIP OF FIBC COMMON STOCK

PRINCIPAL SECURITY OWNERSHIP

  As of October 30, 1998, management of FIBC knew of no person, other than those below, who is the beneficial owner of more than 5% of FIBC Common Stock.

                                          AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP PERCENT OF CLASS
------------------------------------      -------------------- ----------------
Financial Federal Savings and Loan             143,762(1)            8.4%
 Association Employee....................
 Stock Ownership Plan
 42-25 Queens Boulevard
 Long Island City, New York 11104
Bear, Stearns & Co., Inc.................       88,800(2)            5.2%
 245 Park Avenue
 New York, New York 10167

--------
(1) Shares of FIBC Common Stock were acquired by the FIBC ESOP in Financial Federal's conversion from mutual to stock form. The FIBC Compensation Committee administers the FIBC ESOP. First Bankers Trust Company, National Association, has been appointed as the corporate trustee for the FIBC ESOP ("FIBC ESOP Trustee"). The FIBC ESOP Trustee must vote all allocated shares held in the FIBC ESOP in accordance with the instructions of the participants. At October 30, 1998, 54,626 shares had been allocated under the FIBC ESOP. Unallocated shares will be voted by the FIBC ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended.
(2) Based on information filed in a Schedule 13D by Bear, Stearns & Co., Inc. on September 3, 1998. Bear, Stearns & Co., Inc. has sole voting and dispositive power over all shares indicated.

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information with respect to the shares of FIBC Common Stock beneficially owned by each director of FIBC, by the Chief Executive Officer and each of the four most highly compensated officers of FIBC other than the Chief Executive Officer, and all directors and executive officers of FIBC or Financial Federal as a group as of October 30, 1998. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of FIBC Common Stock indicated.

                                                                   AMOUNT AND NATURE    PERCENT OF
                                           POSITION WITH             OF BENEFICIAL     COMMON STOCK
NAME                                      THE COMPANY(1)         OWNERSHIP(2)(3)(4)(5) OUTSTANDING
----                                      --------------         --------------------- ------------
Frank S. Latawiec................  Director, President and               30,956(2)(5)       1.8%
                                   Chief Executive Officer
Peter S. Russo...................  Director and Chairman of the          53,760(3)         3.12%
                                   Board
Raymond M. Calamari..............  Director                               8,000(4)          .47%
Richard J. Hickey................  Director                              22,354(3)         1.30%
Dominick L. Segrete..............  Director                              69,262(3)         4.03%
P. James O'Gorman................  Executive Vice President,             40,518(2)(5)      2.36%
                                   Chief Financial Officer and
                                   Treasurer
All directors and executive
 officers as a group
 (9 persons).....................                                       250,194(5)(6)     14.07%

--------
(1) Each person effectively exercises sole (or shares with spouse or other immediate family members) voting or dispositive power as to shares reported herein (except as noted).
(2) Includes 3,002, 4,002 and 2,001 unvested shares held by Mr. Latawiec under
    Part I, Part II and Part III, respectively, of the Financial Federal Savings Bank Recognition and Retention Plan ("Financial Federal RRP") which will vest in equal annual installments until September 24, 2001, February 18, 2002 and June 17, 2002, respectively. Includes 3,117, 2,801 and 1,613 unvested shares held by Mr. O'Gorman under Part I, Part II and
    Part III, respectively, of the Financial Federal RRP which will vest in equal annual installments until January 26, 2000, February 18, 2002 and June 17, 2002, respectively.
(3) Includes 10,925, 16,850 and 16,850 shares subject to options held by Mr. Segrete, Mr. Russo and Mr. Hickey, respectively, under the FIBC, Inc. 1995 Stock Option Plan for Outside Directors ("FIBC Directors' Option Plan"), which are currently exercisable.
(4) Includes 1,000 shares subject to options held by Mr. Calamari under the FIBC Directors' Option Plan, which became exercisable on October 22, 1997 and 1000 shares subject to options held by Mr. Calamari which became exercisable on October 22, 1998. Does not include the remaining 3,000 shares subject to options granted to Mr. Calamari under the FIBC Directors' Option Plan, which will continue to vest in equal annual installments on October 22, 1999, 2000 and 2001, respectively.
(5) Includes 4,590, 3,200 and 1,200 shares subject to options held by Mr. O'Gorman under Part I, Part II and Part III, respectively, of the FIBC 1995 Incentive Stock Option Plan ("FIBC Incentive Option Plan"), which became exercisable in equal annual installments beginning January 26, 1996, February 18, 1998 and June 17, 1998. Does not include the remaining 3,058, 12,800 and 4,800 shares subject to options granted to Mr. O'Gorman under the FIBC Incentive Option Plan which will continue to vest in equal annual installments until January 26, 2000, February 18, 2002 and June 17, 2002, respectively. Includes 3,000, 4,800 and 1,800 shares subject to options held by Mr. Latawiec under the FIBC Directors' Option Plan and
    Part II and Part III, respectively, of the FIBC Incentive Stock Option Plan which became exercisable in equal annual installments beginning December 21, 1996, February 18, 1998 and June 17, 1998. Does not include 2,000, 19,200 and 7,200 shares subject to options granted to Mr. Latawiec under the FIBC Directors' and Incentive Option Plan which will continue to vest in equal annual installments until December 21, 2000, February 18, 2002 and June 17, 2002, respectively.
(6) Includes 49,625 shares which may be acquired through the exercise of stock options granted under the FIBC Directors' Option Plan, 19,937 shares with respect to all executive officers which may be acquired through the exercise of stock options under the FIBC Incentive Stock Option Plan, and 23,568 unvested shares awarded to executive officers under the Financial Federal RRP.

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED FINANCIAL INFORMATION

  The following statements set forth certain condensed combined consolidated financial information for DCB and FIBC on an unaudited pro forma combined basis giving effect to the Merger as if the Merger had become effective on June 30, 1998, in the case of financial condition information presented, and as if the Merger had become effective at the beginning of the period indicated, in the case of operations information presented. The pro forma information in the statements assumes that the Merger is accounted for using the purchase method of accounting. See "THE MERGER -- Accounting Treatment." The unaudited pro forma statements of operations for the year ended June 30, 1998 have been derived from the historical statements of operations of DCB for the year ended June 30, 1998 and for FIBC for the twelve months ended June 30, 1998. These statements should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of DCB and FIBC incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  The pro forma condensed combined consolidated financial information set forth in the following tables do not give effect to anticipated cost savings and revenue enhancement opportunities that could result from the Merger or any other items of income or expense which may result from the Merger. Additionally, the pro forma financial information does not give effect to any anticipated asset growth of DCB's pro forma assets. The unaudited pro forma condensed combined consolidated financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have occurred had the Merger been consummated on June 30, 1998 or at the beginning of the period indicated or which may occur in the future.

                 DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                     FINANCIAL BANCORP, INC. AND SUBSIDIARY

                   PRO FORMA CONDENSED COMBINED CONSOLIDATED
                        STATEMENT OF FINANCIAL CONDITION
                                  (UNAUDITED)

                                          AT JUNE 30, 1998(A)
                          -----------------------------------------------------
                          DIME COMMUNITY
                           BANCSHARES,     FINANCIAL    PRO FORMA    PRO FORMA
                               INC.      BANCORP, INC. ADJUSTMENTS    COMBINED
                          -------------- ------------- -----------   ----------
                                            (IN THOUSANDS)
ASSETS
Cash and due from
 banks..................    $   16,266     $  3,034     $     --     $   19,300
Investment securities
 held-to-maturity.......        78,091       44,235           83 D      122,409
Investment securities
 available-for-sale.....        85,706        5,903         (480)D       91,129
Mortgage-backed
 securities held-to-
 maturity...............        46,714       30,851          331 D       77,896
Mortgage-backed
 securities available-
 for-sale...............       363,875       23,046           --        386,921
Federal funds sold and
 securities purchased
 under agreements to
 resell.................         9,329       29,375           --         38,704
Loans receivable:
 Real estate............       943,864      192,850         (231)D    1,136,483
 Other loans............         5,716          653           --          6,369
 Less: allowance for
  loan losses...........        12,075        1,681           --         13,756 B
                            ----------     --------     --------     ----------
Loans, net..............       937,505      191,822         (231)D    1,129,096
                            ----------     --------     --------     ----------
Loans held for sale.....           541           --           --            541
Investment in real
 estate, net............            --        3,599           --          3,599 B
Premises and fixed
 assets.................        10,742        2,288        2,132 D       15,162
Federal Home Loan Bank
 of New York capital
 stock..................        10,754        2,110           --         12,864
Other real estate owned,
 net....................           825          731           --          1,556
Goodwill................        24,028           --       42,249 E       66,277 B
Core deposit premium....            --          114        2,791 D        2,905
Receivable for
 securities sold........        18,008           --           --         18,008
Other assets............        21,542        3,891        1,145 D       26,578 B
                            ----------     --------     --------     ----------
TOTAL ASSETS............    $1,623,926     $340,999     $ 48,020     $2,012,945
                            ==========     ========     ========     ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
LIABILITIES:
 Due to depositors......    $1,038,342     $229,027     $  1,667 D   $1,269,036
 Escrow and other
  deposits..............        15,395        1,396           --         16,791
 Securities sold under
  agreement to
  repurchase............       256,601       72,000           --        328,601
 Federal Home Loan Bank
  of New York advances..       103,505        6,000       40,866 CD     150,371
 Payable for securities
  purchased.............        12,062           --           --         12,062
 Accrued post-retirement
  benefit obligation....         2,721           --           --          2,721
 Other liabilities......         8,951        3,845           --         12,796
                            ----------     --------     --------     ----------
TOTAL LIABILITIES.......    $1,437,577     $312,268     $ 42,533     $1,792,378
                            ==========     ========     ========     ==========
STOCKHOLDERS' EQUITY:
 Preferred stock........            --           --           --             --
 Common stock...........    $      145     $     22     $    (22)F   $      145
 Additional paid-in
  capital...............       143,322       20,415      (20,415)F      147,364
                                                           4,042 C
 Unallocated common
  stock held by ESOP....        (9,175)        (890)         890 F       (9,175)
 Unearned common stock
  held by RRP...........        (6,963)        (282)         282 F       (6,963)
 Common stock held by
  Benefit Maintenance
  Plan..................          (431)          --           --           (431)
 Treasury stock.........       (48,470)      (6,382)       6,382 F      (18,236)
                                                          30,234 C
 Retained earnings......       105,158       15,766 B    (15,766)F      105,158
 Net unrealized gains on
  securities available
  for sale, net of
  deferred taxes........         2,763           82         (140)DF       2,705
                            ----------     --------     --------     ----------
TOTAL STOCKHOLDERS'
 EQUITY.................       186,349       28,731 B      5,487        220,567
                            ----------     --------     --------     ----------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY...    $1,623,926     $340,999 B   $ 48,020     $2,012,945
                            ==========     ========     ========     ==========

  See "Notes to Pro Forma Condensed Combined Consolidated Financial Statements
                                 (Unaudited)."

                 DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                     FINANCIAL BANCORP, INC. AND SUBSIDIARY

                          PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                   FOR THE YEAR ENDED JUNE 30, 1998(A)
                          ------------------------------------------------------
                           DIME COMMUNITY    FINANCIAL    PRO FORMA   PRO FORMA
                          BANCSHARES, INC. BANCORP, INC. ADJUSTMENTS   COMBINED
                          ---------------- ------------- -----------  ----------
                                (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income.........     $  106,464      $  21,562     $  (149)G  $  127,877
Interest expense........         56,935         11,448       1,507 G      69,890
                             ----------      ---------     -------    ----------
 Net interest income....         49,529         10,114      (1,656)       57,987
Provision for loan
 losses.................          1,635            433         --          2,068
                             ----------      ---------     -------    ----------
 Net interest income
  after provision for
  loan losses...........         47,894          9,681      (1,656)       55,919
                             ----------      ---------     -------    ----------
Non-interest income:
 Service charges and
  other fees............          2,352            757         --          3,109
 Gain (loss) on sales of
  securities and other
  assets................          2,873            193         --          3,066
 Net gain (loss) on
  sales of loans........            108              3         --            111
 Other..................          1,674             73         --          1,747
                             ----------      ---------     -------    ----------
 Total non-interest
  income................          7,007          1,026         --          8,033
                             ----------      ---------     -------    ----------
Non-interest expense:
 Salaries and employee
  benefits..............         12,748          2,463         --         15,211
 ESOP and RRP benefits..          5,378            458         --          5,836
 Occupancy and
  equipment.............          3,011            804          53 G       3,868
 Federal deposit
  insurance premiums....            350            124         --            474
 Data processing........          1,169            379         --          1,548
 Provision for losses on
  other real estate
  owned.................            114             29         --            143
 Amortization of
  goodwill..............          2,405            --        2,113 H       4,518 B
 Amortization of core
  deposit premium.......            --             --          581 G         581
 Other..................          4,762          1,402         --          6,164
                             ----------      ---------     -------    ----------
 Total non-interest
  expense...............         29,937          5,659       2,747        38,343
                             ----------      ---------     -------    ----------
Income before income
 taxes expense..........         24,964          5,048      (4,403)       25,609
Income tax expense......         11,866          2,162        (984) I     13,044
                             ----------      ---------     -------    ----------
 Net income.............     $   13,098      $   2,886     $(3,419)   $   12,565
                             ==========      =========     =======    ==========
Earnings per Share:
 Basic..................     $     1.19      $    1.79                $     1.01
 Diluted................     $     1.09      $    1.71                $     0.93
Weighted average number
 of shares outstanding..     11,000,740      1,612,440                12,481,995 J
Weighted average number
 of shares and common
 stock equivalents......     12,040,730      1,682,910                13,521,980 J

  See "Notes to Pro Forma Condensed Combined Consolidated Financial Statements
                                 (Unaudited)."

                DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                  AND FINANCIAL BANCORP, INC. AND SUBSIDIARY

              NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED
                       FINANCIAL STATEMENTS (UNAUDITED)

(A) Basis of Presentation

  The unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition of DCB and subsidiary and FIBC and subsidiary at June 30, 1998 has been prepared as if the Merger had been consummated on that date. The unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended June 30, 1998 has been prepared as if the Merger had been consummated on July 1, 1997. The unaudited pro forma condensed combined consolidated financial statements are based on the historical financial statements of DCB and FIBC after giving effect to the Merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.

  (i) Estimated fair values -- Estimated fair values for securities held-to-maturity, mortgage-backed securities held-to-maturity, loans and borrowings were calculated in accordance with the methodology of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by DCB using available market information and appropriate valuation methodologies. The resulting net discount/premium on securities held-to-maturity, mortgage-backed securities held-to-maturity and loans, respectively, for purposes of these pro forma financial statements, is being accreted/amortized to interest income on a straight-line basis over 0.5, 3.5 and 8 years, respectively. The resulting net premium on borrowings is being amortized into interest expense on a straight-line basis over the remaining estimated life of 3 years. The fair value of Financial Federal's premises was estimated by a certified appraiser with the resulting premium being amortized into depreciation expense over an estimated life of 40 years. The estimated fair value of certificates of deposit was determined by a third party consulting firm and the resulting premium is being amortized into interest expense over an estimated life of 2 years. Additionally, an evaluation analysis of core deposit intangible was performed by a third party consulting firm and the resulting core deposit premium is being amortized into non-interest expense on a straight-line basis over 5 years.

  (ii) Income taxes -- A deferred tax was recorded equal to the deferred tax consequences associated with the differences between the tax basis and book basis of the assets acquired and liabilities assumed, using an effective tax rate of 43%, which reflects DCB's current effective tax rate.

(B) The Merger Agreement requires FIBC, at the written request of DCB, to modify and change certain of its policies and practices, including loan and real estate policies and practices (including loan classifications and levels of reserves), before the Effective Time so as to be applied consistently on a mutually satisfactory basis with those of DCB, subject to compliance with GAAP. FIBC is not obligated to take any such action more than five days prior to the Effective Time. DCB has advised FIBC that it expects to make such a request and that it currently expects that compliance with such requirement will result in an additional provision for loan losses of $1,300,000. Differences in policies and practices of FIBC and DCB which give rise to the additional provision for loan losses include, but are not limited to, evaluation of current and future economic trends, estimation of fair value, particularly for collateral dependent loans, designation of non-accrual loans and underwriting standards. In addition, pursuant to the Merger Agreement, DCB expects to request that FIBC reduce its investment in real estate, net by $1,700,000. The reduction in investment in real estate, net, reflects DCB's expected treatment of a specific real estate investment of FIBC (currently held through an investment in a joint venture) in the event the investment is not disposed of by FIBC prior to the Closing. In the event this investment is disposed of prior to the Closing consistent with certain terms set forth in the Merger Agreement, FIBC will be permitted to pay a Special Dividend of up to $1.00 per share prior to the Closing. See "The Merger-- Special Dividend." These transactions would result in a reduction in investment in real estate, net, a corresponding increase in cash and a reduction in retained earnings to the extent of the Special Dividend. The amount of these adjustments will depend on the amount of cash consideration received on the disposition of the investment relative to the book value of the real estate investment. Neither the provision for loan losses nor the reduction in investment in real estate, net, is reflected in the Pro Forma Condensed Combined Consolidated Financial Statements. However, when booked, this additional provision and the reduction in investment in real estate, net, will have the effect of increasing the total goodwill by $1.6 million and increasing the annual goodwill expense by $81,000. A corresponding deferred tax asset of $1,380,000 will be recorded in other assets using DCB's historical statutory tax rate of 46%.

(C) Under the terms of the Merger Agreement, holders of FIBC Common Stock will receive either shares of DCB Common Stock or cash for each share of FIBC Common Stock held, subject to the allocation and proration procedures set forth in the Merger Agreement. Assuming an Average Closing Price of $23.14 (assuming the Pricing Period ended on October 30, 1998), 50% of the shares of FIBC Common Stock would be converted into the right to receive shares of DCB Common Stock having a value of $40.50, or 1.7502 shares of DCB Common Stock, and the remaining 50% would be converted into the right to receive $40.50 in cash. Based on these assumptions, the total cost of the transaction is summarized as follows:

                                               50% CASH     50% STOCK    TOTAL
                                               --------     ---------   -------
                                                     (IN THOUSANDS)
   FIBC's total common shares
    outstanding(i)...........................  $34,276       $34,276(v) $68,552
   FIBC total stock options, net of tax(ii)..    2,757                    2,757
   Estimated transaction costs(iii)..........    3,542                    3,542
                                               -------       -------    -------
     Totals..................................  $40,575(iv)   $34,276    $74,851
                                               =======       =======    =======

  --------
  (i) Based on 1,692,669 shares of FIBC Common Stock outstanding, which represents 1,708,632 shares of FIBC Common Stock outstanding as of October 30, 1998 less (i) 963 unallocated shares of FIBC Common Stock held in the Financial Federal Recognition and Retention Plan and (ii) 15,000 shares of FIBC Common Stock held directly by DCB.
  (ii) Assumes that none of the holders of FIBC stock options elect to exercise or exchange such options for DCB's options. As of October 30, 1998, there were 169,800 outstanding options to purchase FIBC Common Stock with a weighted average exercise price of $14.24.
  (iii) Estimated transaction costs of $3,542,000 consist of the following:

                                                                    IN THOUSANDS
                                                                    ------------
   Merger related compensation and severance.......................    $  792
   Directors Plan..................................................       320
   Professional fees...............................................     2,228
   Other expenses..................................................       202
                                                                       ------
     Total estimated transaction costs.............................    $3,542
                                                                       ======

  (iv) It is assumed that the cash portion of the transaction will be financed through 5-year FHLB advances. At June 30, 1998, the rate on the 5-year FHLB advances was 6.01%.
  (v) Assumes the reissuance of DCB's Common Stock through its treasury account with an average cost per share of $20.41. For accounting purposes, the fair market value of DCB Common Stock was $23.14 per share for determination of total stock consideration.

(D) Purchase accounting adjustments are estimated as follows:

                                                                  (IN THOUSANDS)
                                                                  --------------
   FIBC's net assets -- historical at June 30, 1998..............    $28,731
   Elimination of FIBC's core deposit premium....................       (114)
   Elimination of DCB's investment in FIBC Common Stock..........       (373)
   Fair value adjustments:(i)
       Securities held-to-maturity...............................         83
       Mortgage-backed securities held-to-maturity...............        331
       Loans receivable..........................................       (231)
       Bank premises.............................................      2,132
       Deposits..................................................     (1,667)
       Borrowings................................................       (291)
                                                                     -------
   Subtotal -- net fair value adjustments........................        357
   Tax effects of fair value adjustments at 43%..................        154
                                                                     -------
   Core deposit premium..........................................      2,905
   Deferred tax on core deposit premium..........................      1,250
                                                                     -------
   Total core deposit and deferred tax on core deposit...........      4,155
                                                                     -------
   Total net adjustments to net assets acquired..................      3,871
                                                                     -------
   Adjusted net assets acquired..................................    $32,602
                                                                     =======

  --------
  (i) Fair value adjustments in accordance with purchase accounting under generally accepted accounting principles.

(E) The excess of cost over the fair value of net assets acquired is set forth below:

                                                                (IN THOUSANDS)
                                                                --------------
   Total cost:
   Cash portion................................................    $40,575
   Stock portion...............................................     34,276
                                                                   -------
                                                                    74,851
   Net assets acquired.........................................     32,602
                                                                   -------
   Total excess of cost over the fair value of net assets
    acquired...................................................    $42,249
                                                                   =======

(F) Purchase accounting adjustments to eliminate FIBC's stockholders' equity accounts.

(G) Pro forma adjustments to interest income, interest expense and non-interest expense were calculated as follows:

                                                                FOR THE FISCAL
                                                                  YEAR ENDED
                                                                JUNE 30, 1998
                                                                --------------
                                                                (IN THOUSANDS)
   Amortization of premium on securities (0.5 years)...........     $  (83)
   Amortization of premium on mortgage-backed securities (3.5
    years).....................................................        (95)
   Accretion of discount on loans (8 years)....................         29
                                                                    ------
     Total net adjustments -- interest income..................     $ (149)
                                                                    ======
   Increase in interest expense on borrowings to fund acquisi-
    tion (i)...................................................     $2,438
   Amortization of premium on deposits (2 years)...............       (834)
   Amortization of premium on borrowings (3 years).............        (97)
                                                                    ------
     Total net adjustments -- interest expense.................     $1,507
                                                                    ======
   Amortization of premium on bank premises (40 years).........     $   53
   Amortization of core deposit premium (5 years)..............        581
                                                                    ------
     Total net adjustments -- non-interest expense.............     $  634
                                                                    ======

--------
  (i) It is assumed that the cash portion of the transaction will be financed through 5-year FHLB advances. At June 30, 1998, the rate on 5-year FHLB advances was 6.01%, resulting in annual interest expense of $2.4 million. A 0.125% change in the interest rate would have a $50,719 pre-tax effect upon the DCB's pro forma results of operations.

(H) The excess of cost over the fair value of assets acquired is being amortized, straight-line, over a period of twenty years, which approximates the average life to maturity of the long-term interest-earning assets.

(I) Income tax expense was calculated using an effective tax rate of 43%.

(J) Basic and diluted weighted average number of common stock and common stock equivalents utilized for the calculation of earnings per share for the year ended June 30, 1998 were calculated using DCB's historical weighted average common and common stock equivalents plus 1,481,255 shares expected to be issued to FIBC stockholders under the terms of the Merger Agreement based on the assumptions discussed in Note (C) above.

(K) The following table summarizes the estimated impact of the amortization and accretion of the purchase accounting adjustments made in connection with the Merger on DCB's results of operations for the next five years:

   FUTURE AMOUNTS
       FOR THE         EXCESS OF COST     NET CORE   NET EFFECT OF NET DECREASE
    FISCAL YEARS      OVER FAIR VALUE     DEPOSIT     FAIR VALUE    IN INCOME
   ENDING JUNE 30,   OF ASSETS ACQUIRED AMORTIZATION  ADJUSTMENTS  BEFORE TAXES
   ---------------   ------------------ ------------ ------------- ------------
   1999...........        $ 2,113          $  581       $ (729)      $ 1,965
   2000...........          2,113             581         (812)        1,882
   2001...........          2,113             581           22         2,716
   2002...........          2,113             581           72         2,766
   2003...........          2,113             581           24         2,718
   2004 and there-
    after.........         31,684              --        1,780        33,464
                          -------          ------       ------       -------
                          $42,249          $2,905       $  357       $45,511
                          =======          ======       ======       =======

                       DESCRIPTION OF DCB CAPITAL STOCK

GENERAL

  DCB is authorized to issue 45,000,000 shares of DCB Common Stock having a par value of $0.01 per share and 9,000,000 shares of preferred stock having a par value of $0.01 per share (the "DCB Preferred Stock"). As of October 30, 1998, there were 12,176,513 shares of DCB Common Stock issued and outstanding and no shares of DCB Preferred Stock issued and outstanding. Each share of DCB Common Stock has the same relative rights as, and is identical in all respects with, each other share of DCB Common Stock. The DCB Board has the power from time to time to issue additional shares of DCB Common Stock or DCB Preferred Stock, in one or more series, authorized by DCB's Certificate of Incorporation without obtaining approval of DCB's stockholders. The rights, qualifications, limitations and restrictions on each series of DCB Preferred Stock issued will be determined by the DCB Board and approved as required by the DGCL or otherwise, at the time of issuance and may include, among other things, rights in liquidation, rights to participating dividends, voting rights and convertibility to DCB Common Stock. The DCB Board has the power to increase (but not above or below the total number of authorized shares of that class) or decrease (but not below the number of shares of the series then outstanding) the number of shares of DCB Preferred Stock of a series subsequent to the issue of shares of that series. The following descriptions of DCB capital stock are qualified in their entirety by reference to DCB's Certificate of Incorporation.

DCB COMMON STOCK

  Dividends. DCB can pay dividends out of statutory surplus or from certain net profits if, as and when declared by the DCB Board. The payment of dividends by DCB is subject to limitations that are imposed by law and applicable regulations. The holders of DCB Common Stock are entitled to receive and share equally in such dividends as may be declared by the DCB Board out of funds legally available therefor. Holders of DCB Preferred Stock that may be issued in the future may have a priority over the holders of DCB Common Stock with respect to dividends. See "-- DCB Preferred Stock."

  Voting Rights. The holders of DCB Common Stock possess exclusive voting rights in DCB. Such holders elect the DCB Board and act on such other matters as are required to be presented to them under the DGCL or DCB's Certificate of Incorporation or as are otherwise presented to them by the DCB Board. Except as discussed in "-- Limitation on Voting Rights," each holder of DCB Common Stock is entitled to one vote per share of DCB Common Stock and will not have any right to cumulate votes in the election of directors. Holders of DCB Preferred Stock will not have voting rights except in certain limited circumstances although the DCB Board may provide voting rights for any newly created series of DCB Preferred Stock that may be issued in the future. See "-- DCB Preferred Stock."

  Limitation on Voting Rights. DCB's Certificate of Incorporation provides that any record owner of any outstanding DCB Common Stock that is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then-issued and outstanding shares of DCB Common Stock (the "Limit") shall be entitled to cast only one one-hundredth ( 1/100) of one vote per share for each share in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his or her affiliates (as defined in DCB's Certificate of Incorporation), shares that such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his or her affiliates have or share investment or voting power, but shall not include (i) shares beneficially owned by any pension, profit-sharing, stock bonus, ESOP or other compensation plan maintained by DCB or Dime of Williamsburgh, or by any trust or custodial arrangement established in connection with any such plan, which shares are not specifically allocated to a person's personal account, or (ii) shares that are subject to a revocable proxy and that are not otherwise beneficially owned or deemed by DCB to be beneficially owned by such person and his or her affiliates. The Certificate of Incorporation of DCB further provides that this provision limiting voting rights may only be amended upon the vote of two-thirds of the votes eligible to be cast by holders of all outstanding shares of voting stock (after giving effect to the limitation on voting rights).

  Liquidation Rights. In the event of any liquidation, dissolution or winding up of Dime of Williamsburgh, DCB, as the holder of Dime of Williamsburgh capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Dime of Williamsburgh (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation accounts established for the benefit of certain account holders of Dime of Williamsburgh in connection with its conversion to stock form, all assets of Dime of Williamsburgh available for distribution. In the event of liquidation, dissolution or winding up of DCB, the holders of DCB Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of DCB available for distribution. If DCB Preferred Stock is issued, the holders thereof may have a priority over the holders of DCB Common Stock in the event of liquidation or dissolution.

  Preemptive Rights. Holders of DCB Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. DCB Common Stock is not subject to redemption.

  Issuance of Stock. In certain instances, the issuance of authorized but unissued shares of DCB Common Stock or DCB Preferred Stock may have an anti-takeover effect. The authority of the DCB Board to issue DCB Preferred Stock with rights and privileges, including voting rights, as it may deem appropriate, may enable the DCB Board to prevent a change of control despite a shift in ownership of DCB Common Stock. In addition, the DCB Board's authority to issue additional shares of DCB Common Stock may help deter or delay a change of control by increasing the number of shares needed to gain control.

  Certain Anti-takeover Provisions. DCB's Certificate of Incorporation and Bylaws contain a number of provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of DCB, including provisions
(i) classifying the DCB Board into three classes with each class to serve for three years with one class being elected annually; (ii) providing the DCB Board with the exclusive power to fix from time to time the size of the DCB Board; (iii) authorizing a majority vote of the DCB Board then in office to fill vacancies in the DCB Board; (iv) providing that a director may be removed prior to the expiration of his or her term only for cause, upon the vote of 80% of the shares entitled to be voted in the election of directors; (v) allowing the DCB Board to give due consideration to constituencies other than DCB's stockholders in evaluating acquisition or merger proposals; (vi) requiring the approval of the holders of at least 80% of DCB's outstanding shares of voting stock to approve certain business combinations; (vii) prohibiting cumulative voting for any purpose; (vii) providing that any action required or permitted to be taken by DCB stockholders may be taken only at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting; (ix) providing that special meetings of stockholders may be called only by the DCB Board; and (x) providing that certain of the foregoing provisions may be amended only by the affirmative vote of at least two-thirds of the outstanding stock entitled to vote or by a majority of the authorized number of directors of the DCB Board.

  The foregoing provisions could impede a change of control of DCB. In particular, classification of the DCB Board has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the DCB Board. Furthermore, allowing the DCB Board to consider nonstockholder constituencies may have the effect of increasing the DCB Board's discretion to reject acquisition or merger proposals.

DCB PREFERRED STOCK

  As of October 30, 1998, no shares of DCB Preferred Stock have been issued by DCB. DCB Preferred Stock may be issued with such preferences and designations as the DCB Board may determine from time to time. The DCB Board may issue, without stockholder approval, DCB Preferred Stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of DCB Common Stock and may assist DCB's management in impeding an unfriendly takeover or an attempted change in control.

  Although DCB has not issued shares of DCB Preferred Stock and has no arrangements, understandings or plans at the present time for the issuance or use of the shares of DCB Preferred Stock authorized, the DCB Board believes that the availability of such shares will provide DCB and Dime of Williamsburgh with increased flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs that may arise. In the event of a proposed merger, tender offer, or other attempt to gain control of DCB of which DCB management does not approve, the DCB Board may be able to authorize the issuance of one or more series of DCB Preferred Stock with rights and preferences that could impede the completion of such a hostile transaction. The issuance of DCB Preferred Stock, therefore, may deter future takeover attempts. The DCB Board does not intend to issue any DCB Preferred Stock except on terms that it deems to be in the best interests of both Dime of Williamsburgh and DCB's then existing stockholders.

                 COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS

GENERAL

  Both DCB and FIBC are Delaware corporations subject to the provisions of the DGCL. At the Effective Time, stockholders of FIBC, whose rights are governed by FIBC's Certificate of Incorporation, FIBC's Bylaws and the DGCL and who are allocated stock under the exchange procedures set forth herein, will, upon consummation of the Merger, become stockholders of DCB, and their rights as stockholders will be determined by DCB's Certificate of Incorporation, DCB's Amended and Restated Bylaws and the DGCL.

  The following is a summary of the material differences in the rights of stockholders of FIBC under FIBC's Certificate of Incorporation and FIBC's Bylaws, and the rights of stockholders of DCB under DCB's Certificate of Incorporation, and DCB's Amended and Restated Bylaws. The following discussion does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing laws, FIBC's Certificate of Incorporation, FIBC's Bylaws, DCB's Certificate of Incorporation and DCB's Amended and Restated Bylaws.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

  DCB. DCB's Certificate of Incorporation requires the affirmative vote of a majority of directors then in office and by the affirmative vote of the holder of a majority of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon; provided however, that if (1) any change relates to Section 13 of Article X or Articles V, VI, VII or XI of the Certificate of Incorporation, such change must also be approved either (i) by not less than a majority of the disinterested directors or (ii) by the affirmative vote of the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon; (2) any change that relates to
Article VIII must also be approved by either (i) a majority of the disinterested directors or (ii) the affirmative vote of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the voting stock, voting together as a single class, together with the affirmative vote of not less than fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the voting stock not beneficially owned by any interested stockholder or affiliate or associate thereof, voting together as a single class; and (3) any change that relates to Article IX must also be approved by the affirmative vote of the holders of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon.

  FIBC. FIBC's Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock of FIBC entitled to vote generally in the election of FIBC's directors, voting together as a single class, to amend, repeal or adopt Section C of Article IV, Section C and D of Article V, Article VI, Article VII, Article VIII, Article X and Article XII of FIBC's Certificate of Incorporation. FIBC has the right to amend or repeal any other provision in FIBC's Certificate of Incorporation in the manner prescribed by the DGCL.

SPECIAL MEETINGS OF STOCKHOLDERS

  DCB. Under DCB's Amended and Restated Bylaws, special meetings of DCB stockholders may be called at any time only by resolution of at least three-fourths of the DCB directors then in office or by the Chairman of the Board.

  FIBC. Under FIBC's Bylaws, special meetings of FIBC stockholders may be called only by the FIBC Board pursuant to a resolution adopted by a majority of the total number of authorized FIBC directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the FIBC Board for adoption).

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 145 of the DGCL, a Delaware corporation may indemnify fully its directors, officers, employees, and agents if such persons have acted in good faith and in a manner that such persons reasonably believed was in, or not opposed to, the best interests of the corporation. A Delaware corporation also may indemnify fully such individuals with respect to criminal actions or proceedings, provided that such individual had no reasonable cause to believe such conduct was unlawful.

  DCB. DCB's Certificate of Incorporation provides that DCB shall indemnify, to the fullest extent authorized by the DGCL, any person who is or was or has agreed to become a director, officer, employee or agent of DCB against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that except as provided in DCB's Certificate of Incorporation with respect to proceedings to enforce rights to indemnification, DCB shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized or consented by the DCB Board. DCB's Certificate of Incorporation further permits DCB to maintain insurance on behalf of any director, officer, employee, or agent of DCB.

  FIBC. FIBC's Certificate of Incorporation provides substantially similar indemnification as DCB's Certificate of Incorporation for FIBC's directors, officers, employees and agents. FIBC's Certificate of Incorporation also permits FIBC to maintain insurance on behalf of any director, officer, employee, or agent of FIBC.

OTHER CONSTITUENCIES

  DCB. DCB's Certificate of Incorporation provides that the DCB Board, when evaluating acquisition proposals, may, in determining what is in the best interests of DCB and DCB's stockholders, give due consideration (to the extent permitted by law) not only to price or other consideration being offered, but also to all other relevant factors including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on the business of DCB and its subsidiaries and on the employees, customers, suppliers and creditors of DCB and its subsidiaries, and the effects on the communities in which DCB's and its subsidiaries' facilities are located.

  FIBC. FIBC's Certificate of Incorporation provides that the FIBC Board, when evaluating proposals to make a tender or exchange offer, merge or consolidate FIBC, or purchase or otherwise acquire all or substantially all of the assets and properties of FIBC may, in determining what is in the best interests of FIBC and FIBC's stockholders, give due consideration to all relevant factors, including, without limitation, those factors that directors of FIBC or any subsidiary of FIBC may consider in evaluating any action that may result in a change in control of the subsidiary, and the social and economic effect of acceptance of such offer on: (i) FIBC's and any of FIBC's subsidiaries' present and future customers and employees, (ii) the communities in which FIBC and any subsidiary of FIBC operates or is located, (iii) the ability of FIBC to fulfill its corporate objective as a savings and loan holding company, and
(iv) the ability of Financial Federal to fulfill the objective of a federally chartered stock savings bank.

  The DGCL does not address what factors a board of directors may consider in evaluating acquisition proposals. However, pursuant to case law interpreting the provisions of the DGCL, the board of directors of a

Delaware corporation generally may consider the impact of such a proposal on DCB's other constituencies; provided that doing so bears some reasonable relationship to general stockholder interests.

STOCKHOLDER RIGHTS PLANS

  DCB. The DCB Rights Agreement, dated as of April 9, 1998, contains provisions intended to protect stockholders in the event of unsolicited offers or attempts to acquire DCB. The DCB Rights Agreement provides that attached to each share of DCB Common Stock is a DCB Right, which constitutes a right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock ("DCB Junior Preferred Stock") at a price of $100, subject to adjustment. The DCB Rights will expire at the close of business on May 1, 2008, unless extended or unless the DCB Rights are earlier redeemed by DCB, in each case as described below.

  The DCB Rights will separate from the DCB Common Stock and become exercisable for DCB Junior Preferred Stock within a specified period of time after (i) a person or group (a "DCB Acquiring Person") other than DCB or its affiliates acquires "beneficial ownership" of 10% or more of the outstanding DCB Common Stock or (ii) the commencement of, or the public announcement of an intention to commence, a tender or exchange offer which could result in the beneficial ownership by a person or group (other than DCB or its affiliates) of 10% or more of the outstanding DCB Common Stock (the "DCB Distribution Date"). The DCB Rights Agreement provides that, until the DCB Distribution Date, the DCB Rights will be transferred with and only with the transfer of DCB Common Stock and will not become exercisable. In the event that any person or group becomes a DCB Acquiring Person pursuant to the terms of the DCB Rights Agreement, each holder of DCB Rights, other than the DCB Acquiring Person (whose rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of DCB Common Stock having a market value of two times the purchase price of a DCB Right.

  In the event that any time after a person becomes a DCB Acquiring Person, DCB is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, pursuant to the terms of the DCB Rights, proper provision must be made so that each holder of DCB Rights will thereafter have the right to receive, upon exercise thereof at the then current purchase price of a DCB Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the purchase price of a DCB Right.

  At any time after a person or group becomes a DCB Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding DCB Common Stock, the DCB Board may exchange the DCB Rights (other than the DCB Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of DCB Common Stock, or one one-hundredth of a share of DCB Junior Preferred Stock (or equivalent class of securities), per DCB Right, subject to adjustment.

  At any time prior to a person or group becoming a DCB Acquiring Person, the DCB Board may redeem the DCB Rights in whole, but not in part, at a price of $0.01 per DCB Right.

  The terms of the DCB Rights may be amended by the DCB Board without the consent of the holders thereof. Until a DCB Right is exercised, the holder thereof, as such, will have no rights as a stockholder of DCB, including, without limitation, the right to vote or receive dividends.

  The DCB Rights will not prevent a takeover of DCB. However, the DCB Rights may cause substantial dilution to a person or group that acquires 10% or more of the DCB Common Stock without receiving the prior approval of the DCB Board. Accordingly, the DCB Rights may result in DCB being less attractive to a potential acquiror and, in the event that the existence of the DCB Rights deter certain potential acquirors, such DCB Rights could result in the holders of DCB Common Stock receiving less in the event of a takeover. The DCB Rights should not interfere with any merger or other business combination approved by the DCB Board.

  Each share of DCB Common Stock issued in the Merger will have attached thereto a DCB Right.

  FIBC. FIBC does not have a stockholder rights plan.

                                 LEGAL MATTERS

  The validity of the Merger Shares will be passed upon for DCB by Thacher Proffitt & Wood, New York, New York.

                                    EXPERTS

  The consolidated financial statements of DCB incorporated in this Proxy Statement-Prospectus by reference from DCB's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to DCB's change in its method of accounting for post retirement benefits other than pensions), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of FIBC and subsidiaries as of September 30, 1997 and 1996 and for each of the years in the three-year period ended September 30, 1997, included in FIBC's Form 10-K for the year ended September 30, 1997 and incorporated by reference into this Proxy Statement-Prospectus, have been incorporated by reference herein and in the Registration Statement of which this Proxy Statement-Prospectus is a part in reliance upon the report of Radics & Co., LLC, independent auditors, included in FIBC's 1997 Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

  The Merger may be consummated prior to the 1999 Annual Meeting of Stockholders of FIBC, in which event there would be no 1999 Annual Meeting. If FIBC holds a 1999 Annual Meeting, unless such 1999 meeting is delayed, any proposal which an FIBC stockholder sought to have included in FIBC's proxy materials must have been received by the Secretary of FIBC at 42-25 Queens Boulevard, Long Island City, New York 11104 not later than August 25, 1998. No such proposal was received prior to August 25, 1998. If the 1999 Annual Meeting is held after February 21, 1999, any proposal which an FIBC stockholder wishes to have included in FIBC's proxy materials must be received by the Secretary of FIBC no later than ten days following the date on which notice of such meeting is first given to stockholders. Any such proposal will be subject to 17 C.F.R. (S) 240.14a-8 promulgated by the Commission under the Exchange Act.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                        DIME COMMUNITY BANCSHARES, INC.

                                      AND

                            FINANCIAL BANCORP, INC.

                           DATED AS OF JULY 18, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I

                                   THE MERGER

1.1The Merger..............................................................   1
1.2Effective Time..........................................................   1
1.3Effects of the Merger...................................................   1
1.4Conversion of Company Common Stock......................................   1
1.5Election Procedures.....................................................   3
1.6Stock Options...........................................................   4
1.7Parent Common Stock.....................................................   5
1.8Shares of Dissenting Stockholders.......................................   5
1.9Tax Opinion Adjustment..................................................   6
1.10Certificate of Incorporation...........................................   6
1.11By-Laws................................................................   6
1.12Directors and Officers.................................................   6
1.13Tax Consequences.......................................................   6
1.14Bank Merger............................................................   6

                                   ARTICLE II

                               EXCHANGE OF SHARES

2.1Parent to Make Shares Available.........................................   6
2.2Exchange of Shares......................................................   6

                                  ARTICLE III

       DISCLOSURE SCHEDULES; STANDARDS FOR REPRESENTATIONS AND WARRANTIES

3.1Disclosure Schedules....................................................   8
3.2Standards...............................................................   8

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1Corporate Organization..................................................   9
4.2Capitalization..........................................................   9
4.3Authority; No Violation.................................................  10
4.4Consents and Approvals..................................................  10
4.5Reports.................................................................  11
4.6Financial Statements....................................................  11
4.7Broker's Fees...........................................................  12
4.8Absence of Certain Changes or Events....................................  12
4.9Legal Proceedings.......................................................  12
4.10Taxes..................................................................  12
4.11Employees..............................................................  13
4.12SEC Reports............................................................  14
4.13Company Information....................................................  14
4.14Compliance with Applicable Law.........................................  14
4.15Certain Contracts......................................................  14

                                                                            PAGE
                                                                            ----
4.16Agreements with Regulatory Agencies....................................  15
4.17Environmental Matters..................................................  15
4.18Opinion................................................................  16
4.19Approvals..............................................................  16
4.20Loan Portfolio.........................................................  16
4.21Property...............................................................  17
4.22Reorganization.........................................................  17
4.23Antitakeover Provisions Inapplicable...................................  17
4.24Insurance..............................................................  17
4.25Investment Securities; Borrowings; Deposits............................  17
4.26Indemnification........................................................  18
4.27Liquidation Account....................................................  18
4.28Year 2000 Matters......................................................  18

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT

5.1Corporate Organization..................................................  18
5.2Capitalization..........................................................  19
5.3Authority; No Violation.................................................  19
5.4Consents and Approvals..................................................  20
5.5Reports.................................................................  20
5.6Financial Statements....................................................  20
5.7Broker's Fees...........................................................  21
5.8Absence of Certain Changes or Events....................................  21
5.9Legal Proceedings.......................................................  21
5.10Taxes..................................................................  21
5.11Employees..............................................................  22
5.12SEC Reports............................................................  22
5.13Parent Information.....................................................  23
5.14Compliance with Applicable Law.........................................  23
5.15Ownership of Company Common Stock; Affiliates and Associates...........  23
5.16Agreements with Regulatory Agencies....................................  23
5.17Environmental Matters..................................................  23
5.18Opinion................................................................  24
5.19Approvals..............................................................  24
5.20Loan Portfolio.........................................................  24
5.21Property...............................................................  24
5.22Reorganization.........................................................  25

                                   ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1Covenants of the Company................................................  25
6.2Covenants of Parent.....................................................  29

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

                                                                            PAGE
                                                                            ----
7.1Regulatory Matters......................................................  30
7.2Access to Information...................................................  30
7.3Stockholder Meeting.....................................................  31
7.4Legal Conditions to Merger..............................................  31
7.5Affiliates..............................................................  31
7.6Stock Exchange Listing..................................................  31
7.7Employee Benefit Plans; Existing Agreements.............................  31
7.8Indemnification.........................................................  33
7.9Additional Agreements...................................................  34
7.10Coordination of Dividends..............................................  34
7.11Parent Rights Agreement................................................  34
7.12Notification of Certain Matters........................................  34
7.13Certain Matters, Certain Revaluations, Changes and Adjustments.........  34
7.14Advisory Board.........................................................  35

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

8.1Conditions to Each Party's Obligation To Effect the Merger..............  35
8.2Conditions to Obligations of Parent.....................................  35
8.3Conditions to Obligations of the Company................................  36

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

9.1Termination.............................................................  37
9.2Effect of Termination...................................................  38
9.3Amendment...............................................................  39
9.4Extension; Waiver.......................................................  39
9.5Termination Fee.........................................................  39

                                   ARTICLE X

                               GENERAL PROVISIONS

10.1Closing................................................................  39
10.2Nonsurvival of Representations, Warranties and Agreements..............  40
10.3Expenses...............................................................  40
10.4Notices................................................................  40
10.5Interpretation.........................................................  40
10.6Counterparts...........................................................  41
10.7Entire Agreement.......................................................  41
10.8Governing Law..........................................................  41
10.9Severability...........................................................  41
10.10Publicity.............................................................  41
10.11Assignment; No Third Party Beneficiaries..............................  41

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of July 18, 1998, between Dime Community Bancshares, Inc., a Delaware corporation ("Parent"), and Financial Bancorp, Inc., a Delaware corporation (the "Company"). (Parent and the Company are sometimes collectively referred to herein as the "Constituent
Corporations".)

  WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Parent;

  WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and the Company have entered into a Stock Option Agreement (the "Stock Option Agreement"), pursuant to which the Company has granted to Parent an option to purchase shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), upon the terms and conditions therein contained; and

  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall continue to be Dime Community Bancshares, Inc. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

  1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Secretary") on the Closing Date (as defined in Section 10.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

  1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

  1.4 Conversion of Company Common Stock. (a) At the Effective Time, subject to Section 1.8, Section 2.2(e) and Section 9.1(g) hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company's treasury, (ii) unallocated shares of Company Common Stock held in the Company's Recognition and Retention Plans and related trusts, and (iii) shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof), shall by virtue of this Agreement and without any action on the part of the Company, Parent or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 1.5, either:

    (i) a number of shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") (together with the number of Parent Rights (as defined in Section 5.2 hereof) associated therewith) equal to the Final Exchange Ratio, or

    (ii) cash in an amount equal to the Per Share Consideration.

  (b) At the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock, (ii) all unallocated shares of Company Common Stock held in the Company's Recognition and Retention Plans and related trusts, and (iii) all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as "Trust Account Shares") and (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, being referred to herein as "DPC Shares"), shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent,

  (c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights as stockholders of the Company, except the right to receive the consideration set forth in this Article I (the "Merger Consideration") for each such share held by them.

  (d) If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made to the Preliminary Stock Ratio, the Minimum Stock Ratio, the Maximum Stock Ratio and the Final Exchange Ratio.

  (e) For purposes of this Agreement the following terms shall (subject to Section 9.1(g)) have the meanings indicated:

    "Aggregate Cash Consideration" shall mean the product obtained by multiplying (x) the Outstanding Shares Number by (y) $20.25.

    "Aggregate Merger Consideration" shall mean the sum of (x) the Aggregate Cash Consideration and (y) the Aggregate Stock Consideration.

    "Aggregate Stock Consideration" shall mean (w) 0.5 multiplied by (x) the Outstanding Shares Number multiplied by (y) the Average Closing Price multiplied by (z) the Preliminary Stock Ratio.

    "Average Closing Price" shall mean the average of the closing sale prices per share for Parent Common Stock as reported on the National Association of Securities Dealers Automated Quotation/National Market System ("NASDAQ/ NMS") (as reported by The Wall Street Journal, or, if not reported thereby, another authoritative source, during the ten (10) consecutive trading-day period during which the shares of Parent Common Stock are traded on the Nasdaq Stock Market National Market System ("Nasdaq") ending on the tenth business day immediately prior to the anticipated Effective Time.

    "Final Exchange Ratio" shall mean the quotient, rounded to the nearest ten- thousandth, obtained by dividing the Per Share Consideration by the Average Closing Price.

    "Outstanding Shares Number" shall mean shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

    "Per Share Consideration" shall mean the quotient obtained by dividing the Aggregate Merger Consideration by the Outstanding Shares Number.

    "Preliminary Stock Ratio" shall mean the quotient, rounded to the nearest ten-thousandth obtained by dividing $40.50 by the Average Closing Price provided, that (i) if the Average Closing Price is equal to or greater than $31.05, the Preliminary Stock Ratio shall be 1.3043 (the "Minimum Stock Ratio"), and (ii) if the Average Closing Price is equal to or less than $22.95, the Preliminary Stock Ratio shall be 1.7647 (the "Maximum Stock Ratio").

  1.5 Election Procedures. (a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent")) in such form as the Company and Parent shall mutually agree (the "Election Form"), shall be mailed 30 days prior to the anticipated Effective Time or on such earlier date as Parent and the Company shall mutually agree (the "Mailing Date") to each holder of record of Company Common Stock as of five business days prior to the Mailing Date ("Election Form Record Date"); provided, however, that the Mailing Date shall not occur prior to the receipt of the shareholder approval contemplated by Section 8.1(a) hereof.

  Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of outstanding Company Common Stock to elect, subject to provisions of this Section 1.5, to receive, on a per share basis, with respect to such holder's Company Common Stock (i) cash (shares as to which such election is made, the "Cash Election Shares") or (ii) Parent Common Stock (shares as to which such election is made, the "Stock Election Shares"). Notwithstanding the foregoing, no holder of Company Common Stock may elect to receive Parent Common Stock pursuant to the election procedures provided herein with respect to fewer than 50 shares of Company Common Stock. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as Parent and the Company may mutually agree) (the "Election Deadline"); provided, however, that the Election Deadline may not occur on or after the Closing Date (as defined in Section 10.1 hereof).

  Parent shall make available up to two separate Election Forms, or such additional Election Forms as Parent may permit, to all persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and close of business on the business day prior to the Election Deadline. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a stockholder either (i) does not submit a properly completed Election Form in a timely fashion, or (ii) revokes its Election Form prior to the Election Deadline, the shares of Company Common Stock held by such stockholder shall be designated "No Election Shares." Parent shall cause the Certificates described in clause (ii) of the preceding sentence to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

  (b) The "Cash Election Amount" shall be equal to the Per Share Consideration multiplied by the total number of Cash Election Shares. Within five business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

    (i) If the Aggregate Cash Consideration is greater than the Cash Election Amount, then

      (A) all Cash Election Shares shall be converted into the right to receive an amount of cash equal to the Per Share Consideration,

      (B) the Exchange Agent will select, on a pro rata basis, first from among the holders of No Election Shares and then, if necessary, from among the holders of Stock Election Shares, a sufficient number of such shares ("Cash Designee Shares") such that the sum of Cash Designee Shares and Cash Election Shares multiplied by the Per Share Consideration equals as closely as practicable the Aggregate Cash Consideration (the Cash Designee Shares shall be converted into the right to receive an amount of cash equal to the Per Share Consideration), and

      (C) any Stock Election Shares and any No Election Shares, in each case, not so selected as Cash Designee Shares shall be converted into the right to receive Parent Common Stock at the Final Exchange Ratio.

    (ii) If the Aggregate Cash Consideration is less than the Cash Election Amount, then

      (A) all Stock Election Shares and all No Election Shares shall be converted into the right to receive Parent Common Stock at the Final Exchange Ratio,

      (B) the Exchange Agent will select, on a pro rata basis from among the holders of Cash Election Shares, a sufficient number of such shares ("Stock Designee Shares") such that the number of Stock Designee Shares multiplied by the Per Share Consideration equals as closely as practicable the difference between the Cash Election Amount and the Aggregate Cash Consideration (the Stock Designee Shares shall be converted into the right to receive Parent Common Stock at the Final Exchange Ratio), and

      (C) any Cash Election Shares not so selected as Stock Designee Shares shall be converted into the right to receive an amount of cash equal to the Per Share Consideration.

  The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by the Company and Parent.

  1.6 Stock Options. (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each a "Company Option"), which is outstanding and unexercised immediately prior thereto, whether or not then vested or exercisable, shall be cancelled and all rights thereunder shall be extinguished. As consideration for such cancellation, the Company shall make payment immediately prior to the Effective Time to each holder of a Company Option of an amount determined by multiplying (x) the number of shares of Company Common Stock underlying such Company Option by (y) an amount equal to the excess (if any) of (i) the Per Share Consideration, over (ii) the exercise price per share of such Company Option, provided, however, that no such payment shall be made to a holder unless and until such holder has executed and delivered to the Company an instrument in such form prescribed by the Parent and reasonably satisfactory to the Company accepting such payment in full settlement of his rights relative to the Company Option. Prior to the Effective Time, the Company shall take or cause to be taken all actions required under the Company Option Plans to provide for the foregoing.

  (b) Notwithstanding the provisions of Section 1.6(a) above, at the Effective Time, each Company Option held by the individuals previously designated by Parent and set forth on Schedule 1.6(b) hereto ("Continuing Option Holders") which is outstanding and unexercised immediately prior thereto shall at the election of the holder thereof be converted automatically into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company's 1995 Incentive Stock Option Plan and the Company's 1995 Stock Option Plan for Outside Directors, as the case may be (collectively, the "Company Option Plans"), the agreements evidencing grants thereunder and any other agreements between the Company and an optionee regarding Company Options which have been delivered to Parent prior to the date of this Agreement, other than stock appreciation rights or limited stock appreciation rights or other rights to receive cash payments under the Company Option Plans):

    (1) the number of shares to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Final Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

    (2) the exercise price per share of Parent Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Final Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, such Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the new option shall be the same as the original option except that all references to the Company shall be deemed to be references to Parent. In order for any Continuing Option Holder to have his or her Company Options converted into an option to purchase Parent Common Stock as set forth in this Section 1.6(b), such Continuing Option Holder shall have executed a written election with respect to such conversion no later than five (5) business days prior to the Closing Date, which written election shall be in such form as shall be prescribed by Parent and reasonably satisfactory to the Company.

  (c) Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent's obligations under Section 1.6(b) hereof. Promptly after the Effective Time (but in no event later than three business days thereafter), Parent shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Parent Common Stock subject to options to acquire Parent Common Stock issued pursuant to Section 1.6(b) hereof, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

  1.7 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4 hereof, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

  1.8 Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his appraisal rights (the "Dissenting Shares") under the DGCL shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration as provided in Section
1.4 and as allocated pursuant to Section 1.5 upon surrender of the Certificate or Certificates representing such Dissenting Shares. The Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. Dissenting Shares shall be deemed to be No Election Shares for purposes of Section 1.5 hereof.

  1.9 Tax Opinion Adjustment. If either (i) the tax opinion referred to in
Section 8.2(d) cannot be rendered (as reasonably determined by Thacher Proffitt & Wood) or (ii) the tax opinion referred to in Section 8.3(d) cannot be rendered (as reasonably determined by Skadden, Arps, Slate, Meagher & Flom
LLP), in either case as a result of the Merger potentially failing to qualify as a reorganization under Section 368(a) of the Code, then Parent shall reduce the Aggregate Cash Consideration to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered, and correspondingly increase the Aggregate Stock Consideration.

  1.10 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Parent, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

  1.11 By-Laws. At the Effective Time, the By-Laws of Parent, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

  1.12 Directors and Officers. The directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

  1.13 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

  1.14 Bank Merger. Promptly following the execution of the Agreement, the Parent Bank (as defined below) and the Company Bank (as defined below) shall enter into the Plan of Bank Merger (the "Bank Merger") in the form annexed hereto as Exhibit A (which shall qualify as a reorganization under Section 368(a) of the Code) pursuant to which the Bank Merger will be effected pursuant to and with the effect set forth in the rules and regulations of the Office of Thrift Supervision ("OTS"). The parties hereto intend that the Bank Merger shall become effective on the Effective Date following the Effective Time of the Merger. The documentation relating to the Bank Merger shall provide that the directors of the Parent Bank as the surviving entity of the Bank Merger shall be all of the respective directors of the Parent Bank immediately prior to such merger.

                                  ARTICLE II

                              EXCHANGE OF SHARES

  2.1 Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock, the cash in lieu of fractional shares and an amount of cash sufficient to pay the Aggregate Cash Consideration (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

  2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with a Form of Election a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash constituting Merger Consideration (including the cash in lieu of fractional shares) and any unpaid dividends and distributions, if any, payable to holders of Certificates.

  (b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this
Article II. After the surrender of a Certificate in accordance with this
Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock, if any, represented by such Certificate.

  (c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with Article I and this
Article II.

  (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

  (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the cash, shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash and/or shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                        DISCLOSURE SCHEDULES; STANDARDS
                      FOR REPRESENTATIONS AND WARRANTIES

  3.1 Disclosure Schedules. Prior to the execution and delivery of this Agreement, the Company has delivered to Parent, and Parent has delivered to the Company, a schedule (in the case of the Company, the "Company Disclosure Schedule," and in the case of Parent, the "Parent Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Parent, or to one or more of such party's covenants contained in Article VI; provided, however, that notwithstanding anything in this Agreement to the contrary (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect (as defined herein) with respect to either the Company or Parent, respectively.

  3.2 Standards. (a) No representation or warranty of the Company contained in
Article IV (other than the representations set forth in the first and third sentences of Section 4.1(a), the second sentence of Section 4.1(b) and Sections 4.2, 4.6, 4.8(a), 4.10 and 4.18) or of Parent contained in Article V (other than the representations set forth in the first and third sentences of Section 5.1(a), the second sentence of Section 5.1(b) and Sections 5.2, 5.6, 5.8(a), 5.10 and 5.18) shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Parent, has had a Material Adverse Effect with respect to the Company or Parent, respectively.

  (b) As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent or the Company, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (x) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (y) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, or (z) any action or omission of the Company or Parent or any Subsidiary of either of them taken with the prior written consent of the other party hereto or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Subject to Article III, the Company hereby represents and warrants to Parent as follows:

  4.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Company is duly registered as a unitary savings and loan holding company under the Home Owners' Loan Act, as amended (the "HOLA"). The Certificate of Incorporation and By-laws of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement.

  (b) Financial Federal Savings Bank (the "Company Bank") is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The certificate of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement.

  (c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

  4.2 Capitalization. (a) The authorized capital stock of the Company consists of 6,000,000 shares of Company Common Stock and 2,500,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of July 15, 1998, there were 1,706,666 shares of Company Common Stock outstanding and 478,334 shares of Company Common Stock held by the Company as treasury stock. As of July 15, 1998, there were (i) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (x) 171,766 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans and described in Section 4.2(a) of the Company Disclosure Schedule and (y) 339,627 shares of Company Common Stock reserved for issuance upon exercise of the option to be issued to Parent pursuant to the Stock Option Agreement and (ii) no shares of Company Preferred Stock issued or outstanding, held in the Company's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 4.2(a) of the Company Disclosure Schedule, and except for the Stock Option Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Company Option Plans are set forth in
Section 4.2(a) of the Company Disclosure Schedule.

  (b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in
Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with
Section 1.5 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries.

  4.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of the Company's stockholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

  (b) Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will
(i) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

  4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the OTS under the HOLA, Bank Merger Act, Federal Deposit Insurance Act and the rules and regulations of the OTS and approval of such applications and notices, (b) the filing of such applications, filings, authorizations, orders and approvals as may be required under applicable state law (the "State Banking Approvals"), (c) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus, (d) the approval of this Agreement by the requisite vote of the stockholders of the Company, (e) the filing of the Certificate of Merger with the Secretary pursuant to the DGCL, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ/NMS, and (g) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by the Company of this Agreement and (2) the consummation by the Company of the Merger and the other transactions contemplated hereby.

  4.5 Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with (i) the OTS, (ii) the FDIC, (iii) any state banking commissions or any other state regulatory authority (each a "State Regulator") and (iv) any other self-regulatory organization ("SRO") (collectively with the Federal Reserve Board, the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and except as set forth in
Section 4.5 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1995. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

  4.6 Financial Statements. The Company has previously made available to Parent copies of (a) the consolidated statements of financial condition of the Company and its Subsidiaries as of September 30, for the fiscal years 1996 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Radics & Co., LLC, independent public accountants with respect to the Company, and (b) the unaudited consolidated statements of financial condition of the Company and its Subsidiaries as of March 31, 1998 and March 31, 1997 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the six-month periods then ended as reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998 filed with the SEC under the Exchange Act. The September 30, 1997 consolidated statement of financial condition of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

  4.7 Broker's Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") in accordance with the terms of a letter agreement between Sandler O'Neill and the Company, a true and correct copy of which has been previously made available by the Company to Parent.

  4.8 Absence of Certain Changes or Events. (a) Except as disclosed in any Company Report (as defined in Section 4.12) filed with the SEC prior to the date of this Agreement, since September 30, 1997, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Company.

  (b) Except as disclosed in any Company Report filed with the SEC prior to the date of this Agreement, since September 30, 1997, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

  (c) Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, since March 31, 1998, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of March 31, 1998 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except (x) for salary increases and bonus payments made in the ordinary course of business consistent with past practices following the date hereof and (y) the Company may adopt the severance plan described in Section 6.1(j) of the Company Disclosure Schedule), (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

  4.9 Legal Proceedings. (a) Except as set forth in Section 4.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

  (b) Except as set forth in Section 4.9(b) of the Company Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

  4.10 Taxes. (a) Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all material Taxes (as hereinafter defined) shown to be due on such Tax Returns. Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, (i) as of the date hereof neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, and (ii) as of the date hereof, with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review. Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that would not be deductible under Section 280G of the Code, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, or (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

  (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

  4.11 Employees. (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each "stay in place" bonus, retention, employment, consulting, independent contractor, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by, or with respect to which an obligation or liability exists of (the "Plans"), the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or director or former employee or former director of the Company, any Subsidiary or any ERISA Affiliate or any person who is an independent contractor or consultant to the Company, any of its Subsidiaries or any ERISA Affiliate.

  (b) The Company has heretofore made available to Parent with respect to each of the Plans true and correct copies of each of the following documents if applicable: (i) the Plan document and trust agreement or other funding arrangement; (ii) the actuarial report for such Plan for each of the last two years and any subsequent changes to actuarial assumptions; (iii) the most recent determination letter from the Internal Revenue Service for such Plan;
(iv) the most recent Form 5500, summary plan description and related summaries of material modifications and (v) with respect to any employee stock ownership plan, all loan documents and repayment schedules.

  (c) Except as set forth in Section 4.11(c) of the Company Disclosure
Schedule: each of the Plans is in compliance with applicable law, including but not limited to, the Code and ERISA; each of the Plans intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS; no Plan has an accumulated or waived funding deficiency within the meaning of section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA (other than PBGC premiums); to the knowledge of the Company no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty day notice period has been waived); and no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA; no Plan is a multiemployer plan (within the meaning of section 4001(a)(3) of ERISA and no Plan is a multiple employer plan as defined in
Section 413 of the Code; there are no pending, or to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; the fair market value of the assets of each Plan subject to Title IV of ERISA exceeds the present value of the benefit liabilities (as defined in Section 4001(a)(16) of ERISA) under such Plan as of the most recent plan year end prior to the date hereof, calculated using the actuarial assumptions used in the most recent actuarial valuation of such Plan as of the date hereof; with respect to each qualified plan which is an employee stock ownership plan (as defined in Section 4975(e)(7) of the Code), any assets of any such plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness; and there is not currently any legally binding commitment by the Company or any ERISA Affiliate to create an additional Plan or amend any Plan (except amendments to comply with law which do not materially increase the cost of such Plan) and the Company and its Subsidiaries do not have any obligations for post-retirement or post employment welfare benefits that cannot be amended or terminated upon sixty days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title 1 of ERISA of Section 4980B of the Code, the premium cost of which is borne (to the extent permitted by law) by the insured individuals.

  4.12 SEC Reports. The Company has previously made available to Parent a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1995 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (the "Company Reports") and (b) communication mailed by the Company to its stockholders since December 31, 1995, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the SEC with respect thereto.

  4.13 Company Information. The information relating to the Company and its Subsidiaries which is provided to Parent by the Company for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Parent or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

  4.14 Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received notice of any violations of any of the above.

  4.15 Certain Contracts. (a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 30 days or less notice involving the payment of more than $25,000 per annum, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract". The Company has previously delivered or made available to Parent true and correct copies of each Company Contract.

  (b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) each Company Contract described in clause (iii) of Section 4.15(a) is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract described in clause (iii) of Section 4.15(a), (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract described in clause (iii) of Section 4.15(a), and (iv) no other party to any Company Contract described in clause (iii) of Section 4.15(a) is, to the knowledge of the Company, in default in any respect thereunder.

  (c) Section 4.15 of the Company Disclosure Schedule contains a schedule showing the good faith estimated present value as of December 31, 1998 of the monetary amounts payable (including any tax indemnification payments in respect of income and/or excise taxes) and identifying the in-kind benefits due under any Plan other than a tax-qualified plan for each director of the Company and each officer of the Company with the position of vice president or higher, specifying the assumptions in such schedule.

  4.16 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

  4.17 Environmental Matters. Except as set forth in Section 4.17 of the Company Disclosure Schedule:

  (a) Each of the Company and its Subsidiaries, each of the Participation Facilities and, to the knowledge of the Company, the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

  (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

  (c) To the knowledge of the Company, during the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

  (d) The following definitions apply for purposes of this Section 4.17: (x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

  4.18 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from Sandler O'Neill to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

  4.19 Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

  4.20 Loan Portfolio. (a) With respect to each loan owned by the Company or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of the Company:

    (i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

    (ii) neither the Company nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

    (iii) the Company or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Company's applicable participation interest, as applicable), except as otherwise referenced on the books and records of the Company;

    (iv) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

    (v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan, except as otherwise referenced on the books and records of the Company;

    (vi) there is no pending or threatened litigation or proceeding relating to the property which serves as security for a Loan; and

    (vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

  (b) Except as set forth in Section 4.20 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), under the terms of which the obligor was, as of June 30, 1998, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.20 of the Company Disclosure Schedule sets forth (i) all of the Loans of the Company or any of its Subsidiaries that as of June 30, 1998, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of June 30, 1998, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of June 30, 1998, was classified as "Other Real Estate Owned" and the book value thereof.

  4.21 Property. Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of March 31, 1998 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business,
(iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business and (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default thereunder. All material tangible properties of the Company and each of its Subsidiaries are in good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by the Company to be adequate for the current business of the Company and its Subsidiaries.

  4.22 Reorganization. The Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

  4.23 Antitakeover Provisions Inapplicable. The Board of Directors of the Company has approved the transactions contemplated by this Agreement, the Bank Merger and the Option Agreement such that the provisions of Section 203 of the DGCL and Article Eighth of the Company's Certificate of Incorporation will not, assuming the accuracy of the representations contained in Section 5.15 hereof, apply to this Agreement, the Bank Merger, the Option Agreement or any of the transactions contemplated hereby or thereby.

  4.24 Insurance. The Company and its Subsidiaries are presently insured, and since December 31, 1994, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by the Company and its Subsidiaries are in full force and effect, the Company and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

  4.25 Investment Securities; Borrowings; Deposits. (a) Except for investments in Federal Home Loan Bank Stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of the Company included in the Company's Report on Form 10-Q for the quarter ended March 31, 1998 and none of the investment securities held by it or any of its Subsidiaries since March 31, 1998 is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

  (b) Neither the Company nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with regulatory requirements and listed (as of the date hereof) in the Company Disclosure Schedule or disclosed in any Company Reports filed on or prior to the date hereof.

  (c) Set forth in the Company Disclosure Schedule is a true and correct list of the Company's borrowed funds (excluding deposit accounts) as of the date hereof.

  (d) None of the deposits of the Company or any of its Subsidiaries is a "brokered" deposit.

  4.26 Indemnification. Except as provided in the Company Contracts or the Certificate of Incorporation or by-laws of the Company, neither the Company nor any Company Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a "Covered Person"), and, to the best knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the organization certificate or bylaws of the Company or any Subsidiary of the Company, applicable law or regulation or any indemnification agreement.

  4.27 Liquidation Account. Neither the Merger nor the Bank Merger will result in any payment or distribution payable out of the Liquidation Account of the Company Bank.

  4.28 Year 2000 Matters. Section 4.28 of the Company Disclosure Schedule contains a true and correct copy of the Company's plan for addressing year 2000 computer issues (the "Year 2000 Plan"). The Company is in material compliance with the Company's Year 2000 Plan. The Company has been examined by the OTS with respect to being "Year 2000 Compliant" and the Company's Year 2000 Plan has been reviewed by the OTS and the Company has received a "satisfactory" rating in connection therewith, and neither the Company nor the Company Bank has received any written communication from the OTS commenting adversely with respect to the ability of the Company to become Year 2000 compliant.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PARENT

  Subject to Article III, Parent hereby represents and warrants to the Company as follows:

  5.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a savings and loan holding company under the HOLA. The Certificate of Incorporation and By-laws of Parent, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

  (b) Each Subsidiary of Parent that is a bank or savings institution (each a "Parent Bank" and collectively, the "Parent Banks") is a bank or savings institution, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The deposit accounts of the Parent Banks are insured by the FDIC through the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Each of Parent's other Subsidiaries which is a "Significant Subsidiary" (each a "Significant Subsidiary" and together the "Significant Subsidiaries") as such term is defined in Regulation S-X promulgated by the SEC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of incorporation, by-laws and other similar governing documents of the Parent Banks, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

  (c) The minute books of Parent and each of its Significant Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

  5.2 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 45,000,000 shares of Parent Common Stock and 9,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). As of June 30, 1998, there were 12,176,513 shares of Parent Common Stock and no shares of Parent Preferred Stock issued and outstanding, and 2,374,587 shares of Parent Common Stock held in Parent's treasury. As of the date of this Agreement, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except that (i) 1,451,150 shares of Parent Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Dime Community Bancorp, Inc. 1996 Stock Option Plan for Outside Directors, Officers and Employees (the "Parent Stock Plan"), and
(ii) 450,000 shares of Parent Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "Parent Rights") distributed to holders of Parent Common Stock pursuant to the Shareholder Rights Agreement, dated as of April 19, 1998, between Parent and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Parent Rights Agreement"). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 5.2(a) of the Parent Disclosure Schedule and the Parent Rights Agreement, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

  (b) Section 5.2(b) of the Parent Disclosure Schedule sets forth a true and correct list of all of the Parent Subsidiaries as of the date of this Agreement. Except as set forth in Section 5.2(b) of the Parent Disclosure Schedule, as of the date of this Agreement, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of Parent, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

  5.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

  (b) Except as set forth in Section 5.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Parent, or the articles of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

  5.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the OTS under the HOLA, Bank Merger Act, Federal Deposit Insurance Act and the rules and regulations of the OTS, and approval of such applications and notices, (b) the State Banking Approvals, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (d) the filing of the Certificate of Merger with the Secretary pursuant to the DGCL, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of the listing for quotation of the Parent Common Stock to be issued in the Merger on the NASDAQ/NMS, and (g) such filings, authorizations or approvals as may be set forth in Section 5.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Parent of this Agreement and (2) the consummation by Parent of the Merger and the other transactions contemplated hereby.

  5.5 Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section
5.5 of Parent Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 1995. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

  5.6 Financial Statements. Parent has previously made available to the Company copies of (a) the consolidated balance sheets of Parent and its Subsidiaries as of June 30 for the fiscal years 1996 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Deloitte & Touche LLP independent public accountants with respect to Parent, and (b) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of March 31, 1998 and March 31, 1997 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the nine-month periods then ended as reported in Parent's Quarterly Report on Form 10-Q for the period ended March 31, 1998 filed with the SEC under the Exchange Act. The June 30, 1997 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its

Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.6 (including the related notes, where applicable) fairly present and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Significant Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

  5.7 Broker's Fees. Neither Parent nor any Subsidiary of Parent, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, Merrill Lynch & Co. ("Merrill Lynch").

  5.8 Absence of Certain Changes or Events. Except as may be set forth in
Section 5.8 of the Parent Disclosure Schedule, or as disclosed in any Parent Report (as defined in Section 5.12) filed with the SEC prior to the date of this Agreement, since June 30, 1997, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Parent.

  5.9 Legal Proceedings. (a) Except as set forth in Section 5.9(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any and there are no pending or, to Parent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

  (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

  5.10 Taxes. Except as set forth in Section 5.10 of the Parent Disclosure Schedule, each of Parent and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Parent (in accordance with GAAP) for all material Taxes shown to be due on such Tax Returns. Except as set forth in Section 5.10 of the Parent Disclosure Schedule, (i) as of the date hereof, neither Parent nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, and (ii) as of the date hereof, with respect to each taxable period of Parent and its Subsidiaries, the federal and state income Tax Returns of Parent and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review. Except as set forth in Section
5.10 of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has made any payment, is obligated to make any payment, or is party to any agreement that could obligate it to make any payment that would not be deductible under Section 280G of the Code, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163f(i) of the Code or any registration-required obligation within the meaning of Section 163f(2) of the Code that is not in registered form, or (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

  5.11 Employees. (a) Section 5.11(a) of the Parent Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the ERISA); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA) that is sponsored, maintained or contributed to or required to be contributed to as of the date of this Agreement by, or with respect to which an obligation or liability exists of (the "Parent Plans"), Parent, any of its Subsidiaries or any trade or business, whether or not incorporated (a "Parent ERISA Affiliate"), all of which together with Parent would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Parent, any Subsidiary or any Parent ERISA Affiliate and includes a true and correct copy of the plan document for the Severance Pay Plan of the Parent currently in effect.

  (b) Except as set forth in Section 5.11(b) of the Parent Disclosure
Schedule: each of the Parent Plans is in compliance with applicable law, including but not limited to, the Code and ERISA; each of the Parent Plans intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS; no Parent Plan has an accumulated or waived funding deficiency within the meaning of section 412 of the Code; neither Parent nor any Parent ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Parent Plan pursuant to Title IV of ERISA (other than PBGC premiums); to the knowledge of Parent no proceedings have been instituted to terminate any Parent Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Parent Plan (other than a reportable event with respect to which the thirty day notice period has been waived); and no condition exists that presents a material risk to Parent of incurring a liability to or on account of a Parent Plan pursuant to Title IV of ERISA; no Parent Plan is a multiemployer plan (within the meaning of section 4001(a)(3) of ERISA and no Parent Plan is a multiple employer plan as defined in Section 413 of the Code; there are no pending, or, to the knowledge of Parent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Plans or any trusts related thereto; the fair market value of the assets of each Plan subject to Title IV of ERISA exceeds the present value of the benefit liabilities (as defined in Section 4001(a)(16) of ERISA) under such Plan as of the most recent plan year end prior to the date hereof, calculated using the actuarial assumptions used in the most recent actuarial valuation of such Plan as of the date hereof; with respect to each qualified plan which is an employee stock ownership plan (as defined in Section 4975(e)(7) of the Code), any assets of any such plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness; and there is not currently any legally binding commitment by the Parent or any ERISA Affiliate to create an additional Plan or amend any Plan (except amendments to comply with law which do not materially increase the cost of such Plan) and the Parent and its subsidiaries do not have any obligations for post-retirement or post-employment welfare benefits that cannot be amended or terminated upon sixty days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title 1 of ERISA or Section 4980B of the Code, the premium cost of which is borne (to the extent permitted by law) by the insured individuals.

  5.12 SEC Reports. Parent has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1995 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the "Parent Reports") and (b) communication mailed by Parent to its stockholders since December 31, 1995, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied with the published rules and regulations of the SEC with respect thereto.

  5.13 Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

  5.14 Compliance with Applicable Law. Parent and each of its Subsidiaries holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries and neither Parent nor any of its Subsidiaries knows of, or has received notice of violation of, any violations of any of the above.

  5.15 Ownership of Company Common Stock; Affiliates and
Associates. (a) Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares); and

  (b) Neither Parent nor any of its Subsidiaries is an "affiliate" (as such term is defined in DGCL (S)203(c)(1)) or an "associate" (as such term is defined in DGCL (S)203(c)(2)) of the Company or an "Interested Stockholder" (as such term is defined in Article Eighth of the Company's Certificate of Incorporation).

  5.16 Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.16 of the Parent Disclosure Schedule, a "Parent Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement.

  5.17 Environmental Matters. Except as set forth in Section 5.17 of the Parent Disclosure Schedule:

  (a) Each of Parent and its Subsidiaries, each of the Participation Facilities and, to the knowledge of Parent, the Loan Properties (each as hereinafter defined), are in compliance with all Environmental Laws;

  (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of Parent, threatened, before any Governmental Entity or other forum in which Parent, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Parent or any of its Subsidiaries, any Participation Facility or any Loan Property;

  (c) To the knowledge of Parent during the period of (x) Parent's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Parent's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Parent's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of Parent, prior to the period of (x) Parent's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Parent's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Parent's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

  (d) The following definitions apply for purposes of this Section 5.17: (x) "Loan Property" means any property in which Parent or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which Parent or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

  5.18 Opinion. Prior to the execution of this Agreement, Parent has received an opinion from Merrill Lynch to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration pursuant to this Agreement is fair from a financial point of view to Parent. Such opinion has not been amended or rescinded as of the date of this Agreement.

  5.19 Approvals. As of the date of this Agreement, Parent knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

  5.20 Loan Portfolio. Except as set forth in Section 5.20 of Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any written or oral (i) Loan, other than Loans the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of June 30, 1998, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater stockholder of Parent or any of its Subsidiaries, or to the knowledge of Parent, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 5.20 of Parent Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $250,000 of Parent or any of its Subsidiaries that as of June 30, 1998, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Parent and its Subsidiaries that as of June 20, 1998, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Parent that as of June 30, 1998, was classified as "Other Real Estate Owned" and the book value thereof.

  5.21 Property. Each of Parent and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, and which are reflected on the consolidated statement of financial condition of Parent as of March 31, 1998 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which Parent or any Subsidiary of Parent, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto is in default thereunder. All material tangible properties of the Parent and each of its Subsidiaries are in good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by the Parent to be adequate for the current business of the Parent and its Subsidiaries.

  5.22 Reorganization. Parent has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

                                  ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

  6.1 Covenants of the Company. Except as expressly provided in this Agreement or the Stock Option Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of Company, the Company Bank, the Parent or the Parent Bank to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action which would adversely affect or delay the ability of the Company, the Company Bank, the Parent or the Parent Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise specifically provided by this Agreement, the Stock Option Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

  (a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends not in excess of $0.125 per share of Company Common Stock; provided, however, that if the joint venture known as AFT Associates, of which the Company's indirect wholly owned subsidiary, FinFed Development Corp., is a joint venture partner, sells 100% of its interest in the property described in Exhibit 6.1(a) hereto or if FinFed Development Corp. sells 100% of its interest in AFT Associates (in either case without recourse to the Company or any of its Subsidiaries and without the Company or any of its Subsidiaries providing any financing therefor) prior to the Closing, then the Company may pay a special one-time dividend (the "Special Dividend") prior to the Closing in the following amount: (i) if the cash proceeds (received in the form of a certified check or immediately available funds) of such sale (net of transaction expenses and transfer taxes, if any) are greater than or equal to the book value of such assets on the Company's books and records, net of any specific reserves established by either FinFed Development Corp. or the Company Bank as of March 31, 1998, as set forth in Section 6.1(a) of the Company Disclosure Letter ("Book Value"), the Special Dividend may be paid in the aggregate amount of the product of the Outstanding Shares Number and $1.00, or (ii) if the cash proceeds (received in the form of a certified check or immediately available funds) of such sale are less than the Book Value, then the Special Dividend may be paid in an aggregate amount equal to the amount by which (A) the product of the Outstanding Shares Number and $1.00 exceeds (B) the difference between the Book Value and the cash proceeds of such sale; provided, further that such sale may not occur without the prior written consent of the Parent if such sale would result in the amount set forth in (B) exceeding the amount set forth in (A).

  (b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of Company Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to the Option Agreement, the Company Option Plans or any employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms;

  (c) amend its Certificate of Incorporation, By-laws or other similar governing documents;

  (d) (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of, all or more than 10% of the assets or any equity securities of the Company of any of its material Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or
(ii)(A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between Parent and the Company, dated as of June 17, 1998; or (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, (i) the Board of Directors of the Company, after consultation with outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law and (ii) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement; provided further, however, that the Company may communicate information about any such Acquisition Proposal to its stockholders if, in the judgment of the Company's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. The Company will notify Parent immediately orally (within one day) and in writing (within 3 days) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep Parent informed of any developments with respect thereto immediately upon occurrence thereof. Subject to the foregoing, the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company and its Subsidiaries will take the necessary steps to inform their respective officers, directors, agents, and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) of the obligations undertaken in this Section 6.1(d). The Company will promptly request each person (other than Parent) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with the Company or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of the Company or any of its Subsidiaries. The Company shall take all steps necessary to enforce all such confidentiality agreements.

  (e) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $50,000 in the aggregate;

  (f) enter into any new line of business;

  (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

  (h) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

  (i) change its methods of accounting in effect at March 31, 1998, except as required by changes in GAAP or regulatory accounting principles as concurred in writing by the Company's independent auditors;

  (j)(i) except as set forth in Section 7.12 hereof, as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers, employees or independent contractors except as required pursuant to irrevocable commitments existing on the date of this Agreement, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians except that the Company may adopt the severance policy and pay retention bonuses, in each case as described in Section 6.1(j) of the Company Disclosure Schedule,
(ii) except for normal salary increases in the ordinary course of business consistent with past practice, which increases do not exceed 5% of annual rate of base salary in effect on the date of this Agreement in any individual case or except as required by applicable law, increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof; provided, however, that nothing contained herein shall prohibit the Company from (x) committing to pay retention bonuses as described in Section 6.1(j) of the Company Disclosure Schedule, or (y) paying, on or immediately prior to the Closing Date, discretionary bonuses in respect of fiscal 1998 such that the aggregate amount of all such bonuses in respect of fiscal 1998 does not exceed $291,000 and in individual amounts to be mutually agreed upon by Parent and the Board of Directors of the Company, provided, however, that Parent's agreement shall not be unreasonably withheld or (ii) grant or award any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares;

  (k) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements except as otherwise specifically contemplated by this Agreement;

  (l) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

  (m) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

  (n) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

  (o) other than in the ordinary course of business consistent with past practice, in individual amounts not to exceed $25,000, and other than investments for the Company's portfolio made in accordance with Section 6.1(p), make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity;

  (p) make any investment in any debt security, including mortgage-backed and mortgage related securities, other than US government and US government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered "high risk" securities pursuant to Thrift Bulletin Number 52 issued by the OTS, that are purchased in the ordinary course of business with past practice;

  (q) other than as set forth on Schedule 6.1(j), enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum and other than contracts or agreements covered by Section 6.1(t);

  (r) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $50,000 or involving any material restrictions upon the operations of the Company or any of its Subsidiaries;

  (s) except in the ordinary course of business and in amounts less than $100,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

  (t) make, renegotiate, renew, increase, extend, modify or purchase any (i) loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (A) with respect to one- to four-family owner-occupied residential mortgage loans, originations or refinancings of adjustable rate loans with maturities not to exceed 30 years and fixed-rate loans with maturities not to exceed 15 years, in each case made in strict compliance with underwriting guidelines established by either the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation; (B) with respect to multi-family loans, originations or refinancing in amounts up to $400,000 in accordance with the following lending policies: (I) collateral consisting of multi-family buildings only within the 5 boroughs of New York City and Nassau County, (II) debt service ratios not less than 1.2 based upon actual cash flows at the time of underwriting (accounting for normal vacancy and attributing no increase for potential future increases), (III) loan-to-value ratios not greater than 75% based upon appraisals performed by licensed real estate appraisers carrying the "MAI" designation, and based upon cash flows as described above regarding computation of debt service ratios, (IV) personal guarantees of the borrower and (V) verification of rents with the NYC Department of Housing and Community Renewal where apartment rents are subject to statutory control; (C) with respect to construction loans, only the continuation of disbursements of proceeds in connection with existing loans in process, but only subsequent to adequate due diligence regarding the stage of project completion; (D) with respect to loans secured by mixed-use properties or by commercial income-producing properties, originations or refinancings in amounts up to $250,000 with valuations and debt service coverage ratios that are based upon actual rent rolls made in strict compliance with the loan-to-value ratios and debt service ratios set forth in the Company's current Board-approved loan policy manual; (E) with respect to consumer loans, originations or refinancings in the ordinary course of business upon terms and in aggregate monthly volumes that do not differ materially from past practice; or (F) loans or advances as to which the Company has a legally binding obligation to make as of the date hereof and a description of which has been provided by the Company in writing to Parent prior to the execution of this Agreement; provided, that all new loan commitments made by the Company between the date hereof and the Closing, as permitted by clauses (A) through (D) above, shall not aggregate more than $8 million in any single month, and no more than $25 million in the aggregate; and provided further, however, that the Company may not make, renegotiate, renew, increase, extend, modify or purchase any loan that is underwritten based on either no or limited verification of income or otherwise without full documentation customary for such a loan; (ii) unsecured commercial loans; or (iii) loans, advances or commitments to employees, directors, officer or other affiliated parties of the Company or any of its Subsidiaries;

  (u) incur any additional borrowings beyond those set forth in the Company Disclosure Letter other than short-term (with a final maturity of two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder. Deposits shall not be deemed to be borrowings within the meaning of this paragraph;

  (v) except for advances in the ordinary course to fund the carrying costs of the properties held in AFT Associates up to $50,000 in the aggregate, make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the Board of Directors of the Company prior to the date of this Agreement and disclosed in writing to Parent;

  (w) except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to the Parent, make any real estate loans secured by undeveloped land or real estate located outside the State of New York or make any construction loan;

  (x) establish or make any commitment relating to the establishment of any new branch or other office facilities other than those for which all regulatory approvals have been obtained; with respect to any such new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $50,000;

  (y) except for advances in the ordinary course to fund the carrying costs of the properties held in AFT Associates up to $50,000 in the aggregate, organize, capitalize, lend to or otherwise invest in any Subsidiary, or invest in or acquire a 10% or greater equity or voting interest in any firm, corporation or business enterprise;

  (z) elect to the Board of Directors of the Company any person who is not a member of the Board of Directors of the Company as of the last Company Report; or

      (aa) agree to do any of the foregoing.

  6.2 Covenants of Parent. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Parent shall use commercially reasonably efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Company or the Parent to perform it covenants and agreements on a timely basis under this Agreement, and (iv) take no action which would adversely affect or delay the ability of the Company, the Parent, the Company Bank or the Parent Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 6.2 of the Parent Disclosure Schedule or as otherwise specifically provided by the Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

  (a) solely in the case of Parent, declare or pay any dividends on or make any other distributions in respect of any of its capital stock other than its current quarterly dividends; provided, however, that nothing contained herein shall prohibit Parent from increasing the quarterly cash dividend on the Parent Common Stock up to $0.15 per share;

  (b) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

  (c) change its methods of accounting in effect at March 31, 1998, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Parent's independent auditors; or

  (d) agree to do any of the foregoing.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

  7.1 Regulatory Matters. (a) Parent and the Company shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its stockholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

  (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

  (c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

  (d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

  7.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request.

  Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

  (b) All information furnished pursuant to Section 7.2(a) shall be subject to, and each of the Company and Parent shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated June 17, 1998 (the "Confidentiality Agreement"), between Parent and the Company.

  (c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

  7.3 Stockholder Meeting. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby. The Company will, through its Board of Directors, except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by such Board's legal counsel subject to the fiduciary duties of such board, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement.

  7.4 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

  7.5 Affiliates. Promptly, but in any event within two weeks after the execution and delivery of this Agreement, the Company shall deliver to the Parent a letter identifying all persons who, to the knowledge of the Company, may be deemed to be "affiliates" of the Company under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of the Company, together with executed letter agreements, each substantially in the form of Exhibit B hereto, executed by each such person so identified as an affiliate of the Company agreeing (i) to comply with Rule 145 and (ii) to be present in person or by proxy and vote in favor of the Merger at the Company's stockholders meeting.

  7.6 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing for quotation on the NASDAQ/NMS, subject to official notice of issuance, as of the Effective Time.

  7.7 Employee Benefit Plans; Existing Agreements. (a) As of or as soon as practicable following the Effective Time, the employees of the Company and its Subsidiaries (the "Company Employees") shall be eligible to participate in the employee benefit plans of Parent and its Subsidiaries in which similarly situated employees of Parent or Parent Bank participate, to the same extent as similarly situated employees of Parent or Parent Bank (it being understood that inclusion of Company Employees in such employee benefit plans may occur at different times with respect to different plans and that participation of Company employees in an analogous Company Plan shall be continued until such time). The Company agrees to take any necessary actions to cease benefit accruals under any Plan that is a tax-qualified defined benefit plan as of the Effective Date.

  (b) With respect to each Parent Plan, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each Parent Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Plan. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

  (c) As of the Effective Time, Parent shall assume and honor and shall cause the appropriate Subsidiaries of Parent to assume and to honor in accordance with their terms all employment, severance and other compensation agreements, plans and arrangements existing prior to the execution of this Agreement which are between the Company or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in the Company Disclosure Schedule. Parent acknowledges and agrees that (i) the Merger constitutes a "Change of Control" for all purposes pursuant to such agreements and arrangements and (ii) in light of Parent's plans relating to management assignments and responsibilities with respect to the business of Parent from and after the Effective Time, each director, officer or employee who is a party to, or is otherwise subject to, any such agreement or arrangement will, upon consummation of the Merger, be entitled to terminate employment thereunder and receive the severance or other similar benefits that are provided thereunder in the event of a termination of employment for "Good Reason", constructive discharge, (including, but not limited to, demotion or reduction in compensation) or other similar events. Any director, officer or employee of the Company who is a party to an agreement set forth in Section 7.7(c) of the Company Disclosure Schedule who intends to terminate employment as of the Effective Time, or who otherwise becomes entitled to benefits thereunder, shall be entitled to receive the cash benefits payable under such agreement on the Closing Date by wire transfer of immediately available funds to an account designated by such employee in writing and delivered to Parent not less than five (5) business days prior to the Closing Date; provided, however, that (i) the amounts payable by such wire transfer shall not exceed, individually or in the aggregate, the amounts reflected in Section 7.7(c) of the Company Disclosure Schedule and (ii) the employee executes and delivers to the Company an instrument in form and substance satisfactory to the Parent releasing the Parent and its affiliates from any further liability for monetary payments under such agreement. The provisions of this Section 7.7(c) are intended to be for the benefit of, and shall be enforceable by, each such director, officer or employee.

  (d) Prior to the Effective Time, the Parent shall cause the Parent Bank to amend its Severance Pay Plan in the form included in Section 5.11(a) of the Parent Disclosure Schedule to designate the Company and the Company Bank as "Acquired Companies."

  (e) With respect to the Financial Federal Savings and Loan Association Employee Stock Ownership Plan (the "ESOP"), the Company shall:

    (i) take any actions necessary to cause the ESOP to be terminated and for the balances in all Accounts (as defined in the ESOP) to become fully vested and nonforfeitable as of the Closing Date;

    (ii) use its best efforts to cause the Trustee of the ESOP to make such elections under Sections 1.4 and 1.5 of this Agreement with respect to unallocated Company Common Stock as are necessary to obtain cash at least equal to the remaining ESOP indebtedness;

    (ii) cause the Trustee to use such cash to repay in full all such outstanding ESOP indebtedness;

    (iv) cause the shares of Company Common Stock and/or any cash remaining in the suspense account maintained under the ESOP, after giving effect to the repayment of ESOP indebtedness referred to in subparagraph (iii) above, to be allocated (as of the Closing Date) to the accounts of all ESOP participants who have account balances as of the Closing Date, as investment experience in accordance with Section 8.3 of the ESOP;

    (v) cause the account balances of all ESOP participants to be distributed in a lump sum (or transferred in accordance with Section 401(a)(31) of the Code) as soon as practicable following the later of (A) the Closing Date or
  (B) the date of receipt of a favorable determination letter from the Internal Revenue Service (the "Service") regarding the qualified status of the ESOP upon its termination; and

    (vi) adopt an amendment to the ESOP, in form and substance reasonably satisfactory to Parent, which includes and provides for the actions described in subparagraphs (i), (ii), (iii), (iv) and (v) above.

  (f) As soon as practicable after the date hereof, the Company shall file a request for a determination letter from the Service regarding the continued qualified status of the ESOP upon its termination. Prior to the Effective Time, the Company and, following the Effective Time, Parent shall use their respective best efforts to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations described herein as may be requested by the Service as a condition to its issuance of a favorable determination letter). Neither the Company nor Parent shall implement any of the actions described in Section 7.7(e) (iv) and (v) above until receipt of such favorable determination letter.

  7.8 Indemnification. (a) It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent that the Company is permitted to indemnify (including advancement of expenses) its directors and officers under Delaware law or OTS regulations, as applicable and the Certificate of Incorporation and Bylaws of the Company as in effect at the Effective Time, any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party) judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 7.8 except to the extent such failure to notify materially prejudices Parent. Parent's obligations under this
Section 7.8 shall continue in full force and effect for a period of six years from and after the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

  (b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy or single premium tail coverage with policy limits equal to the Company's existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend an aggregate premium in excess of 200% of the current annual premiums expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 7.8(b), Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

  (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this section.

  (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  7.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

  7.10 Coordination of Dividends. Subject to the proviso of Section 6.1(a), after the date of this Agreement the Company shall coordinate the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto with that of the Parent Common Stock, it being the intention of the parties that the holders of Parent Common Stock or Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Company Common Stock and any shares of Parent Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

  7.11 Parent Rights Agreement. Parent agrees that Parent Rights shall be issued with respect to each share of Parent Common Stock issued pursuant to the terms hereof regardless of whether there has occurred a "Distribution Date" under the terms of the Parent Rights Agreement prior to the Effective Time, and Parent shall take all action necessary or advisable to enable the holder of each share of Parent Common Stock issued pursuant to this Agreement to obtain the benefit of such Parent Rights notwithstanding their prior distribution, including, without limitation, amendment of the Parent Rights Agreement.

  7.12 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results or operations of the Company and its Subsidiaries taken as a whole to which the Company or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Event. Each of the Company and the Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

  7.13 Certain Matters, Certain Revaluations, Changes and Adjustments. At or before the Effective Time, upon the request of Parent, the Company shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of Parent and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by the Company, provided, however, that the Company shall not be required to take such action (A) more than five days prior to the Effective Time; and (B) unless Parent agrees in writing that all conditions to closing set forth in
Article VIII have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date); and provided further, however, that no accrual or reserve made by the Company or any Company Subsidiary pursuant to this Section 7.13 or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

  7.14 Advisory Board. Parent shall, effective as of the Effective Time, cause Raymond M. Calamari, Richard J. Hickey, Peter S. Russo and Dominick L. Segrete, if such persons are willing to so serve, to be elected or appointed as members of an advisory board ("Advisory Board") established by Parent, the function of which shall be to advise Parent with respect to deposit and lending activities in the Company's former market area and to maintain and develop customer relationships. The members of the Advisory Board who are willing to so serve initially shall be elected or appointed for a term of one year. Parent agrees annually to re-elect or re-appoint each of the initial members of the Advisory Board to two successive one-year terms following the initial one-year term; provided, however, that Parent shall have no obligation to re-elect or re-appoint any member if Parent reasonably determines that such member has a conflict of interest that compromises such member's ability to serve effectively as a member of the advisory board of any cause exists that otherwise would allow for removal of such person as a director of Parent if such person were a member of Parent's Board of Directors. Each member of the Advisory Board shall receive a retainer fee for such service at an annual rate of $25,000, which shall be payable in quarterly installments or in one lump sum at any time in advance at the option of Parent.

                                 ARTICLE VIII

                             CONDITIONS PRECEDENT

  8.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Company Common Stock under applicable law.

  (b) Listing of Shares. The shares of Parent Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for listing for quotation on the NASDAQ/NMS, subject to official notice of issuance.

  (c) Other Approvals. All necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain would not have a Material Adverse Effect (i) on the Company and its subsidiaries taken as a whole or (ii) on the Parent and its Subsidiaries taken as a whole. None of the approvals or waivers referred to herein shall contain any term or condition which would have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger.

  (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

  (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

  (f) Affiliate Letters. Parent shall have received the letter agreements referred to in Section 7.5.

  8.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

  (a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of the Company set forth in this Agreement (other than those set forth in the first and third sentences of Section 4.1(a), the second sentence of Section 4.1(b) and Sections 4.2, 4.6, 4.8(a),
4.10 and 4.18) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of the Company set forth in the first and third sentences of Section 4.1(a), the second sentence of
Section 4.1(b) and Sections 4.2, 4.6, 4.8(a), 4.10 and 4.18 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

  (c) Federal Tax Opinion. Parent shall have received an opinion from Thacher Proffitt & Wood, counsel to Parent ("Parent's Counsel"), in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

    (i) No gain or loss will be recognized by Parent or the Company as a result of the Merger;

    (ii) No gain or loss will be recognized by the stockholders of the Company who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock); and

    (iii) The aggregate tax basis of the Parent Common Stock received by stockholders who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

In rendering such opinion, Parent's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

  (d) Accountant's Letter. The Company shall have caused to be delivered to the Parent "cold comfort" letters or letters of procedures from the Company's independent certified public accountants, dated (i) the date of the mailing of the Proxy Statement to the Company's stockholders and (ii) a date not earlier than five business days preceding the date of the Closing and addressed to the Parent, concerning such matters as are customarily covered in transactions of the type contemplated hereby;

  8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

  (a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of Parent set forth in this Agreement (other than those set forth in the first and third sentences of Section 5.1(a), the second sentence of Section 5.1(b) and Sections 5.2, 5.6, 5.8(a), 5.10 and 5.18) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of Parent set forth in the first and third sentences of Section 5.1(a), the second sentence of Section 5.1(b) and

Sections 5.2, 5.6, 5.8(a), 5.10 and 5.18 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

  (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

  (c) Federal Tax Opinion. The Company shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP (the "Company's Counsel"), in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

    (i) No gain or loss will be recognized by Parent or the Company as a result of the Merger;

    (ii) No gain or loss will be recognized by the stockholders of the Company who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock); and

    (iii) The aggregate tax basis of the Parent Common Stock received by stockholders who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

In rendering such opinion, the Company's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

  (d) Accountant's Letter. Parent shall have executed to be delivered to the Company "cold comfort" letters or letters of procedures from the Parent's independent certified public accountants, dated (i) the date of the mailing of the Proxy Statement to the Company's stockholders and (ii) a date not earlier than five business days preceding the date of the Closing and addressed to the Company, concerning such matters as are customarily covered in transactions of the type contemplated hereby.

                                  ARTICLE IX

                           TERMINATION AND AMENDMENT

  9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

  (a) by mutual consent of the Company and Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

  (b) by either Parent or the Company upon written notice to the other party
(i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

  (c) by either Parent or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, if the Merger shall not have been consummated on or before March 31, 1999, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

  (d) by either Parent or the Company if its Board of Directors so determines by a vote of a majority of the members of its entire Board (provided that if the Company is the terminating party, it shall not be in material breach of any of its obligations under Section 7.3) if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

  (e) by either Parent or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by Parent);

  (f) by either Parent or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

  (g) by the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, if the Average Closing Price is less than or equal to $20.25, subject, however, to the following three sentences. If the Company makes an election to terminate this Agreement under this Section 9.1(g), it shall give ten (10) days prior written notice thereof to Parent (provided that such notice of election may be withdrawn at any time within the aforementioned ten-day period). During the seven-day period commencing with its receipt of such notice, Parent shall have the option to increase the value of the cash, the Parent Common Stock or a combination thereof being offered to stockholders of the Company (through an increase in the Aggregate Cash Consideration and/or Preliminary Stock Ratio) such that the Per Share Consideration is at least $38.12 per share (provided that Parent shall be limited in its ability to elect to increase the Aggregate Cash Consideration to the extent necessary to allow the Merger to qualify as a reorganization within the meaning of Section 368 of the Code). If Parent so elects within such seven-day period, it shall give prompt written notice to the Company of such election and the increase in the Merger Consideration whereupon no termination shall have occurred and this Agreement shall remain in effect in accordance with its terms (except as the Aggregate Cash Consideration and/or the Preliminary Stock Ratio, and all amounts set forth in
Article I derived therefrom, shall have been so modified).

  9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections

7.2(b), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

  9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  9.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

  9.5 Termination Fee. In the event that at any time after the date of this Agreement (i) any person (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, and the rules and regulations thereunder), other than Parent or any Subsidiary of Parent, shall have acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) provided that such acquisition shall have required prior regulatory approval (including waiver of such approval), (ii) (A) the holders of Company Common Stock shall not have approved this Agreement and the transactions contemplated hereby at the meeting of such stockholders held for the purpose of voting on this Agreement, (B) such meeting shall not have been held or shall have been canceled, (C) the Board of Directors of the Company shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Parent, its recommendation that the stockholders of the Company approve the transactions contemplated by this Agreement, or (D) the Company shall have breached any covenant or obligation contained in this Agreement and such breach would entitle Parent to terminate this Agreement, in each case after it shall have been publicly announced that any person other than Parent or any Subsidiary of Parent shall have made a bona fide proposal by public announcement or written communication that becomes the subject of public disclosure to engage in a merger, consolidation or similar transaction with, or a purchase or other acquisition of all or substantially all of the assets or 10% or more of the outstanding shares of Common Stock of, the Company, or (iii) a Purchase Event (as defined in the Stock Option Agreement) shall have occurred prior to the occurrence of an Exchange Termination Event (as defined in the Stock Option Agreement), then in any such case the Company shall pay to Parent a termination fee of $1.0 million.

                                   ARTICLE X

                              GENERAL PROVISIONS

  10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is at least two and not more than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the "Closing

Date"), at the offices of Thacher Proffitt & Wood, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that the Closing shall occur no earlier than January 5, 1999, and shall not occur until after the Election Deadline.

  10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

  10.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

  10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Parent, to:

    The Dime Savings Bank of Williamsburgh
    209 Havermeyer Street
    Brooklyn, NY 11211
    Attention: Chief Executive Officer

  with a copy to:

    Thacher Proffitt & Wood
    2 World Trade Center
    New York, NY 10048, 39th Fl.
    Attention: Robert C. Azarow, Esq.

  and

  (b) if to the Company, to:

    Financial Federal Savings Bank
    42-25 Queens Boulevard
    Long Island City, NY 11104
    Attention: Chief Executive Officer

  with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    919 Third Avenue
    New York, New York 10022
    Attn: William S. Rubenstein, Esq.

  10.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 18, 1998. No provision of this Agreement shall be construed to require the Company, Parent or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

  10.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  10.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Option Agreement and the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

  10.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.

  10.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  10.10 Publicity. Except as otherwise required by law or the rules of the NASDAQ/NMS, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

  10.11 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          Dime Community Bancshares, Inc.

                                            /s/ Vincent F. Palagiano
                                          By___________________________________
                                            Name: Vincent F. Palagiano
                                            Title: Chairman and Chief
                                            Executive Officer

                                          Financial Bancorp, Inc.

                                            /s/ Frank S. Latawiec
                                          By___________________________________
                                            Name: Frank S. Latawiec
                                            Title: President and Chief
                                            Executive Officer

                                                                     APPENDIX B
                       THE TRANSFER OF THIS AGREEMENT IS
                    SUBJECT TO CERTAIN PROVISIONS CONTAINED
                     HEREIN AND MAY BE SUBJECT TO TRANSFER
                              RESTRICTIONS UNDER
                             FEDERAL AND STATE LAW

                            STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated as of July 18, 1998 (the "Agreement"), by and between Dime Community Bancshares, Inc., a Delaware corporation ("DCB"), and Financial Bancorp, Inc., a Delaware corporation ("FBI").

                                   RECITALS

A. THE PLAN. DCB and FBI have entered into an Agreement and Plan of Merger, dated as of July 18, 1998 (the "Plan"), providing for, among other things, the merger of FBI with and into DCB, with DCB being the surviving corporation.

B. CONDITION TO PLAN. As a condition and an inducement to DCB's execution and delivery of the Plan, DCB has required that FBI agree, and FBI has agreed, to grant DCB the Option (as hereinafter defined).

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan, and intending to be legally bound hereby, FBI and DCB agree as follows:

  1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Plan.

  2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, FBI hereby grants to DCB an irrevocable option (the "Option") to purchase up to 339,627 shares of common stock, par value $0.01 per share ("FBI Common Stock"), of FBI (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares, but in no event shall the number of Option Shares for which this Option is exercised exceed 19.9% of the issued and outstanding shares of FBI Common Stock), at a purchase price per Option Share (as adjusted as set forth herein, the "Purchase Price") equal to $32.00.

  3. EXERCISE OF OPTION.

  (a) Provided that (i) DCB or Holder (as hereinafter defined), as applicable, shall not be in material breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of Option Shares issued by any court of competent jurisdiction in the United States shall be in effect, the Holder may exercise the Option, in whole or in part, at any time and from time to time, following the occurrence of a Purchase Event (as hereinafter defined) which occurs prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided, that the Holder shall have sent written notice of such exercise (as provided in subsection (e) of this Section 3) within 120 days after the first Purchase Event of which DCB has been notified. The Option shall terminate and be of no further force or effect upon the earliest to occur of the following (each an "Exercise Termination Event"): (A) the Effective Time, (B) termination of the Plan in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event other than a termination thereof by DCB pursuant to Section 9.1(f) of the Plan (a termination of the Plan by DCB pursuant to such Section of the Plan, being referred to herein as a "Default Termination"), (C) 12 months after a Default Termination or (D) 12 months after termination of the Plan (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law; provided further, however, that if the Option cannot be exercised on any day because of an injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is DCB. The rights set forth in Sections 8 and 9 of this Agreement shall terminate when the right to exercise the Option and Substitute Option terminate (other than as a result of a complete exercise of the Option or Substitute Option) as set forth herein.

  (b) As used herein, a "Purchase Event" means any of the following events occurring after the date hereof:

    (i) Without DCB's prior written consent, FBI shall have recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or FBI shall have entered into an agreement with any person (other than DCB or any subsidiary of DCB) to effect (A) a merger, consolidation or similar transaction involving FBI or any of its significant subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of FBI or any of its significant subsidiaries representing in either case all or substantially all of the consolidated assets or deposits of FBI and its subsidiaries or (C) the issuance, sale or other disposition by FBI of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of FBI or any of its significant subsidiaries (each of (A), (B) or (C), an "Acquisition Transaction"); provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only FBI and one or more of the Subsidiaries of FBI, or involving only any two or more of such Subsidiaries be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Plan; or

    (ii) Any person (other than DCB or any subsidiary of DCB) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities and Exchange Act of 1934 (the "Exchange Act")) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which DCB or any subsidiary of DCB is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the voting power of FBI or any of its significant subsidiaries.

  (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

    (i) Any person (other than DCB or any subsidiary of DCB) shall have commenced (as such term is defined in Rule 14d-2, promulgated under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of FBI Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of FBI Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

    (ii) The stockholders of FBI shall not have approved the Plan by the requisite vote at the stockholders meeting of FBI called for that purpose ("Company Meeting"), the Company Meeting shall not have been held or shall have been canceled prior to termination of the Plan or FBI's Board of Directors shall have publicly withdrawn or modified in a manner adverse to DCB the recommendation of FBI's Board of Directors with respect to the Plan, in each case after it shall have been publicly announced that any person (other than DCB or any subsidiary of DCB) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction (which solely for purposes of this Section 3(c) shall have the same meaning as set forth in Section 3(b) except that the reference to 20% shall be changed to 10%) or (B) filed an application (or given a notice), whether in draft or final form, under the Home Owners' Loan Act of 1933, as amended, the Bank Holding Company Act, as amended, the Bank Merger Act, as amended or the Change in Bank Control Act of 1978, as amended, for approval to engage in an Acquisition Transaction; or

    (iii) Any person (other than DCB or any subsidiary of DCB) shall have made a bona fide proposal to FBI or its stockholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

    (iv) After a proposal is made by a third party to FBI or its stockholders to engage in an Acquisition Transaction, or such third party states its intention to FBI to make such a proposal if the Plan terminates, FBI shall have breached any covenant or agreement contained in the Plan and such breach (x) would entitle DCB to terminate the Plan under Section 9.1(f) thereof and (y) shall not have been cured prior to the Notice Date (as defined below).

  As used in this Agreement, the term "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

  (d) FBI shall notify DCB promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event of which it has knowledge, it being understood that the giving of such notice by FBI shall not be a condition to the right of Holder to exercise the Option.

  (e) In the event Holder wishes to exercise the Option, it shall send to FBI a written notice (the "Stock Exercise Notice," the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (such date as it may be extended pursuant to the next sentence, the "Closing Date"). If prior notification to or approval of any Regulatory Authority is required in connection with any such purchase, FBI shall cooperate with the Holder in the filing of the required notice of application for approval and the obtaining of such approval, and the Closing shall occur promptly following such regulatory approvals and any mandatory waiting periods. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

  4. PAYMENT AND DELIVERY OF CERTIFICATES.

  (a) On each Closing Date, Holder shall (i) pay to FBI, in immediately available funds by wire transfer to a bank account designated by FBI, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to FBI at the address of FBI specified in Section 13(f) of this Agreement.

  (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a) of this Agreement, (i) FBI shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all Liens (as defined in the Plan) and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of FBI Common Stock purchasable hereunder, and (ii) Holder shall deliver to FBI a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

  (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

  THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JULY 18, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY FINANCIAL BANCORP, INC. OF A WRITTEN REQUEST THEREFOR.

  It is understood and agreed that the portion of the above legend relating to the Securities Act shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to FBI a copy of a letter from the staff of the Securities Exchange Commission (the "SEC"), or an opinion of counsel in form and substance reasonably satisfactory to FBI and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

  (d) Upon the giving by Holder to FBI of the Stock Exercise Notice, the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to FBI, Holder shall be deemed to be the holder of record of the shares of FBI Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of FBI shall then be closed or that certificates representing such shares of FBI Common Stock shall not then be actually delivered to Holder. FBI shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4 in the name of Holder or its assignee, transferee or designee.

  (e) FBI agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of FBI Common Stock so that the Option may be exercised without additional authorization of FBI Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase FBI Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by FBI, (iii) promptly to take all action as may from time to time be required (including (A) complying with all applicable premerger notification, reporting and waiting period requirements and (B) in the event, under any applicable federal or state banking law, prior approval of or notice to any Regulatory Authority is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to such Regulatory Authority as it may require) in order to permit Holder to exercise the Option and FBI duly and effectively to issue shares of FBI Common Stock pursuant hereto and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.

  5. REPRESENTATIONS AND WARRANTIES OF FBI. FBI hereby represents and warrants to DCB (and Holder, if different than DCB) as follows:

    (a) CORPORATE AUTHORITY. FBI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of FBI, and no other corporate proceedings on the part of FBI are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by FBI.

    (b) BENEFICIAL OWNERSHIP. To the best knowledge of FBI, as of the date of this Agreement, no person or group has beneficial ownership of more than 10% of the issued and outstanding shares of FBI Common Stock.

    (c) SHARES RESERVED FOR ISSUANCE; CAPITAL STOCK. FBI has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of the Option in accordance with Section 3(a) of this Agreement, will have reserved for issuance upon the exercise of the Option, that number of shares of FBI Common Stock equal to the maximum number of Option Shares at any time and from time to time purchasable upon exercise of the Option, and all such Option Shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

    (d) NO VIOLATIONS. The execution, delivery and performance of this Agreement does not and will not, and the consummation by FBI of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in any case, give any other person the ability to prevent or enjoin FBI's performance under this Agreement in any material respect.

  6. REPRESENTATIONS AND WARRANTIES OF DCB. (a) DCB hereby represents and warrants to FBI that DCB has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of DCB; and this Agreement has been duly executed and delivered by DCB.

  (b) The Option is not being, and any shares of Common Stock or other securities acquired by DCB upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

  7. ADJUSTMENT UPON CHANGES IN FBI CAPITALIZATION, ETC.

  (a) In the event of any change in FBI Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, exercise of the Company Rights or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing any such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of FBI Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of FBI Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a), upon exercise of any option to purchase FBI Common Stock outstanding on the date hereof or upon conversion into FBI Common Stock of any convertible security of FBI outstanding on the date hereof), the number of shares of FBI Common Stock subject to the Option shall be adjusted so that, after such issuance, the Option, together with any shares of FBI Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of FBI Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Plan.

  (b) In the event that FBI shall enter into an agreement (i) to consolidate with or merge into any person, other than DCB or one of its subsidiaries, and FBI shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than DCB or one of its subsidiaries, to merge into FBI and FBI shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of FBI Common Stock shall be changed into or exchanged for stock or other securities of FBI or any other person or cash or any other property, or the outstanding shares of FBI Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than DCB or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, to purchase shares of either (A) the Acquiring Corporation (as hereinafter defined), (B) any person that controls the Acquiring Corporation or (C) in the case of a merger described in clause (ii), FBI (such person being referred to as "Substitute Option Issuer").

  (c) The Substitute Option shall have the same terms as the Option; provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. Substitute Option Issuer shall also enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of Option Shares for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined).

The exercise price of the Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of FBI Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

  (e) The following terms have the meanings indicated:

    (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with FBI (if other than FBI), (B) FBI in a merger in which FBI is the continuing or surviving person, or (C) the transferee of all or substantially all of FBI's assets (or a substantial part of the assets of its subsidiaries taken as a whole).

    (ii) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

    (iii) "Assigned Value" shall mean the highest of (A) the price per share of FBI Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (B) the price per share of FBI Common Stock to be paid by any third party pursuant to an agreement with FBI, (C) the highest closing price for shares of FBI Common Stock within the sixty-day period immediately preceding the consolidation, merger or sale in question and (D) in the event of a sale of all or substantially all of FBI's assets or deposits, an amount equal to (x) the sum of the price paid in such sale for such assets (and/or deposits) and the current market value of the remaining assets of FBI, as determined by a nationally recognized investment banking firm selected by Holder, divided by (y) the number of shares of FBI Common Stock outstanding at such time. In the event that a Tender Offer or an Exchange Offer is made for FBI Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for FBI Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder and reasonably satisfactory to FBI.

    (iv) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that, if FBI is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by FBI, the person merging into FBI or by any company which controls such person, as Holder may elect.

  (f) In no event, pursuant to any of the foregoing paragraphs, shall the number of shares of Substitute Common Stock for which the Substitute Option is exercisable exceed 19.9% of the issued and outstanding shares of Substitute Common Stock immediately prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the issued and outstanding shares of Substitute Common Stock but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this
Section 7(f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Holder.

  (g) FBI shall not enter into any transaction described in Section 7(b) of this Agreement unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of FBI hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144, promulgated under the Securities Act ("Rule 144"), or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

  (h) Notwithstanding anything herein to the contrary, in the event that FBI completes a reorganization involving the formation of a holding company for FBI, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option granted by such holding company.

  8. REPURCHASE AT THE OPTION OF HOLDER.

  (a) Subject to the last sentence of Section 3(a) of this Agreement, at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) hereof) and ending 12 months immediately thereafter, FBI shall repurchase from Holder (i) the Option and
(ii) all shares of FBI Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 8 is referred to as the "Section 8 Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

    (i) The aggregate Purchase Price paid by Holder for any shares of FBI Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

    (ii) The excess, if any, of (A) the Applicable Price (as defined below) for each share of FBI Common Stock over (B) the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement), multiplied by the number of shares of FBI Common Stock with respect to which the Option has not been exercised; and

    (iii) The excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of FBI Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

  (b) If Holder exercises its rights under this Section 8, FBI shall, within 10 business days after the Section 8 Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to FBI the Option and the certificates evidencing the Option Shares purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Regulatory Authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to this Section 8, in whole or in part, or to require that FBI deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any Regulatory Authority disapproves of any part of FBI's proposed repurchase pursuant to this Section 8, FBI shall promptly give notice of such fact to Holder and Holder shall have the right
(i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Section 8 Request Date less the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) of this Agreement. Holder shall notify FBI of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase. Notwithstanding anything herein to the contrary, in the event that FBI delivers to the Holder written notice accompanied by a certification of FBI's independent auditor each stating that a requested repurchase of FBI Common Stock would result in the recapture of FBI's bad debt reserves under the Internal Revenue Code of 1986, as amended, Holder's repurchase request shall be deemed to be automatically revoked.

  Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a) of this Agreement.

  (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of FBI Common Stock paid for any such share by the person or groups described in Section 8(d)(i) hereof, (ii) the price per share of FBI Common Stock received by holders of FBI Common Stock in connection with any merger, sale or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of this Agreement, or
(iii) the highest closing sales price per share of FBI Common Stock quoted on The Nasdaq Stock Market ("Nasdaq") (or if FBI Common Stock is not quoted on Nasdaq, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 40 business days preceding the
Section 8 Request Date; provided, however, that in the event of a sale of less than all of FBI's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of FBI as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of the FBI Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or
(ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to FBI, which determination shall be conclusive for all purposes of this Agreement.

  (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than DCB or any subsidiary of DCB) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of FBI Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of this Agreement shall be consummated.

  9. REPURCHASE OF SUBSTITUTE OPTION.

  (a) Subject to the last sentence of Section 3(a) of this Agreement, at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) hereof) and ending 12 months immediately thereafter, Substitute Option Issuer (or any successor entity thereof) shall repurchase from Holder (i) the Substitute Option and (ii) all shares of Substitute Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 9 is referred to as the "Section 9 Request Date." Such repurchase shall be at an aggregate price (the "Section 9 Repurchase Consideration") equal to the sum of:

    (i) The aggregate Purchase Price paid by Holder for any shares of Substitute Common Stock acquired pursuant to the Substitute Option with respect to which Holder then has beneficial ownership;

    (ii) The excess, if any, of (A) the Highest Closing Price (as defined below) for each share of Substitute Common Stock over (B) the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement), multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised; and

    (iii) The excess, if any, of the Highest Closing Price over the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement) paid (or, in the case of Substitute Option Shares with respect to which the Substitute Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Substitute Common Stock with respect to which the Substitute Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

  (b) If Holder exercises its rights under this Section 9, Substitute Option Issuer shall, within 10 business days after the Section 9 Request Date, pay the Section 9 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Substitute Option Issuer the Substitute Option and the certificates evidencing the shares of Substitute Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Regulatory Authority is required in connection with the payment of all or any portion of the Section 9 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to this Section 9, in whole or in part, or to require that Substitute Option Issuer deliver from time to time that portion of the Section 9 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any Regulatory Authority disapproves of any part of Substitute Option Issuer's proposed repurchase pursuant to this Section 9, Substitute Option Issuer shall promptly give notice of such fact to Holder and Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Substitute Option and/or Substitute Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Substitute Option as to the number of Substitute Option Shares for which the Substitute Option was exercisable at the Section 9 Request Date less the number of shares covered by the Substitute Option in respect of which payment has been made pursuant to Section 9(a)(ii) of this Agreement. Holder shall notify Substitute Option Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase. Notwithstanding anything herein to the contrary, in the event that Substitute Option Issuer delivers to the Holder written notice accompanied by a certification of Substitute Option Issuer's independent auditor each stating that a requested repurchase of FBI Common Stock would result in the recapture of Substitute Option Issuer's bad debt reserves under the Internal Revenue Code of 1986, as amended, Holder's repurchase request shall be deemed to be automatically revoked.

  Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 9 shall terminate on the date of termination of this Substitute Option pursuant to Section 3(a) of this Agreement.

  (c) For purposes of this Agreement, the "Highest Closing Price" means the highest of closing sales price for shares of Substitute Common Stock quoted on Nasdaq (or if the Substitute Common Stock is not quoted on Nasdaq, on the principal trading market on which such shares are traded as reported by a recognized source) during the six-month period preceding the Section 9 Request Date.

  10. REGISTRATION RIGHTS.

  (a) DEMAND REGISTRATION RIGHT. FBI shall, subject to the conditions of
Section 10(c) of this Agreement, if requested by any Holder, including DCB and any permitted transferee ("Selling Shareholder"), promptly prepare and file a registration statement under the Securities Act, if such registration is necessary in order to permit the sale or other disposition of any or all shares of FBI Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415, promulgated under the Securities Act, or any successor provision, and FBI shall use its reasonable best efforts to qualify such shares or other securities for sale under any applicable state securities laws. DCB shall be entitled to one demand registration pursuant to this Section 10(a).

  (b) ADDITIONAL REGISTRATION RIGHTS. If FBI at any time after the exercise of the Option proposes to register any shares of FBI Common Stock under the Securities Act, in connection with an underwritten public offering of such FBI Common Stock, FBI will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of FBI Common Stock intended to be included in such underwritten public offering by the Selling Shareholder), FBI will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that FBI may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any equivalent or successor Form. If some, but not all the shares of FBI Common Stock, with respect to which FBI shall have received requests for registration pursuant to this Section 10(b), shall be excluded from such registration, FBI shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have FBI Common Stock registered for sale.

  (c) CONDITIONS TO REQUIRED REGISTRATION. FBI shall use all reasonable efforts to cause each registration statement referred to in Section 10(a) of this Agreement to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, however, that FBI shall not be required to register Option Shares under the Securities Act pursuant to Section 10(a) hereof:

    (i) Prior to a Purchase Event;

    (ii) On more than one occasion;

    (iii) Within 90 days after the effective date of a registration referred to in Section 9(b) of this Agreement pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and

    (iv) Unless a request therefor is made to FBI by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of FBI Common Stock issuable upon exercise of the Option) then outstanding.

  Notwithstanding the foregoing, if, at the time of any request by DCB for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate (the "Cutback"); and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance of the Option Shares as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder.

  In addition to the foregoing, FBI shall not be required to maintain the effectiveness of any registration statement after the expiration of six months from the effective date of such registration statement. FBI shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that FBI shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

  (d) EXPENSES. Except where applicable state law prohibits such payments, FBI will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses (not to exceed $5,000), including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 10(a) or 10(b) of this Agreement (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 10(a) or 10(b) of this Agreement.

  (e) INDEMNIFICATION. In connection with any registration pursuant to this
Section 10, Issuer and Grantee shall provide each other and the underwriter of the offering with representations, warranties, covenants, indemnification and contribution in connection with such registration customarily included in secondary offering underwriting agreements.

  (f) MISCELLANEOUS REPORTING. FBI shall use its reasonable best efforts to comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144. FBI shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

  (g) ISSUE TAXES. FBI will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

  11. QUOTATION; LISTING. If FBI Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on Nasdaq or any securities exchange, FBI, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of FBI Common Stock or other securities to be acquired upon exercise of the Option on Nasdaq or such other securities exchange and will use its reasonable best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

  12. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of FBI for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of FBI Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by FBI of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, FBI will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of FBI, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  13. PROFIT LIMITATION. (a) Notwithstanding any other provision of this agreement, in no event shall DCB's Total Profit (as hereinafter defined) exceed $4 million, and, if it otherwise would exceed such amount, DCB, at its sole election, shall either (a) deliver to FBI for cancellation Option Shares previously purchased by DCB, (b) pay cash or other consideration to FBI or (c) undertake any combination thereof, so that DCB's Total Profit shall not exceed $4 million after taking into account the foregoing actions.

  (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than $4 million, and, if exercise of the Option otherwise would exceed such amount, DCB, at its discretion, may increase the Purchase Price for that number of Option Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $4 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 2 hereof.

  (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) (x) the amount received by DCB pursuant to the repurchase of Option Shares pursuant to Section 8 or Section 9 hereof, less (y) DCB's purchase price for such Option Shares, (ii) (z) the net cash amounts received by DCB pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) DCB's purchase price for such Option Shares,

(iii) the amount received by DCB pursuant to the repurchase of the Option pursuant to Section 8 or 9, (iv) any amounts received by DCB on the transfer of the Option (or any portion thereof) to any unaffiliated party and (v) any equivalent amount with respect to the Substitute Option.

  (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which DCB may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Option Shares, together with all other Option Shares held by DCB and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

  14. MISCELLANEOUS.

  (a) EXPENSES. Except to the extent expressly provided for herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

  (c) ENTIRE AGREEMENT: NO THIRD-PARTY BENEFICIARIES; SEVERABILITY. This Agreement, together with the Plan and the other documents and instruments referred to herein and therein, between DCB and FBI (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and
(ii) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under Section 10(e) of this Agreement and any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 14(h) of this Agreement) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Regulatory Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or Regulatory Authority determines that the Option does not permit Holder to acquire, or does not require FBI to repurchase, the full number of shares of FBI Common Stock as provided in Section 3 of this Agreement (as may be adjusted herein), it is the express intention of FBI to allow Holder to acquire or to require FBI to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

  (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law rules.

  (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Plan (or at such other address for a party as shall be specified by like notice).

  (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

  (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  (i) FURTHER ASSURANCES. In the event of any exercise of the Option by the Holder, FBI, and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

  (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  IN WITNESS WHEREOF, FBI and DCB have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          FINANCIAL BANCORP, INC.

                                                   /s/ Frank S. Latawiec
                                          By: _________________________________
                                             Name:Frank S. Latawiec
                                             Title:President and Chief
                                             Executive Officer

                                          DIME COMMUNITY BANCSHARES, INC.

                                                  /s/ Vincent F. Palagiano
                                          By: _________________________________
                                             Name:Vincent F. Palagiano
                                             Title:Chairman and Chief
                                             Executive Officer

                                                                     APPENDIX C

November   , 1998

Board of Directors
Financial Bancorp, Inc.
42-25 Queens Boulevard
Long Island City, NY 11104

Gentlemen:

  Financial Bancorp, Inc. ("FIBC") and Dime Community Bancshares, Inc. ("DCB") have entered into an Agreement and Plan of Merger, dated as of July 18, 1998 (the "Agreement"), pursuant to which FIBC will be merged with and into DCB (the "Merger"). Upon consummation of the Merger, each share of FIBC common stock, par value $.01 per share (the "FIBC Shares"), issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either shares of DCB's common stock, par value $.01 per share, with a value of $40.50 (together with the rights attached thereto issued pursuant to the Rights Agreement dated as of April 9, 1998 between DCB and ChaseMellon Shareholder Services L.L.C., as Rights Agent) or $40.50 in cash, subject to the allocation and proration procedures set forth in the Agreement which generally provide, among other things, that 50% of the aggregate merger consideration will be paid in cash and 50% will be paid in stock (the "Merger Consideration"). The value of the Merger Consideration will remain fixed at $40.50 if DCB's Average Closing Price (as defined in the Agreement) is between $22.95 and $31.05. If DCB's Average Closing Price is less than $22.95 or greater than $31.05, the value of the Merger Consideration will be adjusted as set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of FIBC Shares.

  Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated July 18, 1998, by and between FIBC and DCB;
(iii) certain publicly available financial statements of FIBC and other historical financial information provided by FIBC that we deemed relevant;
(iv) certain publicly available financial statements of DCB and other historical financial information provided by DCB that we deemed relevant; (v) certain financial analyses and forecasts of FIBC prepared by and reviewed with management of FIBC and the views of senior management of FIBC regarding FIBC's past and current business, operations, results thereof, financial condition and future prospects; (vi) certain financial analyses and forecasts of DCB prepared by and reviewed with management of DCB and the views of senior management of DCB regarding DCB's past and current business, operations, results thereof, financial condition and future prospects; (vii) the pro forma impact of the Merger; (viii) the publicly reported historical price and trading activity for FIBC's and DCB's common stock, including a comparison of certain financial and stock market information for FIBC and DCB with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

  In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FIBC or DCB or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of FIBC or DCB nor have we reviewed any individual credit files relating to FIBC or DCB. We have assumed that the

Board of Directors
Financial Bancorp, Inc.
November   , 1998
Page 2
respective aggregate allowance for loan losses for both FIBC and DCB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of FIBC and DCB and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in FIBC's or DCB's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that FIBC and DCB will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

  Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of DCB common stock will be when issued to FIBC's shareholders pursuant to the Agreement or the prices at which FIBC's or DCB's common stock will trade at any time.

  We have acted as FIBC's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for FIBC and have received compensation for such services. As we have previously advised you, in the past we have also provided certain investment banking services for DCB and have received compensation for such services.

  In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to FIBC and DCB. We may also actively trade the equity securities of FIBC and DCB for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  Our opinion is directed to the Board of Directors of FIBC in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of FIBC as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an annex to FIBC's and DCB's Proxy Statement/Prospectus dated the date hereof and to the references to this opinion therein.

  Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair, from a financial point of view, to the holders of FIBC Shares.

                                          Very truly yours,

                                          Sandler O'Neill & Partners, L.P.

                                                                     APPENDIX D

                       DELAWARE GENERAL CORPORATION LAW

SECTION 262 APPRAISAL RIGHTS.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's share of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation my fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. "97, eff. 7-1-97.)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law being Chapter 1 of Title 8 of the Delaware Code ("Delaware General Corporation Law"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or their enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

  In accordance with the Delaware General Corporation Law, Article 9 and 10 of the Registrant's Certificate of Incorporation provide as follows:

                                  ARTICLE IX

                       LIMITATION OF DIRECTOR LIABILITY

  A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

  Any amendment, termination or repeal of this Article IX or any provisions hereof shall not adversely affect or diminish in any way any right or protection of a director of the Corporation existing with respect to any act or omission occurring prior to the time of the final adoption of such amendment, termination or repeal.

  In addition to any requirements of law or of any other provisions of this Certificate of Incorporation, the affirmative vote of the holders of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon shall be required to amend, alter, rescind or repeal any provision of this Article IX.

                                   ARTICLE X

                                INDEMNIFICATION

  SECTION 1. ACTIONS, SUITS OR PROCEEDINGS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. To the fullest extent permitted by the General Corporation Law of the State of Delaware, the Corporation shall indemnify any person who is or was or has agreed to become a director or officer of the Corporation who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or by reason of any action alleged to have been taken or omitted in such capacity, and the Corporation may indemnify any other person who is or was or has agreed to become an employee or agent of the Corporation who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything contained in this Article X, the Corporation shall not be obligated to indemnify any director or officer in connection with an action, suit or proceeding, or part thereof, initiated by such person against the Corporation unless such action, suit or proceeding, or part thereof, was authorized or consented to by the Board of Directors.

  SECTION 2. ACTIONS OR SUITS BY OR IN THE RIGHT OF THE CORPORATION. To the fullest extent permitted by the General Corporation Law of the State of Delaware, the Corporation shall indemnify any person who is or was or has agreed to become a director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or by reason of any action alleged to have been taken or omitted in such capacity, and the Corporation may indemnify any other person who is or was or has agreed to become an employee or agent of the Corporation who was or is made a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper. Notwithstanding anything contained in this Article X, the Corporation shall not be obligated to indemnify any director or officer in connection with an action or suit, or part thereof, initiated by such person against the Corporation unless such action or suit, or part thereof, was authorized or consented to by the Board of Directors.

  SECTION 3. INDEMNIFICATION FOR COSTS, CHARGES AND EXPENSES OF A SUCCESSFUL PARTY. To the extent that a director, officer, employee or agent of the Corporation has been successful, on the merits or otherwise (including, without limitation, the dismissal of an action without prejudice), in defense of any action, suit or proceeding referred to in Section 1 or 2 of this
Article X, or in defense of any claim, issue or matter thereof, such person shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by such person or on such person's behalf in connection therewith.

  SECTION 4. INDEMNIFICATION FOR EXPENSES OF A WITNESS. To the extent that any person who is or was or has agreed to become a director or officer of the Corporation is made a witness to any action, suit or proceeding to which he or she is not a party by reason of the fact that he or she was, is or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the written request of the Corporation, such person shall be indemnified against all costs, charges and expenses actually and reasonably incurred by such person or on such person's behalf in connection therewith.

  To the extent that any person who is or was or has agreed to become an employee or agent of the Corporation is made a witness to any action, suit or proceeding to which he or she is not a party by reason of the fact that he or she was, is or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the written request of the Corporation, such person may be indemnified against all costs, charges and expenses actually and reasonably incurred by such person or on such person's behalf in connection therewith.

  SECTION 5. DETERMINATION OF RIGHT TO INDEMNIFICATION. Any indemnification under Section 1 or 2 of this Article X (unless ordered by a court) shall be made, if at all, by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances because he or she has met the applicable standard of conduct set forth in Section 1 or 2 of this Article X. Any indemnification under Section 4 of this Article X (unless ordered by a court) shall be made, if at all, by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances. Such determinations shall be made by (a) a majority vote of directors who were not parties to such action, suit or proceeding even though less than a quorum of the Board of Directors, or (b) if there are no such directors, or if such directors so direct, by independent counsel in a written opinion or (c) by the shareholders of the Corporation. To obtain indemnification under this Article X, any person referred to in Section 1, 2, 3 or 4 of this Article X shall submit to the Corporation a written request, including therewith such documents as are reasonably available to such person and are reasonably necessary to determine whether and to what extent such person is entitled to indemnification.

  SECTION 6. ADVANCEMENT OF COSTS, CHARGES AND EXPENSES. Costs, charges and expenses (including attorneys' fees) incurred by or on behalf of a director or officer in defending a civil or criminal action, suit or proceeding referred to in Section 1 or 2 of this Article X shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that the payment of such costs, charges and expenses incurred by or on behalf of a director or officer in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of a written undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article X or by law. No security shall be required for such undertaking and such undertaking shall be accepted without reference to the recipient's financial ability to make repayment. The majority of the directors who were not parties to such action, suit or proceeding may, upon approval of such director or officer of the Corporation, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

  SECTION 7. PROCEDURE FOR INDEMNIFICATION. Any indemnification under Section 1, 2, 3 or 4 of this Article X or advancement of costs, charges and expenses under Section 6 of this Article X shall be made promptly, and in any event within sixty (60) days (except indemnification to be determined by shareholders which will be determined at the next annual meeting of shareholders), upon the written request of the director or officer. The right to indemnification or advancement of expenses as granted by this Article X shall be enforceable by the director, officer, employee or agent in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition of such request is made within sixty (60) days of the request. Such person's costs, charges and expenses incurred in connection with successfully establishing his or her right to indemnification or advancement, to the extent successful, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of costs, charges and expenses under Section 6 of this Article X where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 1 or 2 of this Article X, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its directors, its independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in
Section 1 or 2 of this Article X, nor the fact that there has been an actual determination by the Corporation (including its directors, its independent legal counsel and its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  SECTION 8. SETTLEMENT. The Corporation shall not be obligated to reimburse the costs, charges and expenses of any settlement to which it has not agreed. If in any action, suit or proceeding (including any appeal) within the scope of Section 1 or 2 of this Article X, the person to be indemnified shall have unreasonably failed to enter into a settlement thereof offered or assented to by the opposing party or parties in such action, suit or proceeding, then, notwithstanding any other provision of this Article X, the indemnification obligation of the Corporation to such person in connection with such action, suit or proceeding shall not exceed the total of the amount at which settlement could have been made and the expenses incurred by or on behalf of such person prior to the time such settlement could reasonably have been effected.

  SECTION 9. OTHER RIGHTS; CONTINUATION OF RIGHT TO INDEMNIFICATION; INDIVIDUAL CONTRACTS. The indemnification and advancement of costs, charges and expenses provided by or granted pursuant to this Article X shall not be deemed exclusive of any other rights to which those persons seeking indemnification or advancement of costs, charges and expenses may be entitled under law (common or statutory) or any Bylaw, agreement, policy of indemnification insurance or vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the legatees, heirs, distributees, executors and administrators of such person. Nothing contained in this Article X shall be deemed to prohibit the Corporation from entering into, and the Corporation is specifically authorized to enter into, agreements with directors, officers, employees and agents providing indemnification rights and procedures different from those set forth herein. All rights to indemnification under this Article X shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves or served in such capacity at any time while this Article X is in effect.

  SECTION 10. SAVINGS CLAUSE. If this Article X or any portion shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify each director or officer, and may indemnify each employee or agent, of the Corporation as to any costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation), to the full extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the full extent permitted by applicable law.

  SECTION 11. INSURANCE. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation against any costs, charges or expenses, liability or loss incurred by such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such costs, charges or expenses, liability or loss under the Certificate of Incorporation or applicable law; provided, however, that such insurance is available on acceptable terms as determined by a vote of a majority of the Board. To the extent that any director, officer, employee or agent is reimbursed by an insurance company under an indemnification insurance policy for any costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the fullest extent permitted by any applicable portion of this Article X, the Bylaws, any agreement, the policy of indemnification insurance or otherwise, the Corporation shall not be obligated to reimburse the person to be indemnified in connection with such proceeding.

  SECTION 12. DEFINITIONS. For purposes of this Article X, the following terms shall have the following meanings:

    (a) "The Corporation" shall include any constituent corporation or entity (including any constituent of a constituent) absorbed by way of an acquisition, consolidation, merger or otherwise, which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation or entity, or is or was serving at the written request of such constituent corporation or entity as a director or officer of another corporation, entity, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article X with respect to the resulting or surviving corporation or entity as he would have with respect to such constituent corporation or entity if its separate existence had continued;

    (b) "Other enterprises" shall including employee benefit plans, including, but not limited to, any employee benefit plan of the Corporation;

    (c) "Director or officer" of the Corporation shall include any director, officer, partner or trustee who is or was or has agreed to serve at the request of the Corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise;

    (d) "Serving at the request of the Corporation" shall include any service that imposes duties on, or involves services by a director, officer, employee or agent of the Corporation with respect to an employee benefit plan, its participants or beneficiaries, including acting as a fiduciary thereof;

    (e) "Fines" shall include any penalties and any excise or similar taxes assessed on a person with respect to an employee benefit plan;

    (f) To the fullest extent permitted by law, a person shall be deemed to have acted in "good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful," if his or her action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him or her by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise; and

    (g) A person shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation," as referred to in Sections 1 and 2 of this Article X, if such person acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan.

  SECTION 13. SUBSEQUENT AMENDMENT AND SUBSEQUENT LEGISLATION. Neither the amendment, termination or repeal of this Article X or of relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation or of any statute inconsistent with this Article X shall eliminate, affect or diminish in any way the rights of any director, officer, employee or agent of the Corporation to indemnification under the provisions of this Article X with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

  If the General Corporation Law of the State of Delaware is amended to expand further the indemnification permitted to directors and officers of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

  (A) LIST OF EXHIBITS.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     2.1     Agreement and Plan of Merger, dated as of July 18, 1998, by and between Dime Community Bancshares, Inc. and Financial Bancorp,
             Inc. (included as Appendix A to the Joint Proxy
             Statement-Prospectus)*
     4.1     Certificate of Incorporation of Dime Community Bancshares, Inc.(1)
     4.2     Bylaws of Dime Community Bancshares, Inc.(1)
     4.3     Specimen Stock Certificate of Dime Community Bancshares, Inc.(1)
     4.4     Certificate of Designations, Preferences and Rights of Series A
             Junior Participating Preferred Stock(2)
     4.5     Rights Agreement, dated April 9, 1998, between Dime Community
             Bancshares, Inc. and ChaseMellon Shareholder Services, L.L.C., as
             Rights Agent(2)
     4.6     Form of Rights Certificate(2)
     5.1     Opinion of Thacher Proffitt & Wood regarding legality*
     8.1     Opinion of Thacher Proffitt & Wood regarding tax matters*
    10.1     Stock Option Agreement, dated July 18, 1998, by and between Dime
             Community Bancshares, Inc. and Financial Bancorp, Inc. (included as Appendix B to the Joint Proxy Statement-Prospectus)*
    23.1     Consent of Deloitte & Touche, LLP, Independent Auditors for Dime
             Community Bancshares, Inc.*
    23.2     Consent of Radics & Co., LLC, Independent Auditors for Financial
             Bancorp, Inc.*
    23.3     Consent of Thacher Proffitt & Wood (included in Exhibits 5.1 and
             8.1)*
    23.4     Consent of Sandler O'Neill & Partners, L.P.*
    24.1     Powers of Attorney (included in the signature page of this
             Registration Statement)*

--------
 *Filed herewith.
(1) Incorporated by reference to DCB's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, filed with the Securities and Exchange Commission on September 28, 1998.
(2) Incorporated by reference to DCB's Current Report on Form 8-K, dated April 9, 1998, filed with the Securities and Exchange Commission on April 16, 1998.

  (B) FINANCIAL STATEMENT SCHEDULES.

  All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

  (C) REPORTS, OPINIONS OR APPRAISALS OF OUTSIDE PARTIES.

  The opinion of Sandler O'Neill is included as Appendix C to the Joint Proxy Statement-Prospectus.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (B) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
        Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to
        Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (C) To respond to requests for information that is incorporated by reference into the Joint Proxy Statement-Prospectus pursuant to
        Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (D) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (E) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (F) That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brooklyn, State of New York on November 2, 1998.

                                          Dime Community Bancshares, Inc.

                                          By: /s/ Vincent F. Palagiano
                                            -----------------------------------
                                             VINCENT F. PALAGIANO CHAIRMAN OF
                                             THE BOARD AND CHIEF EXECUTIVE
                                             OFFICER

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth J. Mahon as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Form S-4 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                          NAME                                 DATE
                          ----                                 ----
      /s/ Vincent F. Palagiano                           November 2, 1998
     ------------------------------
      VINCENT F. PALAGIANO
      CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
      OFFICER AND DIRECTOR

      /s/ Michael P. Devine                              November 2, 1998
     ------------------------------
      MICHAEL P. DEVINE
      PRESIDENT AND CHIEF OPERATING OFFICER AND
      DIRECTOR

      /s/ Kenneth J. Mahon                               November 2, 1998
     ------------------------------
      KENNETH J. MAHON
      EXECUTIVE VICE PRESIDENT AND
      CHIEF FINANCIAL OFFICER AND DIRECTOR

      /s/ Timothy B. King                                November 2, 1998
     -------------------------------
      TIMOTHY B. KING
      FIRST VICE PRESIDENT AND TREASURER

      /s/ Michael Pucella                                November 2, 1998
     -------------------------------
      MICHAEL PUCELLA
      FIRST VICE PRESIDENT AND COMPTROLLER

      /s/ Anthony Bergamo                                November 2, 1998
     -------------------------------
      ANTHONY BERGAMO
      DIRECTOR

                          NAME                                 DATE
                          ----                                 ----
      /s/ George L. Clark, Jr.                           November 2, 1998
     -----------------------------
      GEORGE L. CLARK, JR.
      DIRECTOR

      /s/ Steven D. Cohn                                 November 2, 1998
     -----------------------------
      STEVEN D. COHN
      DIRECTOR

      /s/ Patrick E. Curtin                              November 2, 1998
     -----------------------------
      PATRICK E. CURTIN
      DIRECTOR

      /s/ Joseph H. Farrell                              November 2, 1998
     -----------------------------
      JOSEPH H. FARRELL
      DIRECTOR

      /s/ Fred P. Fehrenbach                             November 2, 1998
     -----------------------------
      FRED P. FEHRENBACH
      DIRECTOR

      /s/ John J. Flynn                                  November 2, 1998
     -----------------------------
      JOHN J. FLYNN
      DIRECTOR

      /s/ Malcolm T. Kitson                              November 2, 1998
     -----------------------------
      MALCOM T. KITSON
      DIRECTOR

      /s/ Stanley Meisels                                November 2, 1998
     -----------------------------
      STANLEY MEISELS
      DIRECTOR

      /s/ Louis V. Varone                                November 2, 1998
     -----------------------------
      LOUIS V. VARONE
      DIRECTOR

                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     2.1     Agreement and Plan of Merger, dated as of July 18, 1998, by and between Dime Community Bancshares, Inc. and Financial Bancorp,
             Inc. (included as Appendix A to the Joint Proxy Statement-
             Prospectus)*
     4.1     Certificate of Incorporation of Dime Community Bancshares, Inc.(1)
     4.2     Bylaws of Dime Community Bancshares, Inc.(1)
     4.3     Specimen Stock Certificate of Dime Community Bancshares, Inc.(1)
     4.4     Certificate of Designations, Preferences and Rights of Series A
             Junior Participating Preferred Stock(2)
     4.5     Rights Agreement, dated April 9, 1998, between Dime Community
             Bancshares, Inc. and ChaseMellon Shareholder Services, L.L.C., as
             Rights Agent(2)
     4.6     Form of Rights Certificate(2)
     5.1     Opinion of Thacher Proffitt & Wood regarding legality*
     8.1     Opinion of Thacher Proffitt & Wood regarding tax matters*
    10.1     Stock Option Agreement, dated July 18, 1998, by and between Dime
             Community Bancshares, Inc. and Financial Bancorp, Inc. (included as Appendix B to the Joint Proxy Statement-Prospectus)*
    23.1     Consent of Deloitte & Touche, LLP, Independent Auditors for Dime
             Community Bancshares, Inc.*
    23.2     Consent of Radics & Co., LLC, Independent Auditors for Financial
             Bancorp, Inc.*
    23.3     Consent of Thacher Proffitt & Wood (included in Exhibits 5.1 and
             8.1)*
    23.4     Consent of Sandler O'Neill & Partners, L.P.*
    24.1     Powers of Attorney (included in the signature page of this
             Registration Statement)*
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 *Filed herewith.
(1) Incorporated by reference to DCB's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, filed with the Securities and Exchange
    Commission on September 28, 1998.
(2) Incorporated by reference to DCB's Current Report on Form 8-K, dated April
    9, 1998, filed with the Securities and Exchange Commission on April 16,
    1998.